AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998
                                                 REGISTRATION NO. 333-12755
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1
                                    TO
                                 FORM SB-2
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                                ----------

                        ENERGY SEARCH, INCORPORATED
              (Name of Small Business Issuer in Its Charter)

           TENNESSEE                  1381                62-1423071
    (State or Other Juris-       (Primary Standard     (I.R.S. Employer
   diction of Incorporation     Industrial Classifi-    Identification
       or Organization)        cation Code Number)          No.)

---------------------------------------------------------------------------
                      280 FORT SANDERS WEST BOULEVARD
                                 SUITE 200
                        KNOXVILLE, TENNESSEE 37922
                              (423) 531-6562

       (Address and Telephone Number of Principal Executive Offices)
                                -----------

                             RICHARD S. COOPER
                                 PRESIDENT
                        ENERGY SEARCH, INCORPORATED
                      280 FORT SANDERS WEST BOULEVARD
                                 SUITE 200
                        KNOXVILLE, TENNESSEE 37922
                              (423) 531-6562
         (Name, address, including zip code, and telephone number,
         including area code, of Registrant's agent for service)

COPIES OF COMMUNICATION TO:

        PATRICK R. SUGHROUE, ESP.             STEPHEN C. WATERBURY, ESQ.
        PATRICK R. SUGHROUE, P.C.             WARNER NORCROSS & JUDD LLP
        3777 SPARKS DRIVE                     111 LYON STREET, N.W.
        SUITE 130                             GRAND RAPIDS, MICHIGAN 49503
        GRAND RAPIDS, MICHIGAN 49546          (616) 742-2137
        (616) 940-3592

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]_____________________________

If this Form is post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] #333 - 12755

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL
THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT, MAY DETERMINE.

                             TABLE OF CONTENTS

HEADING                                                                PAGE


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . 20

BUSINESS AND PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . 28

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

PRINCIPAL STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . 53

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . . 55

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . 57

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 60

GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . F-1

PROSPECTUS
                     [ENERGY SEARCH INCORPORATED LOGO]


                   1,000,000 SHARES OF COMMON STOCK AND
             REDEEMABLE SERIES A COMMON STOCK PURCHASE WARRANT

PURPOSES OF POST-EFFECTIVE AMENDMENT NO.1 TO THE REGISTRATION STATEMENT

     (1) To make information in the Prospectus current based on activities of Energy Search and events since the IPO; and

     (2) To modify the terms of the Series A Warrants by providing a limited exercise window (the "Limited Exercise Window") during which Series A Warrant holders may exercise their Series A
          Warrants for a reduced exercise price.  The Limited Exercise
          Window will begin three (3) days after the effective date of this Post-Effective Amendment No.1 to the Registration Statement and will continue for one year from such effective date. For the first 90 days of the Limited Exercise Window, the exercise price shall be $5.00 per warrant share. For the duration of the Limited Exercise Window, the exercise price shall be $6.00 per warrant share. At the end of the Limited Exercise Window, the exercise price of the Series A Warrants will return to the applicable adjusted exercise price for the remaining term of the Series A Warrant.

On January 30, 1997, we completed our initial public offering ("IPO") of 1,000,000 Units at $8.00 per Unit. The following securities were part of the offering:

     UNITS - Each Unit consisted of one share of common stock, no par value per share, and one Redeemable Series A Common Stock Purchase Warrant ("Series A Warrant") pursuant to a Prospectus dated January 24, 1997. These Units are no longer in existence. The common stock and warrants are now traded separately.

     SERIES A WARRANTS - Each Series A Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $9.60 per warrant share at any time commencing on February 28, 1998 until January 30, 2002, unless earlier redeemed. The exercise price of the Series A Warrant is subject to automatic adjustment in the event Energy Search issues additional shares of common stock. Based on additional issuances by Energy Search of its common stock since the IPO, the current adjusted exercise price of the Series A Warrant is $8.83 per share. The Series A Warrants are subject to redemption by Energy Search at a price of $0.05 per warrant at any time commencing

     July 24, 1998, on thirty (30) days prior written notice, provided that the closing sale price per share for the common stock has equaled or exceeded $16.00 per share for twenty (20) consecutive trading days within the thirty (30) day period immediately preceding such notice.

     REPRESENTATIVE WARRANTS - We agreed to sell to the underwriters in the IPO (the "Representatives") warrants to purchase 100,000 Units at $10.00 per Unit exercisable for four years commencing January 24, 1998.

             SECURITY          NASDAQ SMALLCAP       BOSTON STOCK
          TRADING SYMBOLS          MARKET              EXCHANGE
           Common Stock            EGAS                  EYS
             Series A              EGASW               EYS.WS.A
             Warrants

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 11. NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEIDIGER/TUCKER/BRUNER, INC.                    NATIONAL SECURITIES CORPORATION
   THE DATE OF THIS POST-EFFECTIVE AMENDMENT NO.1 TO PROSPECTUS IS
                           DECEMBER 30, 1998.

                          PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. INVESTORS A SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS." CERTAIN TERMS RELATING TO THE OIL AND GAS BUSINESS ARE DEFINED IN THE SECTION CAPTIONED "GLOSSARY OF TERMS."

                               INTRODUCTION

     On January 24, 1997, Energy Search, Incorporated's ("Energy Search" or the "Company") Form SB-2 registration statement for our initial public offering ("IPO") of common stock and Series A common stock purchase warrants ("Series A Warrants") was declared effective by the United States Securities and Exchange Commission ("SEC"). The IPO was completed by January 30, 1997 at which time all of the securities covered by the registration statement were sold. The managing underwriters (referred to as the "Representatives") were Neidiger/Tucker/Bruner, Inc. and National Securities Corporation. The securities offered and sold in the IPO were Units comprised of one share of common stock and one Series A Warrant.

PURPOSES OF POST-EFFECTIVE AMENDMENT NO.1 TO THE REGISTRATION STATEMENT

     (1) To make information in the Prospectus current based on activities of Energy Search and events since the IPO; and

     (2) To modify the terms of the Series A Warrants by providing a limited exercise window ("Limited Exercise Window") during which Series A Warrant holders may exercise their Series A Warrants for a reduced exercise price. The Limited Exercise Window will begin three (3) days after this Post-Effective Amendment No.1 to the Registration Statement is declared effective by the SEC and will continue for one year from such effective date. For the first 90 days of the Limited Exercise Window, the exercise price shall be $5.00 per warrant share. For the duration of the Limited Exercise Window, the exercise price shall be $6.00 per warrant share. At the end of this Limited Exercise Window, the exercise price of the Series A Warrants will return to $9.60 per Warrant Share for the remaining term of the Series A Warrants.

                                THE COMPANY

     We are an independent oil and natural gas company engaged in the exploration, development, production and acquisition of domestic oil and natural gas properties primarily in the Appalachian Basin region of the eastern United States. The Company's emphasis is on natural gas production with approximately 90% of its production being from natural gas. Starting in January 1997, we shifted our focus from drilling primarily for limited partnerships which we sponsored ("Affiliated Drilling Partnerships") to developing reserves for our own account. Our growth is anticipated to be driven by development, exploitation and controlled exploration drilling on our existing properties and the continuation of our acquisition strategy in the Appalachian Basin region. We drill primarily development wells and, on occasion, exploratory wells, exclusively in the Appalachian Basin region. The Appalachian Basin is characterized by shallow natural gas formations, which historically have provided highly predictable drilling success rates. Natural gas from this area typically has commanded a premium price relative to natural gas produced in areas such as the Gulf Coast and Mid-Continent regions of the United States because wells drilled in the Appalachian Basin are closer to the large demand centers in the northeastern United States. At present, our activities are primarily in southeastern Ohio and central and western West Virginia.

     We were organized as a Tennessee corporation in 1990. We were formed by a three-member management team with energy, financial, legal and transactional experience. Since our formation, we have developed a qualified team of geologists, petroleum engineers and land managers. Prior to 1997, substantially all of our oil and natural gas wells were drilled in joint ventures with Affiliated Drilling Partnerships which we sponsored and managed. Over $40,000,000 in investor capital was raised for these Affiliated Drilling Partnerships primarily by our affiliate, Equity Financial Corporation ("EFC"), a member of the National Association of Securities Dealers, Inc. ("NASD"). In 1997, Energy Search acquired EFC. The Affiliated Drilling Partnerships participated primarily in development drilling in Washington, Athens and Meigs Counties, Ohio. In 1998, we have sponsored only one small Affiliated Drilling Partnership which, as of November 30, 1998, has been capitalized with approximately $120,000 in investor capital.

     Energy Search also operates approximately 92 miles of gas gathering systems servicing our primary areas of natural gas operations. Approximately 60 miles of our gas gathering system is owned by a Tennessee limited partnership affiliated with us (the "Pipeline Operating Partnership.") We are the managing general partner of the Pipeline Operating Partnership and we own a 28.74% general partner interest in it. The Pipeline Operating Partnership has a single limited partner which is another Tennessee limited partnership affiliated with us (the "Pipeline Income Partnership") for which we also serve as managing general partner. Capital was raised from limited partner investors in the Pipeline Income Partnership by EFC in a private offering conducted in 1992 and 1993.

     From January of 1997 through November 30, 1998, we have drilled 47 net wells for our own account and 9 (net) wells in joint ventures with Affiliated Drilling Partnerships. We have drilled 3 dry holes since

January of 1997. All wells have been successfully completed and are currently operated by Energy Search. 24 of the wells drilled and completed since January 1997 are located in southeastern Ohio and 32 are in West Virginia.

RECENT ACQUISITIONS BY ENERGY SEARCH

     Since July of 1996, we have completed a number of significant oil and gas property acquisitions. These acquisitions were funded either by the sale of Energy Search common stock in the IPO or subsequent private offerings or from bank loans.

     - The first transaction was the pre-IPO acquisition in July of 1996 of approximately 17,000 mostly contiguous leasehold acres in Raleigh County, West Virginia (the "Beaver Lease") at a cost of $170,000. We have subsequently added approximately 30,000 leasehold acres to our inventory in this area. Since completion of the IPO and through November 30, 1998, we have drilled 31 wells on the Beaver Lease and contiguous acreage. We plan to continue drilling the Beaver Lease for our own account and to attempt to exploit similar opportunities in the area.

     - In November of 1997, we acquired from Lomak Corporation approximately 9,000 acres of oil and natural gas properties located in southeastern Ohio and western West Virginia at a cost of $1,250,000. The purchase included 192 wells, equipment, a 10-mile, 6-inch gas gathering pipeline system and a compression facility. Since the acquisition, we have begun remediating and increasing production on existing wells. We have also drilled and successfully completed 2 wells on this property.

     - In May of 1998, we acquired approximately 24,000 leasehold acres in Raleigh County, West Virginia to develop coalbed methane gas. Since May of 1998, we have acquired approximately 8,000 additional coalbed methane leasehold acres. The initial aggregate acquisition cost of these coalbed methane leasehold interests was approximately $167,000. These leases contain certain drilling commitments. Our coalbed methane leases are located near other coalbed methane properties in southwestern West Virginia currently being developed by other companies.

     - In June of 1998, we acquired 56 oil and natural gas wells, associated leasehold interests and equipment from Viking Resources Corporation at a cost of $1,750,000. Since this acquisition, we have begun remediating and increasing production from existing wells. We believe these wells have additional enhancement potential, as well as unexploited uphole reserves.

     - In a transaction completed in approximately June of 1998, we acquired from nine individuals, certain working interest and overriding royalty interest in various oil and natural gas wells previously drilled by Energy Search in joint venture with Affiliated Drilling Partnerships. All the wells involved are operated by Energy Search. As consideration for these purchases, we issued 10,114 shares of our common stock and paid $121,543 in cash. Sellers were given an option to take either stock or cash based upon a predetermined formula.

     - In a transaction completed in September of 1998, we acquired from our earliest five Affiliated Drilling Partnerships all their working interests in various oil and natural gas wells jointly owned and operated with Energy Search. Since these purchases, the five Affiliated Drilling Partnerships have been liquidated and dissolved. As consideration for these purchases, we issued 221,453 shares of common stock and paid $507,193 in cash. Individual limited partners in each of the Affiliated Drilling Partnership voted to approve the transaction and were given the option to take either stock or cash as a liquidating distribution.

     Energy Search's business plan currently anticipates drilling an average of approximately 25 to 50 wells per year over the next five years with net cash flow, proceeds of future equity offerings, incurring of additional limited long-term debt, and, on a limited basis, proceeds of future Affiliated Drilling Partnerships. We plan to continue drilling, development and strategic acquisition activities primarily for our own account which should enable us to expand our activities and operations. We believe our business plan will result in the continued growth of our proved natural gas and oil reserves, net cash flow and, ultimately, shareholder
value.   Our future success, however, cannot be guaranteed.  Our activities and operations will be subject to numerous risks described below in "Risk Factors."

RECENT FINANCINGS BY ENERGY SEARCH

     In January 1997, we closed our initial public offering ("IPO") of 1,000,000 units (the "Units") each comprised of one share of common stock and one Series A Warrant. The Units were sold at $8.00 per unit (with attributed values of $6.50 per share of stock, $1.50 per warrant) in a firm underwriting. The net proceeds from the IPO were approximately $6,500,000. We utilized the IPO net proceeds primarily to explore for, acquire and develop natural gas and oil reserves.

     In October 1997, we completed the private placement of 749,961 shares of common stock at $7.00 per share. The total offering proceeds were approximately $5,250,000 and the net proceeds, after selling commissions and expenses of the offering, were approximately $4,630,000. We used the funds raised in this offering for the continued development of our Beaver Lease in West Virginia and our Churchtown field in southeastern Ohio.

     On December 18, 1998, we closed the private placement sale of 175,545 shares of 9% redeemable convertible preferred stock at an issue price $5.50 per share. As a result of this transaction, we raised approximately $888,250, net sales commissions.

ADDRESS AND TELEPHONE NUMBER

     Our principal executive offices are located at 280 Fort Sanders West Blvd., Suite 200, Knoxville, Tennessee 37922. Our telephone number at that location is (800) 551-5810.

                              THE OFFERING

Securities Offered and Sold in     1,000,000 Units were sold, each
the IPO . . . . . . . . . . . . .  Unit consisting of one share of
                                   Common Stock and one Series A
                                   Warrant.

Terms of the Series A Warrants  .  Each Series A Warrant entitles the holder thereof to purchase one
                                   share of common stock. The Series A
                                   Warrants are exercisable starting
                                   February 28, 1998 until January 30,
                                   2002, unless earlier redeemed by
                                   Energy Search, for one share of
                                   common stock each, at an exercise
                                   price $9.60 per Warrant Share.  The
                                   exercise price of the Series A
                                   Warrant is subject to automatic
                                   adjustment in the event Energy
                                   Search issues additional shares of
                                   common stock.  Based on additional
                                   issuance by Energy Search of its
                                   common stock since the IPO, the
                                   current adjusted exercise price of
                                   the Series A Warrant is $8.83 per
                                   warrant share.  However, during the
                                   Limited Exercise Window, the Series
                                   A Warrant holders may exercise
                                   their Series A Warrants for a
                                   reduced exercise price.  The
                                   Limited Exercise Window will begin
                                   three (3) days after this Post-
                                   Effective Amendment No.1 to the
                                   Registration Statement is declared
                                   effective by the SEC and will
                                   continue for one year from such
                                   effective date.  For the first 90
                                   days of the Limited Exercise
                                   Window, the exercise price shall be
                                   $5.00 per warrant share.  For the
                                   duration of the Limited Exercise
                                   Window, the exercise price shall be
                                   $6.00 per warrant share.   At the
                                   end of this Limited Exercise
                                   Window, the exercise price of the
                                   Series A Warrants will return to
                                   the applicable adjusted exercise
                                   price for the remaining term of the

                                   Series A Warrants.  The Series A
                                   Warrants are redeemable by Energy
                                   Search at $0.05 per warrant on
                                   thirty (30) days prior written
                                   notice provided that the closing
                                   sale price per share for the common
                                   stock has equaled or exceeded
                                   $16.00 for twenty (20) consecutive
                                   trading days within the thirty
                                   (30)-day period immediately
                                   preceding the notice.

Common Stock Outstanding . . . . . As of September 30, 1998, there were
                                   4,005,308 shares of Energy Search common stock outstanding and 36,000 shares of preferred stock outstanding. As of the date of this Prospectus, there were 4,017,308 shares of common stock outstanding and 175,545 shares of preferred stock outstanding. The outstanding shares of common stock do NOT include:

                                   (a) 1,200,000 shares of common stock
                                       issuable upon the exercise of
                                       outstanding Series A Warrants and
                                       Representatives Warrants;
                                   (b) 74,996 shares of common stock
                                       issuable upon the exercise of
                                       outstanding participating selling
                                       agent warrants with an exercise
                                       price of $7.00 per share;
                                   (c) 65,150 shares issuable upon
                                       exercise of outstanding general
                                       private common stock warrants with
                                       exercise prices varying from $4.50
                                       to $8.00 per share;
                                   (d) 450,000 shares issuable upon
                                       exercise of executive officer
                                       common stock purchase warrants with
                                       an exercise price ranging from $4.50
                                       to $8.00 per share;
                                   (e) 10,000 shares of common stock
                                       issuable to current outside
                                       directors pursuant to options
                                       issued to them as part of Energy
                                       Search's program for compensating
                                       outside directors with an exercise
                                       price of $4.50 per share.

                                       See "Management -- Executive
                                       Compensation," and "Principal
                                       Stockholders."

Use of Proceeds of the IPO . . . . Underwriting discounts and commissions were
                                   $800,000. Expenses paid to or for the
                                   underwriters were $232,938. Other expenses of the IPO amounted to $465,571. Total expenses of the IPO were $1,498,509. The net IPO offering proceeds to Energy Search after offering expenses were $6,501,491, which total was applied as follows:
                                   $5,267,492 to explore for, acquire and
                                   develop natural gas and oil reserves;
                                   $912,500 for working capital; $261,750 for repayment of certain indebtedness to officers of Energy Search; and $59,749 for payment of accrued dividends to former Class A preferred shareholders of Energy Search whose preferred stock converted to common stock upon consummation of the IPO.

Risk Factors . . . . . . . . . . . An investment in Energy Search's common stock is speculative and involves a high degree of risk. Energy Search common stock should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Boston Stock Exchange Symbols
     Units*. . . . . . . . . . . . "EYS.U"
     Common Stock. . . . . . . . . "EYS"
     Series A Warrants . . . . . . "EYS.WS.A"

Nasdaq Small-Cap Market Symbols

     Units*. . . . . . . . . . . . "EGASU"
     Common Stock. . . . . . . . . "EGAS"
     Series A Warrants . . . . . . "EGASW"

*No longer in existence

            SUMMARY NATURAL GAS AND OIL RESERVE INFORMATION

     Energy Search oil and natural gas reserves are located in Ohio and West Virginia. Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed oil and natural gas reserves are proved reserves that can be expected to be recovered through existing wells using existing equipment and operating methods. Proved undeveloped reserves are proved reserves expected to be recovered from new wells on undrilled acreage, or from existing wells at depths below the present bottom of the wells.

     The following tables summarize information with respect to the estimated net proved oil and natural gas reserves as reviewed, evaluated and certified by the independent engineers and/or a geologist attributable to Energy Search's interests in oil and natural gas properties as of December 31, 1997, 1996 and 1995. The substantial difference in total proved reserves of our natural gas from 1996 to 1997 is primarily due to the acquisition and development of our Beaver Lease in central West Virginia and the Simmons Field in Ohio and West Virginia. The year-end reserve reports for December 31, 1996 and December 31, 1995 were prepared by Kim A. Walbe, independent certified geologist. After our IPO, Mr. Walbe became a director of Energy Search. The year-end reserve report for December 31, 1997 was prepared by Wright & Company, Inc., independent certified petroleum engineers.

     The oil and natural gas reserve amounts in the following tables represent well interests and reserves directly owned 100% by Energy Search. While Energy Search and Affiliated Drilling Partnerships may each own separate percentages of the entire working interest in certain wells, their respective percentage ownership is separate and direct. No reserves shown below as owned by Energy Search are owned indirectly through any Affiliated Drilling Partnership.

              TOTAL ESTIMATED NET RESERVE QUANTITIES

                                                      AT DECEMBER 31,
                                                1997        1996      1995
                                               ------      ------    ------
 COMPANY - TOTAL
     Total Proved Reserves:<F1>
   Oil (Bbls)                                    23,624      16,736     22,340
   Natural Gas (Mcf)                         30,609,977  15,692,300  3,564,527
   Equivalent Bbls (BOE)<F2>                  5,125,287   2,632,119    616,428
   Equivalent Mcf (Mcfe)<F2>                 30,751,721  15,892,716  3,698,567

                                     11

Total Proved Undeveloped Reserves:<F1>
   Oil (Bbls)                                        --          11     10,616
   Natural Gas (Mcf)<F2>                     19,417,960  14,543,536  2,305,073
   Equivalent Bbls (BOE)<F2>                  3,236,327   2,423,934    394,795
   Equivalent Mcf (Mcfe)<F2>                 19,417,960  14,543,602  2,368,769

Total Proved Developed Reserves:<F1>
   Oil (Bbls)                                    23,624      16,725     11,724
   Natural Gas (Mcf)                         11,192,017   1,148,764  1,259,454
   Equivalent Bbls (BOE)<F2>                  1,888,960     208,186    221,633
   Equivalent Mcf (Mcfe)<F2>                 11,333,761   1,249,114  1,329,798

__________________________
<F1> Reserves are net to Energy Search's interest.  Applicable royalties have been deducted from these volumes.
<F2> After conversion on the basis of 6.0 Mcf of natural gas to 1.0 barrel of crude oil.

DISCOUNTED PRESENT VALUE OF FUTURE NET REVENUES

     The following tables represent the estimated future net revenues and the present value of the future estimated net reserves discounted at a rate of 10% per year from the proved developed producing, proved developed non-producing and proved undeveloped reserves of Energy Search as of December 31, 1997, 1996 and 1995, respectively.

     With respect to the tables below, the Estimated Discounted Present Value Future Net Cash Flows from Proved Oil and Gas Reserves is computed assuming a constant price of $3.45 per Mcf. For the fiscal year ended December 31, 1997, gross natural gas prices received by us for our natural gas ranged from $2.23 to $5.04 per Mcf before royalties and gathering and transportation costs.

          ESTIMATED DISCOUNTED PRESENT VALUE OF FUTURE NET CASH FLOWS
                  FROM PROVED OIL AND NATURAL GAS RESERVES
                                                         AT DECEMBER 31,
                                                1997           1996            1995
                                             -----------    -----------     ----------
COMPANY - TOTAL
      Proved Developed Producing
       Oil (Bbl)                                  23,624         13,859          7,798
       Natural Gas (Mcf)                       7,475,526        943,584        969,573
      Proved Developed Non-Producing
       Oil (Bbl)                                      --          2,866          3,926
       Natural Gas (Mcf)                       3,716,491        205,180        289,881

                                     12

      Proved Undeveloped
       Oil (Bbl)                                      --             11         10,616
       Natural Gas (Mcf)                      19,417,960     14,543,536      2,305,073

      Estimated Future Net Cash Flows
         Before Income Taxes
       Proved Producing                      $20,212,160    $ 2,356,125     $2,080,061
       Proved Non-Producing                    9,575,898        362,073        461,001
       Proved Undeveloped                     41,354,112     33,605,186      2,707,583
                                             -----------    -----------     ----------
      Total                                  $71,142,170    $36,323,384     $5,248,645
                                             ===========    ===========     ==========

      Estimated Future Net Cash Flows
         Before Income Taxes Discounted
         at 10%
       Proved Producing                      $ 9,703,797    $ 1,434,504     $1,203,549
       Proved Non-Producing                    4,748,113        227,129        279,747
       Proved Undeveloped                     17,909,290     19,665,164      1,237,353
                                             -----------    -----------     ----------

      Total                                  $32,361,200    $21,326,797     $2,720,649
                                             ===========    ===========     ==========

     For additional information concerning the discounted future net cash flows to be derived from our reserves, see the Supplemental Information to Consolidated Financial Statements incorporated herein.

     In accordance with applicable requirements of the SEC, estimates of Energy Search's proved reserves and future cash flows are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). Estimated quantities of proved reserves and future cash flows therefrom are affected by natural gas and oil prices, which have fluctuated widely in recent years.

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents estimates only. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Reserve engineering and evaluation is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers and geologists often vary. In addition, estimates of reserves are subject to revision by the results of drilling, testing and production subsequent to the date of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. While we believe that reserve estimates presented in this Prospectus are reasonable, the estimates should be viewed with the understanding that subsequent reservoir performance, the timing and success of future development drilling and changes in pricing structure or market demand will affect the reserve estimates.

     In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent we acquire properties containing proven reserves or conduct successful exploration and development activities, or both, our proven reserves will decline as reserves are produced. Our future oil and natural gas production is, therefore, highly dependent upon our level of success in acquiring or developing additional reserves.

SUMMARY FINANCIAL INFORMATION

     The following summary of historical consolidated financial information of Energy Search for the years ended December 31, 1996 and 1997 has been derived from our audited Consolidated Financial Statements and the notes thereto contained in the Annual Report on form 10-KSB filed with the SEC for the fiscal year ended December 31, 1997. The data presented for the nine months ended September 30, 1998 is derived from our unaudited Consolidated Financial Statements and the notes thereto contained in the Quarterly Report on Form 10-QSB filed with the SEC for the quarterly period ended September 30, 1998.

                                       NINE MONTHS ENDED    FISCAL YEAR ENDED
                                      SEPTEMBER 30, 1998,      DECEMBER 31,
                                          (UNAUDITED)           (AUDITED)
                                      -------------------   -----------------
($000s)                                       1998           1997       1996
                                      -------------------   -------- --------
INCOME STATEMENT DATA:
Revenue:
  Oil and gas                             $     1,970     $    799   $     289
  Turnkey (net)                                    77          476         882
  Other                                           647          958         271
                                          -----------     --------   ---------
Total revenue                                   2,694        2,233       1,442


Expenses:
  Production                                      515          274         171
  Exploration                                     147           77         242
  Depletion, depreciation and
    amortization                                  769          557         375
  Sales, general and administrative             1,014        1,816       1,280
                                          -----------     --------   ---------
Total expenses                                  2,445        2,724       2,068
                                          -----------     --------   ---------
  Operating income (loss)                         249         (491)       (626)

Interest and other income (expense)              (282)         (58)       (396)
Income tax benefit                                 10          182         417
Extraordinary item                                  0            0         (79)
                                          -----------     --------   ---------
  Net income (loss)                      ($        23)        (367)       (684)
                                          ===========     ========   =========
Net Income (Loss) per Common Share       ($      0.01)      ($0.14) ($    0.67)

Weighted Average Shares Outstanding             3,807        2,996       1,108
                                     15

CASH FLOW DATA:
 Net cash provided (used in) operating
    activities                                    603       (1,703)       (897)
 Net cash provided (used in) investing
    activities                                ($8,916)   ($  7,117) ($   1,172)
 Net cash provided (used in) by
    financing activities                        6,232       11,022       2,014

BALANCE SHEET DATA:
  Working Capital                         $         4     $  1,283  ($   2,601)
  Total assets                            $    23,919     $ 16,121   $   6,668
  Long-Term debt                          $     6,857     $    137   $     155
  Total debt                              $     6,888     $    817   $   1,127

  Shareholders' equity                    $    15,908     $ 13,946   $   3,173

                               RISK FACTORS

     AN INVESTMENT IN ENERGY SEARCH COMMON STOCK OR SERIES A WARRANTS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

RISKS ASSOCIATED WITH ENERGY SEARCH

     DEVELOPMENT OF ADDITIONAL RESERVES. Our future success depends upon our ability to find or acquire additional natural gas and oil reserves that are economically recoverable. Except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, the proved reserves of Energy Search will generally decline as reserves are produced. There can be no assurance that we will be able to discover and exploit additional commercial quantities of oil and gas, or that we will have success drilling productive wells or acquiring underdeveloped properties at low finding costs.

     NEED FOR ADDITIONAL FINANCING. Development of our oil and gas properties and execution of our business plan may require capital resources greater than those currently available to us. Current arrangements for additional sources of capital include our working capital revolving line of credit with Bank One, Texas, NA (the "Bank One Credit Facility"), our recent sale of 175,545 shares of 9% redeemable convertible preferred stock, and the offering of interests in the 1998 Affiliated Drilling Partnership. Furthermore, we believe that reducing the exercise price of Series A Warrants during the Limited Exercise Window may induce holders of Series A Warrants to exercise their warrants, thereby bringing additional capital to the Company. There can be no assurance that these, or any other, sources of capital will be available to us on acceptable terms, or at all, in the future. The inability to obtain additional financing would have a material adverse effect on Energy Search, including requiring us to curtail significantly or farm-out development of our oil and natural gas properties. Any additional financing may involve dilution to our existing shareholders.

     DEPENDENCE ON KEY PERSONNEL.    The success of Energy Search depends
to a large extent on the abilities and continued participation of certain key employees, including Charles P. Torrey, Jr., our chief executive officer, Richard S. Cooper, our president, Robert L. Remine, our secretary and treasurer, John M. Johnston, our vice president - exploration and production, and Michael W. Mooney, our vice president of field operations. The loss of any of these officers or other key employees could have a material adverse effect on our business. In an effort to address this risk, we have entered into written employment contracts (which include confidentiality and noncompetition clauses) and purchased "key man" term life insurance policies with respect to these officers. In addition, we have adopted a stock option and restricted stock plan through which can provide incentive awards for these individuals. See "Management."

     GEOLOGIST'S ESTIMATES OF RESERVES AND FUTURE NET REVENUE.  This
Prospectus contains estimates of our oil and natural gas reserves and the future net revenues therefrom which have been prepared by a certified independent geologist. See "Business and Properties -- Description of Property -- Oil and Natural Gas Reserves." These estimates are based on various assumptions and, therefore, are inherently imprecise indications of future revenues. Actual future revenues, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from the estimates. In addition, our reserves may be subject to downward or upward revision, based on production history, results of future exploration and development, prevailing oil and gas prices and other factors.

     UNDEVELOPED ACREAGE MAY BE LOST.   Our oil and gas leases typically
require the drilling of wells, payment of minimum royalties or delay rentals or the continued production of oil or gas in commercial quantities in order for the leases to remain valid and not lapse. Typically, once a well is drilled and becomes commercially productive, as long as commercial production from such lease continues, the lease will not lapse and is deemed to be "held by production." Nonetheless, lease termination or expiration clauses are specific to each lease. If existing and future drilling commitments, minimum royalty payments or continuing production clauses in particular leases are not met, we may lose lease acreage.

     PROPERTIES PLEDGED TO SECURE DEBT. Substantially all of our properties are pledged to secure the Bank One Credit Facility and an equipment and vehicle loan from SunTrust Bank. A failure to pay the principal or accrued interest on such secured obligations could cause us to lose our interest in our principal properties. For further information on these secured transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Consolidated Financial Statements included herein.

     ACCUMULATED DEFICIT. As of September 30, 1998 we had an accumulated deficit of approximately $1,524,354. Our future operating results will depend on many factors some of which are beyond our control. There can be no assurance that we will be able to operate profitably in the future.

     LIMITED DIVERSIFICATION OF ENERGY SEARCH'S ACTIVITIES AND PROPERTIES. We are engaged exclusively in the business of exploration for and production and marketing of natural gas and oil. A large part of our field operations and activities are located in Washington, Athens and Meigs Counties, Ohio, and in Raleigh and Wood Counties, West Virginia. See "Business and Properties -- Properties -- Leasehold Acreage." It is likely that, for the foreseeable future, our activities and primary area of field operations will not change materially.
                                     18

     FINANCING ENERGY SEARCH'S GROWTH THROUGH PRIVATE PLACEMENT SECURITIES OFFERINGS. Our capital needs have increased materially in recent years. Prior to 1997, substantially all of our drilling capital was raised through the private offering of investment interests in Affiliated Drilling Partnerships to investors. These Affiliated Drilling Partnerships have been sponsored by our principals, as well as by Energy Search, and have been marketed by EFC. See "Business and Properties -- Energy Search's Activities with Affiliated Partnerships." It is anticipated that a portion of our drilling capital in the future will continue to be raised by the private offering of investment interests in future Affiliated Drilling Partnerships. To the extent we may depend on raising capital from syndication of future Affiliated Drilling Partnerships, there can be no assurance that future offerings will be successful or will raise adequate capital for desired Energy Search activities. Also, there is no assurance that any other sources of capital will be available to us.

     From 1991 through 1992, we raised working capital through the sale of limited partnership interests, on a private placement basis, in Tennessee limited partnerships which loaned the proceeds of investor subscriptions to us. All of these loans from limited partnerships have been repaid in full as of the date of this Prospectus. We have also raised capital to finance a portion of the gas gathering system which services our wells in southeastern Ohio by sponsoring and selling to private investors limited partnership interests in the Pipeline Income Partnership. Management believes, and is advised by our legal counsel, that these private placement offerings, together with the Affiliated Drilling Partnerships, were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the "private offering" exemption contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The availability of this exemption is dependent upon a number of factors, including the manner of offering the investment, the information furnished to investors, their investment experience, the method of placing the securities, and the possible integration of several offerings. For the most part, these placements have been made to "accredited investors" as that term is defined under Rule 501(a) of the Securities Act. We have taken all steps recommended by securities legal counsel to assure that we have complied with the various federal and state requirements with respect to these private placements. In the unlikely event that we are determined not to have complied with those requirements, however, we could be subject to legal claims for rescission, regulatory enforcement actions or penalties. The total amount of such rescission claims, if such claims did exist, could, subject to statute of limitations and other procedural and substantive defenses, equal the total amount raised by us and our affiliates in all prior securities offerings -- approximately $47,000,000. However, no such claims have been filed or threatened against Energy Search, and management has no knowledge that any such claims are contemplated.

     ENERGY SEARCH'S FIDUCIARY RESPONSIBILITY TO OUR RELATED PARTNERSHIPS. We owe a fiduciary duty to each Affiliated Drilling Partnership, the Pipeline Income Partnership, the Pipeline Operating Partnership, and any future partnership in which Energy Search is the managing general partner, or serves in a similar capacity. Accordingly, we have been, and will continue to be, obligated to exercise good faith, reasonable business judgment and integrity in handling each such Partnership's business and funds. If we were to violate our fiduciary duties, we could be subject to legal action which could result in liability.

     CONFLICTS OF INTEREST. The nature of our activities in the oil and natural gas business results in many situations in which conflicts of interest may arise. In general, conflicts of interest are inherent in oil and gas drilling programs involving non-industry participants because transactions are entered into without arms-length negotiation. The interests of the investors, on one hand, and those of Energy Search, as managing general partner and driller-operator of an Affiliated Drilling Partnership, on the other hand, may be inconsistent in some respects or in certain instances. Relationships between Energy Search and Affiliated Drilling Partnerships involving conflicts of interest include: the determination of joint drilling and operating agreement ("JDOA") or limited partnership agreement terms, particularly relating to compensation of Energy Search, in syndicated Affiliated Drilling Partnerships; the selection and allocation of drill sites as between Energy Search and various Affiliated Drilling Partnerships; allocation of overhead among related parties or affiliates; handling the "proving-up" by an Affiliated Drilling Partnership of unproven acreage which such partnership has no contractual right to drill; use of Energy Search personnel or resources; structuring of gas marketing arrangements; related-party transactions and similar circumstances. Energy Search, as managing general partner of the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership, is accountable to investor partners therein as a fiduciary and must, therefore, exercise good faith and integrity in handling the affairs of the various partnerships. This is particularly true in the handling of conflicts between Energy Search's activity for our own account, and our activity on behalf of partnerships we manage. Energy Search, in recognition of our fiduciary responsibilities to investor partners, must endeavor to resolve any and all such conflicts on a basis which we believes to be fair and equitable and otherwise in or not opposed to the best interests of such investor partners. With respect to the selection of drilling prospects and drill sites, Energy Search is not obligated under the terms of the relevant limited partnership agreements or JDOA's to offer to Affiliated Drilling Partnerships the prior right to drill any acreage "proved up" by the drilling of any Affiliated Drilling Partnership well. Failure to adequately resolve such conflicts of interest appropriately could result in liability or other adverse legal consequences to Energy Search. Energy Search has in place an audit committee comprised of two independent directors and one management member which reviews conflicts of interest issues. The audit committee evaluates each situation on a case-by-case basis taking into account all relevant facts and circumstances.

RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY

     RISK OF OIL AND GAS OPERATIONS. Our operations are subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, which could result in personal injuries, loss of life, pollution damage and other damage to the properties of Energy Search or others. Oil and gas operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. We have never experienced a significant environmental mishap, but spills of oil and other liquids could occur which could create material liability to us for clean-up expenses. See "Business and Properties -- Insurance" for a discussion of Energy Search's insurance coverage.

     CURRENT OIL AND GAS MARKETS. There is substantial uncertainty as to the prices at which natural gas and oil produced by Energy Search may be sold, and it is possible that under some market conditions the production and sale of oil and gas from some or all of our wells may not be economical. The average natural gas prices received by us were $2.34, $2.97 and $3.08 per Mcf in 1995, 1996 and 1997, respectively, prior to reduction for royalties, severance taxes and gathering and transportation charges.
The average oil prices received by us were $16.48, $19.26 and $18.06 per Bbl in 1995, 1996 and 1997, respectively. The average price received by us for natural gas and oil in 1998 to date has been $2.66 and $12.42, respectively. The availability of a ready market for oil and gas and the prices obtained for oil and gas depend upon numerous factors beyond the control of us, including competition from other natural gas and oil suppliers and national and international economic and political developments. We are not subject to any gas price controls.

     EXPLORATION AND DEVELOPMENT RISKS. Exploration and development drilling activities are subject to greater risks of failure than those associated with the ownership of producing properties. The drilling of exploratory wells involves the greatest risks, since such wells are located in unproved areas. The drilling of development wells, although generally consisting of drilling in proven areas, may result in dry holes or the failure to produce natural gas and oil in commercial quantities. The drilling of development wells and exploratory wells also involves the risk that unusual or unexpected formations and pressures will be encountered, and other conditions will exist, that could result in us incurring substantial losses as well as liabilities to third parties or governmental entities.

     OPERATING HAZARDS AND UNINSURED RISKS. Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by Energy Search will be productive or that we will recover all or any portion of our investment in such wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating, allocable overhead and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

     Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, craterings, pipeline ruptures and spills, uncontrollable flows of oil, natural gas or well fluids, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of Energy Search and others. We maintain insurance against some but not necessarily all of the risks described above. In particular, the insurance maintained by us does not cover claims relating to failure of title to oil and natural gas leases, trespass during survey acquisition or surface change attributable to seismic operations and, except in limited circumstances, losses due to business interruption. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our business, financial condition and results of operations.

     COMPETITION AND MARKETS. The oil and natural gas industry is highly competitive. We compete with many other companies in the search for and acquisition of oil and natural gas properties and leases for exploration and development, and also compete with other companies in our activities as drilling contractor and natural gas marketers. Our competitors include numerous independent oil and natural gas companies, major integrated oil and natural gas companies, individuals and drilling and income programs. Many of these companies have substantially greater financial, technical and other resources than us and have been engaged in the exploration and production business for a much longer time than we have. Such companies may be able to pay more for leases on oil and natural gas properties and exploratory prospects, as well as to define, evaluate, bid for or purchase a greater number of properties and prospects than our financial or human resources would permit. We will be required to maintain and enhance our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Competition among oil and gas companies for favorable oil and natural gas prospects can be expected to continue. It is anticipated that the cost of acquiring oil and natural gas properties may increase appreciably.

     In the area of capital formation, we compete for investor capital in the public and private equity markets with other oil and gas companies, as well as companies from other industries. We also compete with a number of other companies which offer interests in drilling partnerships with a wide range of investment objectives and program structures. Competition for investment capital from both public and private sources is intense. Our business plan requires that we continue to raise capital for drilling and acquisition activities. Our ability to attract investment capital cannot be assured.

     COMPETITION FROM ALTERNATIVE ENERGY SOURCES. Substantially all of our reserves are natural gas reserves. Natural gas competes with coal, oil, propane, butane, nuclear power and other fuels in the heating and energy generation markets. Numerous factors, all difficult to predict, affect the relative desirability or demand at any point in time for any given fuel. The extent to which public or legislative initiatives to develop and use alternative fuels will, in the future, affect the demand for oil or natural gas cannot be predicted at this time.

     INDUSTRY CONDITIONS. In recent decades, there have been periods of worldwide over-production and under-production of hydrocarbons as well as periods of increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of crude oil and natural gas has placed pressures on prices and has resulted in dramatic price fluctuations.

     SHUT-IN WELLS AND CURTAILED PRODUCTION. In the past, production from oil and natural gas wells (particularly natural gas wells) in many geographic areas of the United States had been curtailed due to lack of market demand, and it is possible that such curtailments may resume in the future. Therefore, it is possible that our wells may have to be shut-in or that oil or gas produced from the wells may have to be sold at less than favorable prices. Production also may be delayed or wells shut-in in the event there is difficulty in securing markets for production, logistical problems develop in the transportation of natural gas from the wells or there are title problems associated with the drill sites. Although it is anticipated that a substantial amount of natural gas from our Ohio wells will be sold to our affiliated Pipeline Operating Partnership, the agreement regarding the gathering and marketing of natural gas between Energy Search and the Pipeline Operating Partnership governing such arrangement will not protect Energy Search from market or price risks.

     GENERAL REGULATION.   Oil and natural gas exploration, production and
related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, because such rules and regulations frequently are amended or interpreted, we are unable to predict the future cost or impact of complying with such laws.

     STATE REGULATION. Natural gas and oil operations are regulated by an agency of state government in every state of the United States. Many state authorities require permits for drilling operations, drilling bonds and reports concerning operation and impose other requirements relating to the exploration and production of oil and gas. Some states also have statutes or regulations addressing conservation matters, including provisions for the pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations also may limit the rate at which oil and gas can be produced from certain properties. In Ohio and West Virginia, where most of our natural gas and oil properties are located, such regulation is by the Ohio Department of Natural Resources and the West Virginia Division of Environmental Protection Office of Oil and Gas, respectively. Each of these agencies has been granted broad regulatory and enforcement powers which are likely to create additional financial and operational burdens on natural gas and oil operations like those of Energy Search. Ohio and West Virginia also have in place other pollution and environmental control laws which have become increasingly burdensome in recent years.

     FEDERAL REGULATION. Our sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past, the federal government has regulated the prices at which oil and natural gas can be sold. While sales by producers of natural gas, and all sales of oil and natural gas liquids currently can be made at uncontrolled market prices, Congress could reenact price controls in the future.

     In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order 636, issued in April 1992 and our progeny, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or "unbundled" from their sales service, and require that pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas supplies. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. Although Order No. 636 has largely been upheld on appeal, several appeals remain pending in related restructuring proceedings. It is difficult to predict when these remaining appeals will be completed or their impact on us.

     FERC has announced several important transportation-related policy statements and proposed rule changes, including a statement of policy and a request for comments concerning alternatives to our traditional cost-of-service rate making methodology to establish the rates interstate pipelines may charge for their services. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. In February 1997, FERC announced a broad inquiry into issues facing the natural gas industry to assist FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. While the changes being considered by federal and state regulators would affect Energy Search only indirectly, they are intended to further enhance competition in natural gas markets. Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue.

     The price we receive from the sale of oil and natural gas liquids is affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

     ENVIRONMENTAL REGULATION. Our operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend likely will continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from our operations. The permits required for various aspects of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violators are subject to civil and criminal penalties or injunction. Energy Search management believes that we are in substantial compliance with current applicable environmental laws and regulations, and that we have no material commitments for capital expenditures to comply with existing environmental requirements. To date, we have received no material notice of violation or complaint concerning our compliance with federal, state or local environmental laws. Changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us in the future, and thus we are unable to predict the ultimate cost and effects of such continued compliance.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     We have acquired leasehold interests in numerous properties that for many years have produced oil and natural gas. Although we believe that the previous owners of these interests used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Notwithstanding our lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact us.

     The Federal Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of our operations, we are required to maintain such permits or meet general permit requirements. The Environmental Protection Agency ("EPA") has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. We believe that we will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on us.

RISKS ASSOCIATED WITH INVESTMENT IN ENERGY SEARCH

     NO ASSURANCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF COMMON STOCK, AND SERIES A WARRANT PRICES; DISCLOSURE RELATING TO LOW-PRICED STOCK.
Prior to the IPO, there was no public trading market for Energy Search common stock or Series A Warrants. Since January 24, 1997, Energy Search's Units, common stock and Series A Warrants have been traded on the Nasdaq SmallCap Stock Market under the symbols "EGASU," "EGAS," and "EGASW," respectively. The EGASU Units no longer exist. There can be no assurance that a trading market for our common stock and Series A Warrants will be sustained. The absence of a trading market may render an investor unable to liquidate his or her investment in Energy Search. The trading price for the common stock and Series A Warrants may be significantly affected by such factors as the operating results of Energy Search, the United States and global economic conditions and various other factors generally affecting the oil and gas products industry. Additionally, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for small and emerging growth companies. These extreme fluctuations, which often have been unrelated to the operating performance of any particular company or to any group of companies, may adversely affect the market price of our common stock and Series A Warrants. Energy Search Units, common stock and Series A Warrants have also been approved for listing on the Boston Stock Exchange under the symbols "EYS.U," "EYS," and EYS.WS.A," respectively.
The EYS.U Units no longer exist. If, at any time, our securities are not quoted on a stock exchange, our securities could become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers do not trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

     DIVIDEND POLICY. We have not paid or declared any cash dividends with respect to our common stock, nor do we anticipate any such payments or declarations in the foreseeable future. Any future dividends will be declared at the discretion of our Board of Directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and such other factors as we may then deem appropriate. Prospective investors should not rely on the receipt of dividends in the near future or at any time in the future when evaluating the merits of an investment in our securities. See "Dividend Policy."

     DILUTION. The principal shareholders of Energy Search have acquired common stock at a cost per share which is substantially less than that at which we sold the common stock included in the Units to investors in the IPO. In the event that we issue additional common stock in the future, including shares that may be issued upon the exercise of the Series A Warrants or upon the conversion of any 9% redeemable convertible preferred stock issued by Energy Search, common stockholders may experience further dilution in the net tangible book value per share of the common stock of Energy Search.

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE SERIES A WARRANTS. Holders of Series A Warrants will be able to exercise them only if a current Prospectus relating to the common stock underlying the Series A Warrants is then in effect and only if the purchase of such common stock is qualified for sale or exempt from qualification under the applicable securities laws of the state in which such purchaser resides. Although we have agreed to take all necessary steps to maintain the effectiveness of a current registration statement covering the purchase of the common stock, Series A Warrants and the qualification of the purchase of our common stock under applicable state securities laws, there can be no assurance that we will be able to obtain or, if obtained, to maintain the effectiveness of such registration statement or such state qualification. The value of the Series A Warrants may be greatly reduced if a current registration statement covering the common stock issuable upon the exercise of the Series A Warrants is not kept effective or if such common stock is not qualified or exempt from qualification in the states in which the holders of the Series A Warrants reside. A current registration statement also must be kept effective for the resale of common stock and Series A Warrants.

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF SERIES A WARRANTS. The Series A Warrants are subject to redemption by Energy Search at a price of $.05 per warrant under certain conditions at least 30 days prior written notice. If the Series A Warrants are redeemed, warrant holders will lose their right to exercise the Series A Warrants except during such 30-day redemption period. Upon receipt of a notice of redemption, Series A Warrant holders would be required to:

     (1) Exercise the Series A Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so;

     (2) Sell the Series A Warrants at the then market price, if any, when they might otherwise wish to hold the Series A
          Warrants; or

     (3) Accept the redemption price, which is likely to be substantially less than the market value of the Series A Warrants at the time of the redemption.

See "Description of Securities -- Series A Warrants."

     WARRANTS TO REPRESENTATIVES. At completion of the IPO, we sold to the managing underwriters (the "Representatives"), for nominal consideration, Representatives' Warrants to purchase 100,000 Units. To the extent that the Representatives' Warrants are exercised, they would have a dilutive effect on the percentage of outstanding shares held by common stockholders. The exercise of the Representatives' Warrants may occur at a time when we might be able to obtain additional equity capital on terms more favorable than those provided by the Representatives' Warrants.

                              USE OF PROCEEDS

     We intend to use the proceeds of any Series A Warrants that may be exercised for general operating purposes. These purposes include the development and drilling up of oil and gas properties as well as the selective acquisitions of oil and natural gas properties, acquisitions of other companies engaged in the same business as Energy Search, or acquisitions of assets or businesses which Energy Search considers to be complimentary to our core businesses. As of the date of this Prospectus, no specific assets or businesses have been identified for acquisition. There can be no assurance that all or any portion of the Series A Warrants will be exercised.
                                     29

                              DIVIDEND POLICY

     Energy Search has never paid, cash dividends on our common stock. We have no current plans to change this policy. We intend to retain all earnings to support our operations and future growth. The payment of any future dividends will be determined by Energy Search board of directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, business conditions and other relevant factors. See "Risk Factors -- Risks Associated with Investment in Securities -- Dividend Policy." Any dividends declared with respect to our common stock will be subordinate to any preferential right to dividends associated with Energy Search preferred stock.

                              CAPITALIZATION

     The following table sets forth the capitalization of Energy Search as of December 31, 1997 as reflected in our audited Consolidated Financial Statements, and the capitalization of Energy Search as of September 30, 1998 as reflected in our unaudited Financial Statements.

                                            SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                                  ACTUAL            ACTUAL
                                                  ------            ------
                                               (UNAUDITED)
Short-term debt:

  Current portion of notes payable . . . . . .   $    31,245       $    29,184
                                                 -----------       -----------
  Total short-term debt. . . . . . . . . . . .   $    31,245       $    29,184
                                                 ===========       ===========
Long-term debt:

  Notes payable. . . . . . . . . . . . . . . .   $ 6,856,674       $   788,279
                                                 ===========       ===========
Shareholders' equity:

  Common Stock, no par value, 25,000,000
  shares authorized, 4,005,308 and 3,768,241
  shares issued and outstanding as of
  September 30, 1998 and December 31,
  1997, respectively . . . . . . . . . . . . .   $17,231,343       $15,448,073

  Preferred stock (no par value, 5,000,000
  shares authorized; 36,000 shares of 9%
  redeemable convertible issued and
  outstanding at $7.50 per share initial
  issue price. . . . . . . . . . . . . . . . .   $   201,255                --

  Retained earnings (deficit). . . . . . . . .   $(1,524,354)      $(1,501,584)
                                                 -----------       -----------
          Total shareholders' equity . . . . .   $15,908,244       $13,946,489
                                                 ===========       ===========
Total capitalization . . . . . . . . . . . . .   $22,796,163       $14,763,952
                                                 ===========       ===========

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                         AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

     This discussion and analysis of financial condition and results of operations, and other sections of this Prospectus, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the oil and gas industry, the economy and about Energy Search. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in price and production volumes of natural gas and oil produced by Energy Search, the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves; risks incident to the drilling and operation of natural gas and oil wells; future production and development costs; the effect of existing and future laws, governmental regulations and the political and economic climate of the United States; the effect of hedging activities; conditions in the capital markets; and worldwide demand and commodity prices for petroleum natural resources.

OVERVIEW

     Energy Search is an independent oil and gas company engaged in the exploration, development, production, and acquisition of primarily natural gas and to a limited extent oil properties in the Appalachian Basin area of the eastern United States, including southeastern Ohio and southern West Virginia. Our revenue is derived primarily from:

     - sale of natural gas and crude oil from wells in which we have a working interest
     - transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which we have an ownership interest
     -    management and operation of oil and gas wells, and

     - formation, management of land, drilling of oil and gas wells on a contract basis for oil and gas Affiliated Drilling Partnerships.

     In 1997, we shifted our focus from drilling primarily for Affiliated Drilling Partnerships to developing natural gas and oil reserves for our own account. The shift in our operational focus was accomplished with funds raised through our IPO in January 1997, certain equity private placements and an expansion of our credit facility with Bank One.

     Energy Search's wholly owned subsidiary, Equity Financial Corporation ("EFC"), an NASD member firm, provides investment advice and is a broker/dealer in stocks, bonds and other securities in the East Tennessee Region. From time to time, EFC serves as placement agent or participating selling agent with respect to the private placement of Energy Search securities.

EVENTS SUBSEQUENT TO SEPTEMBER 30, 1998

     In August 1998, we initiated the private placement of up to 700,000 shares of Energy Search 9% redeemable convertible preferred stock at an issue price of $7.50 per share. In November 1998, the private placement was amended to offer up to 800,000 shares of the preferred stock at an issue price of $6.50 per share, subject to an adjustment of the issue price as of termination of the offering, which is to occur no later than December 31, 1998. On December 18, 1998, we closed the private placement having raised approximately $888,250, net of commission expense, from the sale of preferred stock.

     In November 1998, we increased our loan facility availability from SunTrust Bank, East Tennessee to $500,000. As of November 30, 1998 the outstanding balance was approximately $500,000.

NINE MONTHS ENDED SEPTEMBER 30, 1998

     FINANCIAL CONDITION

     Total assets increased $7,798,087 or 48.4% from December 31, 1997 to September 30, 1998 primarily due to a $10,134,020 net increase in oil and gas properties and after an offsetting decrease of $2,162,416 in current assets.

     Current assets for the nine month period ended September 30, 1998 decreased $2,162,416 to $1,157,635, or a 65.1% decrease, compared to current assets for the year ended December 31, 1997. The decrease in current assets is due primarily to a decrease in cash of $2,080,549 to $171,767, or 92.4%, for the nine months ended September 30, 1998. This is due to our continued expenditures of cash for drilling and development of wells in our Beaver Lease and Churchtown Lease areas as well as enhancement efforts and development of wells in our Simmons Field and Viking Field.
                                     33

See "CASH FLOW FROM OPERATIONS, INVESTING AND FINANCING ACTIVITIES" for further discussion.

     Oil and gas properties for the nine months ended September 30, 1998 increased $10,134,020 to $19,834,904 or 104.5% from the amount reported at December 31, 1997. The increase is primarily a result of continued successful drilling activity, and our of oil and gas lease interests in proven properties.

     Energy Search increased capital expenditures for drilling and well related equipment by $2,721,018 from December 31, 1997 to September 30, 1998. The increase is primarily a result of increased drilling activity and our acquisition of oil and gas equipment of approximately $980,000 from Viking Resources Corporation in June of 1998.

     Proven properties increased $8,002,669 to $12,549,502 or 176.0% from the amount reported at December 31, 1997. The increase is primarily due to our acquisition of oil and gas leases interests in proven properties and the capitalization of intangible drilling costs (approximately $4,414,755) associated with our drilled wells. In May 1998, we acquired from certain individuals the working interest and overriding royalty interest in certain
natural gas wells operated by Energy Search in southeastern Ohio.   The
total purchase consideration for the well interests was $227,740 comprised of $106,197 (10,114 shares) in Energy Search common stock and $121,543 in cash. In June 1998, we purchased approximately $773,000 in proven producing properties from Viking Resources Corporation. In the third quarter of 1998, we purchased all of the working interests in a total of 145 gross natural gas or oil wells operated by Energy Search located in southeastern Ohio in consideration for cash and Energy Search common stock. The aggregate purchase price was $2,223,941 comprised of $1,716,748 in Energy Search common stock (221,453 shares) and $507,193 in cash.

     Total liabilities increased $5,836,332 or 268.4% from December 31, 1997 to September 30, 1998, due primarily to an increase in long-term debt of $6,068,395. See "LIQUIDITY AND CAPITAL RESOURCES" for further discussion. This increase in long-term debt was used primarily to fund the drilling, development, and enhancement efforts on our oil and gas properties. Current liabilities decreased $232,063 to $1,153,869 or 16.7% from December 31, 1997 to September 30, 1998 primarily due to a decrease in accounts payable and accrued expenses of $234,124 to $1,122,624 at September 30, 1998, a decrease of 17.3%.

     RESULTS OF OPERATIONS

     For the nine months ended September 30, 1998, we had a net loss after tax of $22,770, compared to net loss after tax of $283,638 for the nine months ended September 30, 1997. This reduction of loss was as a result of our transition from turnkey driller operator for Affiliated Drilling Partnerships to drilling for our own account.
                                     34

     For the three months ended September 30, 1998, we had net income after tax of $47,980, compared to net loss after tax of $115,667 for the same period in 1997. This reduction of loss was again due primarily to our change in direction highlighted above.

     For the nine months ended September 30, 1998, total net revenues increased $1,213,011 or 81.9% from $1,481,164 to $2,694,175 for the same period in 1997 due primarily to an increase in oil and gas revenue and other revenue, and after an offsetting decrease in turnkey revenue and management fees.

     For the nine months ended September 30, 1998, net turnkey revenue decreased $593,651 or 88.5% as compared to the amounts reported for the nine months ended September 30, 1997. Net turnkey revenue is drilling profit recognized upon the drilling to total depth of wells for Affiliated Drilling Partnerships. Energy Search drilled to total depth ten gross wells attributable to Affiliated Drilling Partnerships for which turnkey revenues were recognized in the first three quarters of 1997 (seven wells in the first quarter, two wells in the second quarter, and one well in the third quarter). Thus far in 1998, we drilled to total depth and recognized revenue for only one well (in the second quarter) for the 1998 Affiliated Drilling Partnership. This is a decrease of nine gross wells for the nine months ending September 30, 1998.

     Turnkey drilling revenue increased in the third quarter of 1998 by $50,148 from that reported for the three months ended September 30, 1997. This increase in turnkey revenue is primarily a result of adjustments made in the third quarters of 1998 and 1997 to adjust the turnkey revenue and expense accruals made at the end of the second quarters to reflect the actual revenues and expenses.

     Oil and gas revenue increased $1,634,196 to $1,969,650 for the nine months ended September 30, 1998, an increase of 487.2% over that reported as of September 30, 1997. This increase is consistent with Energy Search's
changing focus to drilling wells for its own account.   The increase in oil
and gas revenue is a result of the higher number of wells drilled for our own account, the purchase of proven producing properties from Viking Resources Corporation in May 1998, and the purchase from certain individuals and five Affiliated Drilling Partnerships of working interests and overriding royalty interests in proven producing properties operated by Energy Search in the third quarter of 1998, all resulting in increased production and revenues.

     Oil and gas revenue increased $553,139 for the three months ended September 30, 1998, an increase of 282.4% over that reported for the same period in 1997. This increase is consistent with the increased production from our wells and acquisitions as discussed above.

     We anticipate continued growth in oil and gas revenues but do not expect the growth to continue at the same high levels reflected in the first nine months of 1998. The continued growth of our oil and gas revenues and reserves will be dependent on future drilling success, capital raising efforts, the ability to find other advantageous acquisitions, and the market pricing of Energy Search's primary commodity product, natural gas.

     Other revenue increased $264,808 for the nine months ended September 30, 1998, an increase of 100.3% over that reported for the same period in 1997. This increase is due primarily to the gross operating commission revenue of approximately $382,000 earned by EFC, an increase in revenue of $247,124 over that reported for the same period in 1997. Energy Search acquired EFC, previously an affiliate of Energy Search, in May of 1997 and thus reported only four months of income for the nine months ended September 30, 1997. We expect EFC to continue to be a profitable segment of our operation. Interest income decreased approximately $92,000 due to the decrease in our cash balances, and transportation revenue increased approximately $100,000 due to increased production and transportation rates for natural gas.

     Other revenue increased $30,537 for the three months ended September 30, 1998, an increase of 24.6% over that reported for the same period in 1997 due to a decrease in interest income and an increase in transportation revenue as discussed above.

     Management fees for the nine months ended September 30, 1998, decreased $92,342 to $118,366, a decrease of 43.8% over that reported as of
September 30, 1997.   This decrease is primarily a result of our purchase
of the working interests owned by the 1989, 1990, 1991, 1992, and 1992-A Affiliated Drilling Partnerships discussed earlier and the reduction in the management fee charged to the Pipeline Operating L.P. from $5,000 per month in 1997 to $2,500 per month in 1998. The trend of decreased management fees is expected to continue.

     Total operating expenses increased $718,297 or 36.9% for the nine-month period ending September 30, 1998 over the nine-month period ending September 30, 1997. This increase is due primarily to an increase in production expenses associated with the larger number of wells now operated by Energy Search of $339,692 or 194.0%, an increase in exploration costs associated with increased drilling of $72,572 or 97.4%, and an increase in depreciation, depletion, and amortization expense associated with the larger number of net wells now owned by Energy Search of $368,890 or 92.2%. These increases are due to the increase in Energy Search owned and operated wells as discussed above.

     General and administrative (G&A) expenses decreased $220,987 to
$1,013,610 or 17.9% for the nine months ended September 30, 1998.   This
net decrease is primarily a result of the change in our business plan to drill primarily for our own account as opposed to jointly with Affiliated Drilling Partnerships. Certain costs directly related to drilling Energy Search-owned wells have been included in the cost of oil and gas properties. An offsetting increase in G&A expenses is due primarily to the inclusion of EFC's G&A of approximately $364,470 into the G&A costs of Energy Search, an increase in expense of $263,431 over that reported for the same period in 1997. Since EFC was acquired in May 1997, only four months of EFC's G&A costs were included in the reported nine month period ending September 30, 1997. G&A expenses for the three months ended September 30, 1998 decreased as noted above from G&A expenses for the same period in 1997.

     Other income and expense changed from a net income of $61,626 for the nine-month period ending September 30, 1997 to a net expense of $60,920 for the nine-month period ending September 30, 1998. The change is primarily a result of an increase in program reimbursements of $110,639. Other income and expense changed from a net income of $20,440 for the three months ended September 30, 1997 to a net expense of $13,384 for the three months ended September 30, 1998. The change is primarily a result of an increase in program reimbursements of $39,786. This cost fluctuates based on production revenues from Affiliated Drilling Partnerships wells for which Energy Search is the managing general partner and will continue to some degree during 1998.

     CASH FLOW FROM OPERATIONS, INVESTING, AND FINANCING ACTIVITIES

     Energy Search provided $603,460 of net cash flow from operating activities for the nine months ended September 30, 1998 and used $1,145,309 of net cash flow from operating activities for the same period in 1997. Cash was absorbed by a loss of $22,770 and a loss of $283,638 for the nine-month period ending September 30, 1998 and 1997, respectively. Cash was absorbed by a decrease in drilling advances of $1,335,124 for the nine-month period ending September 30, 1997. Cash was used by a decrease in accounts payable and accrued expenses of $234,124 and $264,923 for the nine-month period ending September 30, 1998 and 1997, respectively. Cash was provided for the nine months ending September 30, 1998 and 1997 by a decrease in accounts receivable of $212,963 and $319,794, respectively. The decrease in accounts receivable is a result of the collection of the year-end Affiliated Drilling Partnership receivable. Cash was provided by depreciation, depletion, and amortization (DDA) of $769,077 and $400,187 for the nine-months ending September 30, 1998 and 1997, respectively. The increase in DDA is a direct result of increased drilling and gas operations.

     For the nine month period ending September 30, 1998, cash flows used for investing activities increased from $3,814,686 to $8,916,045 over the nine month period ending September 30, 1997. The primary investment activities for the nine-month period ending September 30, 1998 were purchases of proven properties of $6,189,460, purchases of wells and related equipment of $2,721,018, purchases of other property and equipment of $30,951, and contributions to Affiliated Drilling Partnerships of $33,510. The only cash flow from investing activities for the nine month period ending September 30, 1998 were distributions from Affiliated Drilling Partnerships of $58,894. The more significant uses of cash flows for investing activities for the nine month period ending September 30, 1997 were purchases of proven properties of $2,392,152, purchases of wells and related equipment of $1,153,815, purchases of other property and equipment of $114,073, and contributions to Affiliated Drilling Partnerships of $237,215. The only significant cash flow from investing activities for the nine month period ending September 30, 1997 were distributions from Affiliated Drilling Partnerships of $72,521.

     Cash flows from financing activities increased $41,015 or 0.7% to a level of $6,232,036. The primary source of financing activities in 1998 was from the expansion of long-term debt in the amount of $6,092,093, and the net proceeds from the sale of preferred stock in the amount of $201,255. The majority of these funds have been used for our continued development of our Beaver Lease and Churchtown Lease areas, enhancement efforts and development of the Simmons Field, the purchase of oil and gas wells and associated leases and equipment from Viking Resources Corporation, and our acquisition of working interests and overriding royalty interests from certain individuals and the five Affiliated Drilling Partnerships discussed earlier. The primary cause of the decrease in cash flows from financing activities was the decrease in net proceeds from the issuance of common stock from $6,551,765 in 1997 to a net expense of $39,675 in 1998, a decrease of $6,591,440. The other significant use of cash flows from financing activities for the nine-month period ending September 30, 1997 was the payments on long-term debt of $300,995.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     FINANCIAL CONDITION

     Total assets increased $9,452,328 or 142% from December 31, 1996 to December 31, 1997, primarily due to the funds received from the IPO and the October, 1997 private placement of common stock.

     Current assets for the year ended December 31, 1997 increased $2,580,541 to $3,320,051, or a 349% increase compared to current assets for the year ended December 31, 1996. Energy Search raised approximately $11,200,000 net of underwriter fees, professional fees and various other costs associated with its two stock offerings completed in 1997. We invested the proceeds in short-term, investment grade obligations. At December 31, 1997, the balance in the investment account was approximately $1,850,000. Accounts receivable for the year ended December 31, 1997 increased $408,689 to $976,065, or a 72% increase compared to accounts receivable for the year ended December 31, 1996. The increase in our oil and natural gas sales is due to drilling 28 net wells for our own account in 1997 and the year end acquisition of the Simmons Field from Lomak.

     Oil and natural gas properties for the year ended December 31, 1997 increased $6,254,024 to $9,700,884, or 181% from the amount reported at December 31, 1996. The increase primarily is a result of a significant increase in drilling activity for its own account in 1997, the acquisition of the Simmons Field and our acquisition of oil and natural gas lease interests in proved properties. Due to the increased drilling activity, we increased capital expenditures for well-related equipment and drilling equipment from December 31, 1996 to December 31, 1997 in the amount of $5,833,488. Included in this amount were intangible drilling costs of $3,324,484 associated with Energy Search drilled wells.

     Other assets for the year ended December 31, 1997 increased $617,763 to $3,099,765, or 24.9%. The increase primarily was due to an increase in property and equipment of $168,512 (86.6%) due to the purchase of vehicles, an increase in investments in affiliated partnerships of $286,426 (21%) due to contributions made to Affiliated Drilling Partnerships, the net income recognized during the period and an increase in the deferred tax asset of $237,400. An offsetting decrease in other assets was due to the prepaid stock offering costs of $265,948 being charged against the common stock account when the IPO closed.

     Total liabilities decreased $1,321,355 or 37.8% from December 31, 1996, to December 31, 1997, due to a decrease in current liabilities of $1,304,156 or 39.0% and a decrease in long-term debt of $17,199 or 11.1%.

     Current liabilities decreased primarily due to a decrease in drilling advances of $1,335,124. Drilling advances decrease (and revenues are recognized) with Energy Search drilling Affiliated Drilling Partnership wells. The drilling advance decrease represents Energy Search drilling all wells required to be drilled for Affiliated Drilling Partnerships through the second quarter of 1997. We raised an additional $765,000 and $440,000 on our two 1997 Affiliated Drilling Partnerships. We completed the required drilling for the 1997 and the 1997-A Affiliated Drilling Partnerships by December 31, 1997. Accounts payable and accrued expenses increased $323,285 to $1,356,748 at December 31, 1997, an increase of 31.3%. Notes payable decreased $251,772 to $650,684 at December 31, 1997, a decrease of 27.9%. This decrease was due to our payment of notes payable due to officers of Energy Search.

     RESULTS OF OPERATIONS

     For the year ended December 31, 1997, Energy Search had a net loss after tax of $367,281 compared to a net loss after tax of $684,391 for the year ended December 31, 1996.

     Total net revenues increased $790,842 or 54.8% from December 1, 1996 to December 31, 1997 primarily due to an increase in oil and natural gas revenue, an increase in other income and an offsetting decrease in turnkey revenue as explained in the following paragraphs.

     In 1997, net turnkey revenue decreased $406,301 or 46.1% as compared to the amounts reported at December 31, 1996. Net turnkey revenue is drilling revenue received from the offering proceeds of Affiliated Drilling Partnerships.

     Oil and natural gas revenue increased $509,768 to $798,956 for the year ended December 31, 1997, an increase of 176% over that reported as of December 31, 1996. The increase primarily is due to the 28 wells drilled (net to Energy Search) and the related revenue recognized. This increase was consistent with our changing focus to drilling wells for its own account.

     The increase in other revenue primarily is due to the interest earned on the IPO investment account of approximately $154,000, and approximately $496,131 of gross operating commission revenue earned by EFC. The increase in earnings also was due to an increase in management fees for the year ended December 31, 1997, of $50,924 to $264,590, or 23.8% for the year.

     Total operating expenses increased $555,492 or 24.4% for the year ended December 31, 1997, over the same period ending December 31, 1996. This increase primarily was due to an increase in general and administrative expenses of $536,424, or 41.9% for the year. The increase in general and administrative expenses primarily was due to an increase in salaries of our officers and employees, as well as the addition of two new officers. Messrs. Torrey and Remine were, prior to the IPO, on the payroll of EFC. As a direct result of our public status, general and administrative costs have increased in marketing, printing and production, and professional fees. The balance of the increase in operating expenses is a net result of an increase in production expenses of $103,235 or 60.2% for the year due to the 28 wells (net to Energy Search) drilled and operated in 1997; a decrease in exploration costs of $165,320 or 68.3% for the year due to the capitalization of landman expenses related to Energy Search wells; an increase in depreciation, depletion and amortization expense of $182,456 or 48.7% for the year due to an increase in depletion expense related to our Affiliated Drilling Partnership Wells; and the write down of the investments in related partnerships; and interest expense decreased $101,303 or 48.9% for the year due to our decrease in long-term debt as discussed above.

     The other income and expense category includes the profit (loss) from partnership investments, costs of subsidizing various drilling programs and other non-operating income and expense. For the year ended December 31, 1997, other income and expense changed from a net expense of $189,345 for the year ended December 31, 1996 to net income of $48,195. The change was a result of a decrease in program subsidies of $117,508 or 59.4%, an increase in partnership income of $86,263 or 230% and no write-off of stock issuance costs ($83,080 in 1996). The improvement in partnership income and reduction of program subsidies resulted from higher natural gas prices and improved production.

     CASH FLOW FROM OPERATIONS, INVESTING AND FINANCING ACTIVITIES

     Energy Search used $1,703,426 and $896,745 of cash flows for operations in the years ended December 31, 1997 and 1996, respectively. Cash was absorbed by losses of $367,281 and $684,391 and decreases in drilling advances of $1,335,124 and $1,079,996 in 1997 and 1996, respectively. Cash was also used in 1997 by an increase in accounts receivable. The increase in accounts receivable is a result of increased gas production in the fourth quarter. Cash was provided by depreciation, depletion and amortization (DDA) of $557,167 and $374,711 and an increase in accounts payable and accrued expenses of $323,286 and $340,660 in 1997 and 1996, respectively. The increases in DDA and payables were a direct result of increased drilling and gas operations. In 1996, operating cash was provided by an increase in accounts payable.

     In 1997, cash flows used for investing activities increased from $1,172,375 in 1996 to $7,117,384. The larger investing activities in 1997 were purchases of proven properties of $4,129,663, purchase of wells and related equipment of $2,513,051, purchase of other property and equipment of $251,244 and contributions to Affiliated Drilling Partnerships of $318,100. The only significant cash flow from investing activities in 1997 were distributions from Affiliated Drilling Partnerships of $92,426. The more significant uses of cash flows for investing activities in 1996 were the purchase of other property and equipment for $892,165, purchase of proven properties for $170,000 and contributions to Affiliated Drilling Partnerships of $125,898.

     Cash flows from financing activities increased $9,007,850 or 447% from $2,014,209 to $11,022,059 in 1997 from 1996. The primary cause of the increase in 1997 was the net proceeds from the sale of common stock sales in the amount of $11,466,661. The primary use of cash for financing activities was an increase in payments on long-term debt of $168,696 from $270,695 to $439,391.

LIQUIDITY AND CAPITAL RESOURCES

     The primary source of funds available to Energy Search has been net proceeds from the issuance of Energy Search common stock in two offerings in 1997 raising approximately $11,200,000, net of costs, borrowing against our Bank One credit facility in the amount of approximately $6,092,093, and the net proceeds from the issuance of preferred stock raising approximately $888,250, net of costs. The proceeds from these sources have been spent on our operations, including developing the Beaver Lease and the Simmons Field, our acquisition of proven producing properties from Viking Resources Corporation, our purchase of working interests from and overriding royalty interest from certain individuals and Affiliated Drilling Partnerships, and other developmental drilling activities located generally in the southeastern Ohio and Southern West Virginia areas.

     Energy Search also had funds available from oil and gas revenues, the collection of the 1997-A Affiliated Drilling Partnership receivable, and the turnkey revenues from the 1998 Affiliated Drilling Partnership. We expect oil and gas revenues to continue to increase and additional funds to be available from turnkey revenues associated with the 1998 Affiliated Drilling Partnership. There can be no assurance, however, that we will realize any additional funds by the sponsoring of the 1998 Affiliated Drilling Partnership. Capital raised has totaled $120,000 in the 1998 Affiliated Drilling Partnership as of November 30, 1998.

     Energy Search intends to fund its budgeted capital expenditures through the end of 1998 primarily from cash flow from operations, borrowings under our Bank One credit facility, the credit limit of which is currently $7.1 million, borrowings from the SunTrust loan facility, the credit limit of which is currently $500,000, and the offer and sale of additional preferred stock.

     We have experienced and expect to continue to experience substantial working capital requirements due primarily to our active exploration and development programs. The Company also plans to begin development of its coal bed methane lease in the fourth quarter of 1998. While the Company believes that cash flow from operations and borrowings under the Bank One credit facility and issuance of Preferred Stock should allow the Company to implement its present business strategy through 1998, in the event sufficient capital resources are not available to the Company, its drilling of new wells and oil and gas property development activities may be curtailed.

EFFECTS OF COMMODITY PRICING, INFLATION AND ENVIRONMENTAL MATTERS

     Energy Search's revenues, profitability, future growth, and ability to borrow funds or obtain additional capital, and the carrying value of its properties, substantially are dependent on prevailing prices of natural gas and oil. We cannot predict future natural gas and oil price movements with certainty. Declines in prices received for natural gas and oil may have an adverse effect on our financial condition, liquidity, ability to finance capital expenditures, and results of operations. Lower prices also may impact the amount of reserves that can be produced economically by the Company. Inflation may adversely impact us also. However, recent rates of inflation have had a minimal effect on us. Energy Search's business is

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
also subject to certain federal, state, and local laws and regulations relating to the exploration for, and the development, production, and transportation of, natural gas and oil, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years. Although we believe we are in substantial compliance with all applicable laws and regulations, the requirements imposed by laws and regulations may change. We are unable to predict the ultimate cost of compliance with these requirements. Inability to meet environmental requirements could materially adversely affect our business, financial condition and results of operations. Compliance has not had a material adverse effect on our earnings or competitive position to date. Future regulations may add to the cost of, or limit, drilling activity.

YEAR 2000 READINESS DISCLOSURE

     This Year 2000 Readiness Disclosure is based upon and partially repeats information provided by Energy Search's outside consultants and others regarding the Year 2000 readiness of Energy Search and its customers, suppliers, financial institutions and other parties. Although we believe this information to be accurate, we have not independently verified such information.

     STATE OF READINESS

     We are acutely aware of and have assessed and will continue to assess the impact of the Year 2000 issue on our reporting systems and operations. The Year 2000 issue exists because many computer systems and applications abbreviate dates by eliminating the first two digits of the year, assuming that these two digits would always be "19." Unless corrected, this shortcut may cause problems with some computers systems and equipment with embedded computer chips.

     Energy Search has developed a plan to identify those systems that could be effected by the Year 2000 problem. Management has identified and assessed the Year 2000 problem with respect to both information technology (I.T.) and non-information technology (Non-I.T.) systems. Management has concluded that it has minimal Non-I.T. systems issues which affect day to day operations. The primary I.T. systems for Energy Search are its accounting software system and its geological/engineering software products.

     Our current accounting system is not presently Year 2000 ready. We have been advised via correspondence from the software manufacturer that the system will be fully Year 2000 compliant by February 1999. If we do not change our accounting software (see below), we will use the remainder of 1999 for validation and testing of the system. We are evaluating our current system in comparison with four alternative systems.

     We have engaged outside consultants as well as our auditors to assist in the decision of whether to change I.T. accounting software systems. If we determine to change our I.T. accounting software systems, we have been advised that those systems will be Year 2000 compliant and we will not be required to remediate and/or test those systems.

     Energy Search uses two primary non-accounting software products, a specialized engineering software for the evaluation of reserves and geologic software for reservoir evaluation and modeling. Both of these systems are already Year 2000 compliant.

     Lastly, we have evaluated Year 2000 issues relating to third parties with whom we do business. These relate primarily to financial institutions, vendors of products and vendors to whom we sell goods in its normal business operations.

     Vendors generally include suppliers of well equipment and services. We do not expect the ability of these vendors to supply goods and services to be adversely affected by the Year 2000 event. The vendor's billing and invoice systems may experience change and/or delays during the transition, however. Gas marketers to whom we sell our end product likewise have advised us that they are aware of the Year 2000 issue and are or will timely be Year 2000 compliant. We do not expect an adverse impact on our day to day operations as a result of third parties' unreadiness. There is no assurance that the systems of other companies on which our systems rely will be converted in a timely manner. Unreadiness by these third parties could expose Energy Search to the potential for loss and impairment of business processes and activities. We are assessing these risks and is creating contingency plans intended to address perceived risks. If such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have an adverse impact on our operations.

     COST TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES

     As of September 30, 1998, Energy Search has spent approximately $3,500 on identifying and assessing the Year 2000 issue in connection with our computer programs and applications. Financial expenditure on outside consultants to date has been minimal. If the decision is made to change our I.T. accounting software systems, the estimated cost is expected to be between $25,000 and $50,000. These costs would be primarily for the cost and implementation of the new system. This amount would be paid from the operating capital budget and would represent less than one percent of Energy Search expected general and administrative (G & A) expenses for 1998. If no change of accounting software is deemed prudent, the total cost to us to become Year 2000 compliant is expected to be under $15,000.

     Based on currently available information, management does not anticipate that the costs to address the Year 2000 issues will have a material adverse impact on our financial condition, results of operations or liquidity. However, the extent to which the computer operations and other systems of our important third parties are adversely affected could, in turn, affect our ability to communicate with third parties and could have a material adverse effect on the operations of Energy Search.

     RISKS OF ENERGY SEARCH'S YEAR 2000 ISSUES

     Energy Search does not reasonably expect any material lost revenue as a result of the Year 2000 issue. The most likely worst case scenario would be a delay in financial analytical abilities of Energy Search in the event of a delay in implementing a new I.T. financial software system. Similar delays in third party vendor invoicing and/or gas marketing reporting and/or payment could be temporarily experienced. We do not expect the Year 2000 to have a materially adverse effect on Energy Search's results of operation, liquidity or financial condition.

     ENERGY SEARCH'S CONTINGENCY PLAN

     We are implementing steps to have our internal operating systems fully Year 2000 compliant and tested by February 1999. At that time, we will evaluate further the need and extent to which a "contingency plan" should be developed with respect to Year 2000 readiness.

     If our plans as outlined above are not successful, there could be a disruption of our ability to render distributions and complete monthly accounting functions as well as a possible slowdown of certain computer-dependent processes.

     The costs of becoming Year 2000 compliant and the date that we expect to complete the Year 2000 modifications as outlined above are based on management's best estimates. There can be no guarantee that these estimates will be achieved and actual results could differ from those anticipated. Specific factors that might cause differences include, but are not limited to, the ability of other companies on which our systems rely to modify or convert their systems to be Year 2000 compliant, the ability to locate and correct all relevant computer codes and the ability of vendors with whom we deal to timely become Year 2000 compliant.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," each of which will require expanded disclosures effective for 1998. We do not expect the application of these statements to have a material effect on our financial position, liquidity or results of operations.
                                     45

                          BUSINESS AND PROPERTIES

GENERAL

     Energy Search is an independent oil and natural gas company engaged in the exploration, development, production and acquisition of primarily natural gas and to a lesser extent oil properties in the Appalachian Basin. The Company's emphasis is on natural gas production with approximately 90% of its production being from natural gas. Commencing in January 1997, we shifted our focus from drilling primarily for limited partnerships which we sponsored ("Affiliated Drilling Partnerships") to developing reserves for its own account. Our future growth is anticipated to be driven by development, exploitation and controlled exploration drilling on its existing properties and the continuation of an opportunistic acquisition strategy in the Appalachian Basin region of the eastern United States. We drill primarily development wells and, on occasion, exploratory well, and focuses its operations entirely in the Appalachian Basin. The Appalachian Basin is characterized by shallow natural gas formations, which historically have provided for highly predictable drilling success rates. In addition, because wells drilled in the Appalachian Basin are closer to the large demand centers in the northeastern United States, natural gas from this area typically has commanded a premium price relative to natural gas produced in areas such as the Gulf Coast and Mid-Continent regions of the United States. At present, our activities are primarily in southeastern Ohio and central and western West Virginia.

     Energy Search was organized as a Tennessee corporation in 1990.
Prior to 1997, substantially all of our wells were drilled in joint ventures with Affiliated Drilling Partnerships managed by the Company which were syndicated, and over $40,000,000 in investor capital raised, primarily by our affiliate, EFC. The Affiliated Drilling Partnerships participated primarily in development drilling in Washington, Athens and Meigs Counties, Ohio. We have drilled over 230 wells with Affiliated Drilling Partnerships, 191 of which we continued to operate as of December 31, 1997. In 1998, we have sponsored one Affiliated Drilling Partnership which, as of November 30, 1998, has been capitalized with approximately $120,000 in investor capital.

     Energy Search operates approximately 100-miles of gas gathering systems servicing our primary areas of operation. A portion of the gas gathering system (approximately 60 miles of pipeline) is owned by a Tennessee limited partnership (the "Pipeline Operating Partnership") which is comprised of Energy Search, as managing general partner owning a 28.74% general partner interest, and a single limited partner which is another Tennessee limited partnership (the "Pipeline Income Partnership") for which Energy Search also serves as managing general partner. The Pipeline Income Partnership was syndicated by EFC and capitalized with investor funds raised in a private offering conducted in 1992 and 1993.

BUSINESS STRATEGY

     Our objective is to maximize shareholder value by growing reserves, production, cash flow and earnings through active development of our existing properties and through the opportunistic acquisition of Appalachian Basin properties with under-exploited value. Fundamental to the execution of our strategy is our focus on the Appalachian Basin region and foundation of experienced technical personnel strengthened by a high level of financial and transactional experience.

     GEOGRAPHIC AND NATURAL GAS FOCUS. We focus on natural gas in the Appalachian Basin. Unlike many exploration and production companies, we have concentrated on one region and we are one of only a few publicly traded pure Appalachian Basin natural gas producers. We believe this region remains attractive for future development, exploration and acquisition activities due to significant reserve potential, our well developed infrastructure of gathering systems and pipelines and premium pricing and economics. This geographic focus has enabled us to build and utilize a base of region-specific geological, geophysical, engineering and production expertise.

     We believe that natural gas in the Appalachian Basin enjoys favorable economics. The Appalachian Basin has a price advantage over the Gulf Coast and other natural gas producing regions given its proximity to the primary markets on the East Coast.

     ACQUISITION OF PROPERTIES WITH UNDER-EXPLOITED VALUE. Energy search employs an acquisition strategy of purchasing Appalachian Basin natural gas properties from large independents and major oil companies. These properties provide opportunities to increase reserves, production and cash flow through development and exploitation drilling and lease operating expense reduction. We use our in-house landmen and network of relationships in the region to discover acquisitions that are not widely advertised. We also believe our reputation in the region has caused many property owners to approach us for potential acquisitions.

     FOCUS ON DEVELOPMENT AND EXPLOITATION WITH CONTROLLED EXPLORATION. Energy Search integrates its reservoir and production engineering expertise with its geological interpretation abilities to enhance the results of its exploration and production business. Our ability to integrate geophysics with detailed geology, reservoir engineering and production engineering allows us to identify multiple development and exploratory prospects in mature producing fields that were not identified by previous operators and to identify multiple horizon wells that have previously been unexploited. We continue to drill our Beaver Lease in southcentral West Virginia and have begun drilling our Simmons Field in Washington County, Ohio where we have identified as many as four potentially productive horizons.

     We have assembled a multi-year inventory of development, exploitation and exploratory drilling opportunities in the Appalachian Basin and have identified more than 170 drill sites on our current lease inventory. Most of the properties comprising this inventory are located in fields that have established production histories. Based on its experience on these properties and on independent reports from its petroleum engineers, we believe these properties may yield significant additional recoverable reserves.

     CONTROL OF OPERATIONS. Energy Search seeks to operate and maintain a majority working interest position in each of our core properties. Consequently, we can control directly all aspects of drilling, completion and production. In addition, we intend to maintain a low cost overhead structure by controlling the timing of the development of its properties. By operating our producing wells, we believe we are well positioned to control the expenses and timing of development and exploitation of such properties and better manage cost reduction efforts.

     EMPLOYMENT OF TECHNOLOGY. Energy Search uses advanced technology in both its development and exploration activities to reduce drilling risks and finding costs and to prioritize its drilling prospects based on return potential. Specifically, we use GeoGraphix for determining well location, mapping and possible viability of potential leases. GeoGraphix is one of the top programs used for mapping reserve geology and overall reserve evaluation. We also have a proprietary database of over 25,000 wells that has been integrated into GeoGraphix making the program a powerful planning tool. We have spent years developing this extensive proprietary database and we have a full time employee dedicated to accumulating and inputting data from our drilling experiences and from public and other records to form this database.

     INTEGRATION. Energy Search operates gas gathering and pipeline systems throughout its fields. We believe that through this integration we have been able to improve overall margins on the sale of natural gas. We are actively examining additional integration possibilities for transmission, gathering and marketing of natural gas to continue this integration of our natural gas business.

MARKET FOR OIL AND NATURAL GAS

     GENERAL. The revenues generated from our oil and gas operations are highly dependent upon the prices of and the demand for our oil and natural gas production. The prices we receive for our oil and gas production depend upon numerous factors beyond our control including seasonality, the condition of the United States economy, foreign imports of oil and natural gas, political conditions in other oil and natural gas producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and regulatory policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of our proved reserves, and our revenues, profitability and cash flow.

     Although we have not entered into any crude oil or natural gas price swaps or other similar hedging transactions for the purpose of reducing its exposure to future price fluctuations, we may engage in such transactions from time to time in the future as management deems it advisable to do so.

     Although we currently are not experiencing any involuntary curtailments of our oil or natural gas production, market, economic and regulatory factors in the future may materially affect our ability to sell our oil or natural gas production. Due to the availability of other markets and pipeline connections, we do not believe that the loss of any single oil or natural gas customer would have a material adverse effect on our results of operations.

     NATURAL GAS SALES. Natural gas produced from completed wells must be transported through pipeline systems to get to market. In our primary fields of operations in southeastern Ohio substantially all our completed wells are connected to our gas gathering system (the "Ohio Gas Gathering System") which collects the gas from wells in the field, sends it through compressor stations to enhance transportability and delivers it to the East Ohio Company interstate pipeline and to Columbia Gas Company interstate pipeline. Much of the Ohio Gas Gathering System is owned by ESI Pipeline Operating L.P., an affiliate of the Company (the "Pipeline Operating Partnership"). Energy Search, for its own account and on behalf of the Affiliated Drilling Partnerships we manage, has entered into a gas servicing agreement (the "Gas Servicing Agreement") with the Pipeline Operating Partnership pursuant to which all natural gas produced from wells connected to the Ohio Gas Gathering System is purchased by the Pipeline Operating Partnership and subsequently resold. The price received by Energy Search for its natural gas is a function of what the Pipeline Operating Partnership sells it for on the market (i.e. the "Adjusted Gas Price Spread"). The Gas Servicing Agreement thus provides for natural gas purchased from Energy Search and Affiliated Drilling Partnerships on a "net back" basis. As of December 31, 1997, the Adjusted Gas Price Spread with respect to the Gas Servicing Agreement ranged from approximately $0.45 per Mcf to $0.48 per Mcf where no compression is used.

     Natural gas produced from our wells is sold by the Pipeline Operating Partnership pursuant to one or more natural gas sales contracts to gas marketers, interstate or intrastate pipelines, local utilities or industrial end users in the Appalachian Basin. For the fiscal year ended December 31, 1997, gross natural gas prices received by the Company for its natural gas ranged from $2.23 to $5.04 per Mcf before royalties and gathering and transportation costs.
                                     49

REGULATION AND ENVIRONMENTAL MATTERS

     Oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases our cost of doing business and affects its profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, because such rules and regulations frequently are amended or interpreted, we are unable to predict the future
cost or impact of complying with such laws.  See "Risk Factors   Risks
Associated with the Oil and Gas Industry   General Regulation, State
Regulation, Federal Regulation."

     Environmental enforcement efforts with respect to natural gas and oil operations recently have increased and it can be anticipated that such regulation will expand and have a greater impact on future natural gas and oil operations. There is no assurance that laws and regulations enacted in the future will not adversely affect our efforts in exploration for, and production and transmission of, oil and natural gas. Such legislation or actions of local, state and federal governments may have a material effect on us in the future. To the best knowledge of management, Energy Search has complied in all material respects with applicable regulatory requirements of the states in which we operate. To date, we have received no material notice of violation or complaint concerning our compliance with federal, state or local laws respecting the environment. There can be no assurance, however, that our business operations will not result in violations of environmental laws or related liabilities in the future. See
"Risk Factors   Risks Associated with the Oil and Gas Industry
Environmental Regulation."

COMPETITION

     The oil and natural gas industry is highly competitive in all of its phases. Energy Search competes with many other companies in the search for and acquisition of oil and natural gas properties and leases for exploration and development, and also competes with other companies in its activities as drilling contractor and natural gas marketers. Our competitors include numerous independent oil and natural gas companies, major integrated oil and natural gas companies, individuals and drilling and income programs. Many of these companies have substantially greater financial, technical and other resources than Energy Search and have been engaged in the exploration and production business for a much longer time than has Energy Search. Such companies may be able to pay more for leases on oil and natural gas properties and exploratory prospects, as well as to define, evaluate, bid for or purchase a greater number of properties and prospects than our financial or human resources would permit. Energy Search will be required to maintain and enhance our ability to conduct our operations, to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Competition among oil and gas companies for favorable oil and natural gas prospects can be expected to continue. It is anticipated that the cost of acquiring oil and natural gas properties may increase appreciably.

     In the area of capital formation, we compete for investor capital in the public and private equity markets with other oil and gas companies, as well as companies from other industries. We also compete with a number of other companies which offer interests in drilling partnerships with a wide range of investment objectives and program structures. Competition for investment capital from both public and private drilling sources is intense. Our business plan requires that we continue to raise capital for drilling and acquisition activities.

ENERGY SEARCH'S ACTIVITIES WITH AFFILIATED PARTNERSHIPS

     Energy Search operates an approximately 100-mile gas gathering system servicing its primary areas of operation. A portion of the gas gathering system (approximately 60 miles of pipeline) is owned by a Tennessee limited partnership (the "Pipeline Operating Partnership") which is comprised of Energy Search, as managing general partner owning a 28.74% general partner interest, and a single limited partner which is another Tennessee limited partnership (the "Pipeline Income Partnership") for which Energy Search also serves as managing general partner. The Pipeline Income Partnership was syndicated by EFC and capitalized with investor funds raised in a private offering conducted in 1992 and 1993.

     Prior to 1997, substantially all of our wells were drilled in joint ventures with Affiliated Drilling Partnerships. The Affiliated Drilling Partnerships have engaged in primarily development drilling in southeastern Ohio. All of the Affiliated Drilling Partnerships were structured in a similar fashion. The Affiliated Drilling Partnerships typically enter into a joint venture with Energy Search to drill and develop the wells (the "ADP Wells.") The joint venture is evidenced by a joint drilling and operating agreement ("JDOA") between Energy Search, as participant, project manager and driller-operator, and the Affiliated Drilling Partnership, as participant. Pursuant to the JDOA, drill sites are selected Energy Search from its lease inventory. Energy Search is obligated to contribute drill sites to the joint ventures evidenced by the JDOA for each Affiliated Drillings Partnership on a drillsite-by-drillsite basis. No Affiliated Drilling Partnership has any right to develop any acreage "proved up" by the drilling of a well on its drillsite. Energy Search, as driller-operator, has discretion under the JDOA to select the target geological formation and depth of the ADP Wells to be drilled, and to make all operational decisions regarding drilling, completion (if warranted) or plugging and abandonment of the ADP Wells.

     ADP Wells are drilled on a "functional allocation" basis. Pursuant to this arrangement, the Affiliated Drilling Partnership contributes to the joint venture drilling funds for intangible drilling costs in exchange for direct ownership of a working interest in the ADP Wells. Energy Search, on the other hand, contributes the drillsite, tangible well equipment, excess intangible drilling funds in the event of cost overruns and services in exchange for direct ownership of a working interest in the ADP Wells. The allocation of the percentage of the working interest owned between the Affiliated Drilling Partnership and Energy Search varies somewhat from program to program, but is generally based on our estimate of the relative value contributed. Energy Search's direct ownership of the working interest of the ADP Well ranges in various Affiliate Drilling Partnerships from approximately 7.0% to 20.0%. Under the JDOA, Energy Search, in its capacity as driller-operator under the JDOA, agrees to drill and complete (if warranted) or plug and abandon the ADP Wells on a "turnkey" basis for a "fixed price" or "adjustable fixed price" (based on depth of the well and number of zones stimulated). To the extent actual well development costs exceed the "turnkey price" or "adjustable turnkey price," Energy Search may experience a loss on drilling operations. However, to the extent actual drilling costs are less than the "turnkey price" or "adjustable turnkey price" received, Energy Search may realize a profit. Typically under a JDOA, the drilling funds are pre-paid to Energy Search, in its capacity as driller-operator, to allow Energy Search the opportunity to inventory drill sites, maintain a field office and line up drilling rigs, related equipment and crews.

     After ADP Wells are drilled and completed in its primary field of operations in southeastern Ohio, a flow line is constructed and the well is hooked up to our gas gathering system so that natural gas produced from the wells can be transported to market. Energy Search is responsible for managing all production operations concerning the wells and the gas gathering system. Such operations on the wells include equipment repairs and maintenance, well swabbing, production chart reading, accounting and administration. For performing such services, Energy Search generally receives a monthly, per-producing-well "tending" fee and is reimbursed, generally at cost, for equipment and generally charges standard rates for services provided to the wells. With respect to the gas gathering system, Energy Search maintains and repairs the equipment, monitors and reads gas meters, negotiates gas sales contracts and otherwise manages the system. For performing these services, Energy Search currently receives from the Pipeline Operating Partnership a monthly fee of $2,500 and is reimbursed for materials, services and administrative overhead contributed toward managing the system. Energy Search, as the managing general partner in the Pipeline Operating Partnership, maintains a 28.74% interest in such partnership entitling us to 28.74% of the net revenues of the Pipeline Operating Partnership.

     After an ADP Well has been completed and produced, and when a well is no longer capable of production in commercial quantities, Energy Search, as operator under the JDOA, is responsible for plugging the well and restoring the drillsite. Costs of plugging and restoration are shared by the participants under a JDOA according to the particular agreement. Energy Search's ownership interest in the wells results from, among other things, its furnishing of the tangible well equipment. Accordingly, Energy Search is responsible, under the JDOA, for paying reclamation costs allocable to such tangible well equipment and is entitled to reclaim any salvageable tangible well equipment.

ACTIVITIES OF EQUITY FINANCIAL CORPORATION.

     EFC, a wholly-owned subsidiary of Energy Search, is a securities brokerage firm and member of the NASD. It is engaged primarily in the business of providing investment services and products to its clients. Charles P. Torrey, Jr., Chief Executive Officer of Energy Search, and Robert L. Remine, Chief Financial Officer of Energy Search, are each licensed agents and principals of EFC. They founded EFC in 1985. EFC has five additional licensed sales agents. EFC maintains offices adjacent to Energy Search offices in Knoxville, Tennessee.

     At times, EFC serves as placement agent for the private placement of our securities, including, common stock, Preferred Stock and partnership interests in Affiliated Drilling Partnerships. For these services, EFC receives placement fees and sales commissions. These fees and commissions are consistent with NASD requirements and commensurate with what would be charged by unrelated firms performing similar services.

OFFICES AND EMPLOYEES

     Our administrative offices are located at Suite 200, 280 Fort Sanders West Boulevard, Knoxville, Tennessee, 37922. At this office, all executive management, financial, accounting and general administrative functions for Energy Search and its Affiliated Drilling Partnerships and Pipeline Income Partnership and Pipeline Operating Partnership are performed. Our main field office is located at 217 Second Street, Marietta, Ohio, with a satellite field office at 114 Club Circle, Daniels, West Virginia. Geological, engineering and exploration and production activities are coordinated from the Marietta office.

     As of November 30, 1998, Energy Search had 21 full-time employees, including one geologist, one engineer, two landmen and seven pumpers. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are represented by any labor union. We believe Energy Search relations with our employees are good. From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the area of drilling services, water hauling acquisition of leases and lease options, construction, design, well-site surveillance, permitting and environmental assessment. We believe that this use of third-party service providers enhances our ability to contain general and administrative expenses.

DESCRIPTION OF PROPERTY

     ENERGY SEARCH OIL AND NATURAL GAS ASSETS

     As of December 31, 1997, Energy Search partially owned and operated approximately 370 wells and approximately 100 miles of natural gas gathering systems on approximately 68,610 acres in the Appalachian Basin. For the year ended December 31, 1997, our wells had a net average daily production of approximately 0.9 MMcfed. As of November 30, 1998, our gross production of natural gas was approximately 3.5 MMcfed and net production was estimated to be 2.7 MMcfed. Following is a summary of our primary oil and natural gas assets.

     BECKLEY, WEST VIRGINIA AREA -- BEAVER LEASE/DUPONT FIELDS. On July 17, 1996, Energy Search acquired the Beaver Lease, approximately 17,000 leasehold acres, mostly contiguous, in Raleigh County, West Virginia from the Beaver Coal Company. We have drilled 31 wells on the Beaver Lease and an additional well on acreage contiguous to the Beaver Lease. We plan to continue drilling the Beaver Lease and to exploit other similar opportunities in the area. Based on its experience on these properties and on reports from its independent petroleum engineers, we currently believe that at least 75 developmental well sites exist for further drilling in this acreage. All of the working interest of the Beaver Lease is owned by Energy Search. We also have 13 producing gross natural gas wells on our Dupont Field located in Wood County, West Virginia (the "Dupont Field").

     COALBED METHANE LEASE. In May of 1998, Energy Search acquired an approximately 24,000 acre lease in Raleigh County, West Virginia to develop coalbed methane gas. Since May we have leased approximately 8,000 additional acres for coalbed methane gas development in this area. These coalbed methane leases were acquired at an initial aggregate cost of approximately $167,000. The leases contain certain drilling commitments. We expect that the cost of development of these leases will be funded from our working capital and its existing credit facilities. These coalbed methane leases are proximate to coalbed methane properties in southwestern Virginia currently being exploited by other companies. However, the leases have no existing coalbed methane production and the coalbed methane reserves underlying the leases are unproven. Although Energy Search has not previously developed or produced coalbed methane gas, its senior engineer possesses significant experience and expertise in coalbed methane drilling and well completion. We plan to commence development of this coalbed methane prospect in the fall of 1998.

     SIMMONS FIELD. In November 1997, Energy Search acquired the Simmons field (the "Simmons Field"), comprised of approximately 9,000 acres of oil and natural gas properties from Lomak Petroleum, Incorporated ("Lomak"). The purchase included 192 wells on leases located in Ohio and West Virginia, wellhead equipment, surface equipment, a 10-mile, 6-inch gas gathering pipeline system and a compression facility. Since this acquisition, we have begun remediating and increasing production from existing wells, identifying more than 30 wells with uphole recompletion potential. We have drilled two successful wells on the Simmons Field to date. We believe that this property is a prototype of what we can target as an acquisition candidate, a property with remediation and enhanced production potential, unexploited uphole reserves and a significant number of developmental sites left to be drilled. We believe that at least 70 developmental well sites exist for further drilling in this acreage. All of the working interest of the oil and natural gas leases concerning the Simmons Field is wholly owned by Energy Search.

     BARTLETT/TORCH/CHURCHTOWN FIELDS. The Bartlett, Torch and Churchtown fields (the "Bartlett Field," "Torch Field," and "Churchtown Field," respectively) are accumulations of many small lease tracts from individual owners into relatively contiguous field operation areas located in Washington, Athens and Meigs Counties, Ohio. The acreage was accumulated in large part in connection with Energy Search-sponsored Affiliated Drilling Partnerships over the past eight years. These fields total approximately 33,000 acres. We believe that at least 25 developmental well sites exist for further drilling in this acreage. Energy Search owns 100% of the well equipment on this acreage and varying percentages of working interest in the wells in conjunction with Affiliated Drilling Partnerships.

     GAS GATHERING SYSTEMS. Throughout its various fields of operation in Ohio and West Virginia, Energy Search owns and operates approximately 100-miles of pipeline and natural gas gathering systems. In the Torch, Bartlett and Churchtown Fields, we operated approximately 60 miles of natural gas gathering systems most of which are owned by the Pipeline Operating Partnership. Substantially all completed wells in this area are connected to these natural gas gathering systems which collects the natural gas from the wells, sends it through one or more compressor stations to enhance transportability and delivers it to the East Ohio Company interstate pipeline and to the Columbia Gas Company interstate pipeline.
In connection with the Simmons Field, Energy Search owns and operates approximately 18 miles of natural gas gathering systems. Energy Search owns and operates approximately 4 miles of gas gathering systems in the Dupont Field and approximately 10 miles of gas gathering systems in connection with the Beaver Lease.

     RECENT ACQUISITIONS BY ENERGY SEARCH

     In June of 1998, Energy Search acquired 56 oil and natural gas wells located in southeastern Ohio, associated leasehold interests and equipment
                                     55
from Viking Resources Corporation at a cost of $1,750,000. Since this acquisition, we have begun remediating and increasing production from existing wells. We believe these wells have additional enhancement potential, as well as unexploited uphole reserves.

     In a transaction completed in approximately June of 1998, Energy Search acquired from certain individuals, the working interest and overriding royalty interest in various oil and natural gas wells located in southeastern Ohio and originally drilled by Energy Search with Affiliated Drilling Partnerships and currently operated by the company. As consideration for these purchases, Energy Search issued 10,114 shares of its common stock and paid $121,543 in cash.

     In a transaction completed in September of 1998, Energy Search acquired from the earliest five Affiliated Drilling Partnerships their working interests in various oil and natural gas wells located in southeastern Ohio and operated and owned jointly with Energy Search. Since the purchase, the five Affiliated Drilling Partnerships have been liquidated and dissolved. As consideration for these purchases, energy Search issued 221,453 shares of its common stock and paid $507,193 in cash.

     OIL AND NATURAL GAS RESERVES

     Energy Search's oil and natural gas reserves are located in Ohio and West Virginia. Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate to be reasonably certain to be recoverable in the future from known reservoirs under existing economic and operating conditions. Proved developed oil and natural gas reserves are proved reserves that can be expected to be recovered through existing wells using existing equipment and operating methods. Proved undeveloped reserves are proved reserves expected to be recovered from new wells on undrilled acreage, or from existing wells at depths below the present bottom of the wells.

     The following tables summarize information with respect to the estimated net proved oil and natural gas reserves as reviewed, evaluated and certified by the independent engineers and/or a geologist attributable to our interests in oil and natural gas properties as of December 31, 1997, 1996 and 1995. The substantial difference in total proved reserves of our natural gas from 1996 to 1997 is primarily due to the acquisition and development of our Beaver Lease in central West Virginia and the Simmons Field in Ohio and West Virginia. The year-end reserve reports for December 31, 1996 and December 31, 1995 were prepared by Kim A. Walbe, independent certified geologist. Mr. Walbe became a director of Energy Search in March of 1997 and he continues to serve in such capacity. The year-end reserve report for December 31, 1997 was prepared by Wright & Company, Inc., independent certified petroleum engineers.

              TOTAL ESTIMATED NET RESERVE QUANTITIES

                                                    AT DECEMBER 31,
                                          -----------------------------------
                                            1997          1996         1995
                                          ----------   ---------     --------
 COMPANY - TOTAL
  Total Proved Reserves:<F1>
          Oil (Bbls)                          23,624       16,736       22,340
          Natural Gas (Mcf)               30,609,977   15,692,300    3,564,527
          Equivalent Bbls (BOE)<F2>        5,125,287    2,632,119      616,428
          Equivalent Mcf (Mcfe)<F2>       30,751,721   15,892,716    3,698,567

  Total Proved Undeveloped Reserves:<F1>
          Oil (Bbls)                              --           11       10,616
          Natural Gas (Mcf)<F2>           19,417,960   14,543,536    2,305,073
          Equivalent Bbls (BOE)<F2>        3,236,327    2,423,934      394,795
          Equivalent Mcf (Mcfe)<F2>       19,417,960   14,543,602    2,368,769

  Total Proved Developed Reserves:<F1>
          Oil (Bbls)                          23,624       16,725       11,724
          Natural Gas (Mcf)               11,192,017    1,148,764    1,259,454
          Equivalent Bbls (BOE)<F2>        1,888,960      208,186      221,633
          Equivalent Mcf (Mcfe)<F2>       11,333,761    1,249,114    1,329,798

-------------------
<F1> Reserves are net to our interest.  Applicable royalties have been deducted from these volumes.
<F2> After conversion on the basis of 6.0 Mcf of natural gas to 1.0 barrel of crude oil.

   DISCOUNTED PRESENT VALUE OF FUTURE NET REVENUES

   The following tables represent the estimated future net revenues and the present value of the future estimated net reserves discounted at a rate of 10% per year from the proved developed producing, proved developed non-producing and proved undeveloped reserves of Energy Search.

   With respect to the tables below, the Estimated Discounted
Present Value Future Net Cash Flows from Proved Oil and Gas Reserves is computed assuming a constant price of $3.45 per Mcf. For the fiscal year ended December 31, 1997, gross natural gas prices received by Energy Search for its natural gas ranged from $2.23 to $5.04 per Mcf before royalties and gathering and transportation costs.

ESTIMATED DISCOUNTED PRESENT VALUE OF FUTURE NET CASH FLOWS
FROM PROVED OIL AND NATURAL AS RESERVES

                                                     AT DECEMBER 31,
                                          -----------------------------------
                                             1997          1996        1995
                                          ----------   ---------     --------
     COMPANY - TOTAL
       Proved Developed Producing
        Oil (Bbl)                             23,624       13,859         7,798
        Natural Gas (Mcf)                  7,475,526      943,584       969,573
       Proved Developed Non-Producing
        Oil (Bbl)                                 --        2,866         3,926
        Natural Gas (Mcf)                  3,716,491      205,180       289,881
       Proved Undeveloped
        Oil (Bbl)                                 --           11        10,616
        Natural Gas (Mcf)                 19,417,960   14,543,536     2,305,073

       Estimated Future Net Cash Flows
         Before Income Taxes
        Proved Producing                 $20,212,160  $ 2,356,125   $ 2,080,061
        Proved Non-Producing               9,575,898      362,073       461,001
        Proved Undeveloped                41,354,112   33,605,186     2,707,583
                                         -----------  -----------   -----------
       Total                             $71,142,170  $36,323,384   $ 5,248,645
                                         ===========  ===========   ===========
       Estimated Future Net Cash Flows
         Before Income Taxes Discounted
         at 10%
        Proved Producing                 $ 9,703,797  $ 1,434,504   $ 1,203,549
        Proved Non-Producing               4,748,113      227,129       279,747
        Proved Undeveloped                17,909,290   19,665,164     1,237,353
                                         -----------  -----------   -----------
       Total                             $32,361,200  $21,326,797   $ 2,720,649
                                         ===========  ===========   ===========

     For additional information concerning the discounted future net cash flows to be derived from our reserves, see the Supplemental
Information to Consolidated Financial Statements included herein.

     In accordance with applicable requirements of the SEC, estimates of our proved reserves and future cash flows are made using sales
                                     58
prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). Estimated quantities of proved reserves and future cash flows therefrom are affected by natural gas and oil prices, which have fluctuated widely in recent years.

     There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents estimates only. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Reserve engineering and evaluation is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers and geologists often vary. In addition, estimates of reserves are subject to revision by the results of drilling, testing and production subsequent to the date of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.
While we believe that reserve estimates presented in this Prospectus are reasonable, the estimates should be viewed with the understanding that subsequent reservoir performance, the timing and success of future development drilling and changes in pricing structure or market demand will affect the reserve estimates.

     In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent Energy Search acquires properties containing proven reserves or conducts successful exploration and development activities, or both, the proven reserves of the company will decline as reserves are produced. Energy Search's future oil and natural gas production is, therefore, highly dependent upon its level of success in acquiring or developing additional reserves.

     PRODUCING WELLS

     The following table sets forth certain information regarding our ownership, as of December 31, 1997, of productive wells in Ohio and West Virginia. For purposes of this table, productive wells are producing wells and wells capable of production. A gross well is a well in which a working interest is owned by Energy Search. The number of gross wells is the total number of wells in which Energy Search owns a working interest. A net well is deemed to exist when the sum of the fractional ownership interests in gross wells equals one. The number of net wells is the sum of the fractional working interests owned by Energy Search in gross wells expressed as whole numbers and fractions thereof.
                                     59

                          PRODUCTIVE WELL SUMMARY

                              OIL           NATURAL GAS        TOTAL <F1>
                          --------------   ---------------   --------------
                          GROSS     NET    GROSS     NET     GROSS     NET
                          -----     ---    -----     ---     -----     ---
       Ohio                10.0      1.2   302.0     177.9   312.0    179.1
       West Virginia        2.0      0.3    39.0      28.6    41.0     28.9
                           ----      ---   -----     -----   -----    -----
       Total               12.0      1.5   341.0     206.5   353.0    208.0
                           ====      ===   =====     =====   =====    =====

---------------
<F1>  The number of wells with multiple completions is 194 of the 353, which is 55% of the total productive wells.

     As of December 31, 1997, Energy Search owned three wells, not included in the above tables, which were awaiting completion.

     PRODUCTION VOLUMES, AVERAGE PRICES AND PRODUCTION COSTS

     The following table sets forth certain information regarding the production volumes of, average sales prices received for, and average production costs associated with, our sales of oil and natural gas for the periods indicated.

                                                   AT DECEMBER 31,
                                    ---------------------------------------
                                        1997         1996          1995
                                    -----------  -----------   ------------

  NET PRODUCTION:
    Oil (Bbls)                            1,158          957          1,166
    Natural Gas (Mcf)                   138,958       82,260         91,119
    Total (BOE)                          24,318       14,667         16,353
    Total (Mcfe)                        145,906       88,002         98,115

  AVERAGE SALES PRICE:
    Oil ($/Bbl)                          $18.06       $19.26         $16.48
    Natural Gas ($/Mcf)                  $ 3.08       $ 2.97         $ 2.34




                                     60

  AVERAGE PRODUCTION LIFTING COST:
    ($/Mcf) <F1>                    $      0.39 $       0.41   $       0.82

-----------------
<F1>  Includes direct lifting costs (labor, repairs and maintenance, materials and supplies) and property and severance taxes.

     DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

     The following table sets forth certain information regarding the costs incurred by Energy Search in its development, exploration and acquisition activities on its Ohio and West Virginia properties during the periods indicated.

                                              YEAR ENDED DECEMBER 31,
                                  --------------------------------------------
                                       1997             1996           1995
                                  ------------     ------------    -----------
Development Costs                 $  5,683,356     $  1,066,814    $   622,642
Exploration Costs                 $     84,616     $    288,376    $   124,887
Property Acquisition Costs        $  1,535,173     $     72,640    $   146,109


     RECENT DRILLING ACTIVITIES

     Energy Search has drilled or participated in the drilling of wells in its Ohio and West Virginia properties as set out in the tables below for the periods indicated.

                                        YEAR ENDED DECEMBER 31,
                         --------------------------------------------------
                              1997             1996                1995
                         -------------    --------------      -------------
                         GROSS     NET    GROSS      NET      GROSS     NET
                         -----     ----   -----      ---      -----     ---
OHIO
DEVELOPMENT WELLS
    Oil                  0.0       0.0     0.0      0.0        0.0      0.0
    Natural Gas          8.0       3.8    17.0      3.5       17.0      2.7
    Dry                  0.0       0.0     1.0      0.2        1.0      0.2
                         ---       ---    ----      ---       ----      ---

                                     61

    Total                8.0       3.8    18.0      3.7       18.0      2.9
                         ===       ===    ====      ===       ====      ===

EXPLORATORY WELLS
    Oil                  0.0       0.0     0.0      0.0        0.0      0.0
    Natural Gas          1.0       0.1     1.0      0.1        0.0      0.0
    Dry                  0.0       0.0     0.0      0.0        2.0      0.2
                         ---       ---    ----      ---       ----      ---
    Total                1.0       0.1     1.0      0.1        2.0      0.2
                         ===       ===    ====      ===       ====      ===
WEST VIRGINIA
DEVELOPMENT WELLS
    Oil                  0.0       0.0     0.0      0.0        0.0      0.0
    Natural Gas         24.0      20.1     4.0      0.8        0.0      0.0
    Dry                  3.0       3.0     0.0      0.0        0.0      0.0
                         ---       ---    ----      ---       ----      ---
    Total               27.0      23.1     4.0      0.8        0.0      0.0
                         ===       ===    ====      ===       ====      ===
EXPLORATORY WELLS
    Oil                  0.0       0.0     0.0      0.0        0.0      0.0
    Natural Gas          1.0       1.0     0.0      0.0        0.0      0.0
    Dry                  0.0       0.0     0.0      0.0        0.0      0.0
                         ---       ---    ----      ---       ----      ---
    Total                1.0       1.0     0.0      0.0        0.0      0.0
                         ===       ===    ====      ===       ====      ===

    Energy Search drilled 36 gross wells during fiscal year ended December 31, 1997. Twenty-eight wells were drilled in southern West Virginia, completed in one or more of the multiple horizons available (Princeton, Ravencliff, Maxton, Big Lime, Weir). Eight wells were drilled and completed in multiple zones including the Clinton, the Medina and the Berea sands in southeastern Ohio.

          OIL AND NATURAL GAS LEASES

    LEASEHOLD ACREAGE. As of December 31, 1997, Energy Search owned oil and natural gas leasehold acres located in Washington, Athens, Meigs, Noble and Morgan Counties, Ohio, and in Gilmer, Ritchie, Wood and Raleigh Counties, West Virginia.

    The following table sets forth certain information regarding our developed and undeveloped leasehold acreage as of December 31, 1997.

                             LEASEHOLD ACREAGE

                            DEVELOPED        UNDEVELOPED           TOTAL
                        ---------------    ---------------    ---------------
                         GROSS     NET     GROSS       NET    GROSS      NET
                         -----     ---     -----       ---    -----      ---
     Ohio               25,383    9,057    22,547    19,729   47,930   28,786
     West Virginia      18,766   14,098     1,914     1,675   20,680   15,773
                        ------   ------    ------    ------   ------   ------
     Total              44,149   23,155    24,461    21,404   68,610   44,559
                        ======   ======    ======    ======   ======   ======

     Substantially all of our Ohio and West Virginia leases are subject to landowner royalties of 12.5% and, occasionally, subject to additional overriding royalty interests of 3.125%. Thus, the net revenue interest of our Ohio and West Virginia leases generally ranges from 87.5% to 84.375%.

INSURANCE

     GENERAL. For its oil and gas operations, Energy Search maintains extensive insurance coverage (exceeding $10 million in the aggregate) to protect the company, the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership from liability and losses that could arise in connection with drilling, production or natural gas transportation activities involving gas or oil. A brief discussion of our insurance policies is set forth below. Energy Search is the primary insured and the Affiliated Drilling Partnerships, the Pipeline Operating Partnership and the Pipeline Income Partnership are listed as an additional insured on the policies. Each of the policies are subject to certain terms, conditions, exclusions and limitations that may preclude us or an Affiliated Drilling Partnership from recovering damages, expenses and liabilities suffered, including, typically, damages and liabilities from or caused by: (a) the violation of any federal, state, or local statute, ordinance or regulation or (b) fines, penalties and punitive and exemplary damages or (c) war and terrorist acts (d) normal operation, including wear and tear, (e) faulty design or (f) dishonesty of employees, (g) professional liability, (h) failure to supply and (i) damage to underground equipment. Certain other exclusions that are customary in the insurance and oil and gas industries (such as the exclusion or limitation of coverage for costs related to the loss of diamond drill bits and in-hole salvage and fishing costs) may also apply. It is possible that the terms, conditions, exclusions and limitations described above may prevent us or an Affiliated Drilling Partnership from recovering the full amount of any damages, expenses and liabilities suffered by Energy Search or an Affiliated Drilling Partnership which arise from an accident.

     COMPREHENSIVE GENERAL LIABILITY. Energy Search maintains a comprehensive general liability policy insured by The Federal Insurance Company with coverage limits of $1,000,000 per occurrence for bodily injury and property damage and $2,000,000 in the aggregate. Such policy provides coverage of $2,000,000 per occurrence and in the aggregate with respect to products and completed operations, $1,000,000 per occurrence and in the aggregate with respect to underground resources, and $500,000 stop gap liability coverage. This policy includes coverage for sudden and accidental seepage and pollution (subject to a limit of $250,000) care, custody and control, debris removal following a covered loss, broad form property damage, waiver of subrogation, contractual liability, non-operator working interest, blow-out and cratering, explosion, collapse and underground property damage.

     AUTOMOBILE LIABILITY. Energy Search maintains an automobile liability policy with coverage limits of $1,000,000 per occurrence for bodily injury and property damage and $1,000,000 in the aggregate.

     UMBRELLA LIABILITY. We maintain an umbrella liability policy insured by The Federal Insurance Company with coverage limits of $10,000,000 per occurrence or series of occurrences arising out of one
(1) event and, subject to certain limitations, in the aggregate. Such policy becomes effective only after underlying coverage limits of $1,000,000 for comprehensive general liability, $1,000,000 for automotive liability, and $500,000 for stop gap liability.

     We require subcontractors to carry liability insurance and workers' compensation insurance as required by state law.

     Since November 1990, when we assumed operation of our first oil and gas wells, there have been no material claims against our liability insurance policies. In the opinion of our management, our properties are adequately covered by insurance.

LEGAL PROCEEDINGS

     Neither Energy Search, our properties, nor any of our directors or officers, is involved in any material litigation or administrative proceedings.

                              MANAGEMENT

NAME                   AGE       POSITION                TENURE WITH COMPANY               CLASS AND TERM OF DIRECTORS;
                                                                                           COMMITTEES
Charles P. Torrey, Jr.  51  Chief Executive Officer,    Since its inception in 1990   Class III, Term expiring in 2001;
                            Director                                                  nonvoting member of the Executive Management
                                                                                      and Compensation Committee

Richard S. Cooper       49  President, Director, Legal  Since its inception in 1990   Class I, Term expiring in 1999
                            Counsel

Robert L. Remine        50  Secretary, Treasurer,       Since its inception in 1990   Class II, Term expiring in 2000;
                            Director                                                  nonvoting member of the Audit Committee

John M. Johnston        38  Vice President -            Since December 1993            n/a
                            Exploration/Development

Michael W. Mooney       41  Chief Operating Officer     Since November 1997            n/a

Kim A. Walbe            52  Director                    Since March 1997              Class II, Term expiring in 2000;
                                                                                      Chairperson of the Executive Management
                                                                                      and Compensation Committee and member of
                                                                                      the Audit Committee

Douglas A. Yoakley      43  Director                    Since March 1997              Class I, Term expiring in 1999;
                                                                                      Chairperson of the Audit Committee and
                                                                                      member of the Executive Management and
                                                                                      Compensation Committee


CHARLES P. TORREY, JR. (age 51) has been a director of Energy
Search since its inception in 1990. Mr. Torrey, a founder of Energy Search, has served as the Company's Chief Executive Officer since
1990.   Mr. Torrey actively has participated in the syndication,
capital formation, investment and management of over $50 million in oil and gas related programs for Energy Search. Mr. Torrey's current responsibilities include interfacing with capital markets, development of corporate growth strategies, capital formation and financial operations. Mr. Torrey is a registered securities representative, principal, director and president of EFC. In 1986, Mr. Torrey received his certification as a Certified Financial Planner from the College of Financial Planning, Denver, Colorado.

RICHARD S. COOPER (age 49) has been a director of Energy Search since its inception in 1990. Mr. Cooper, a founder of Energy Search, has served as the Company's President since 1990. Mr. Cooper actively has participated in the syndication, capital formation, investment and management of over $50 million in oil and gas related programs for Energy Search. Mr. Cooper is licensed to practice law in the State of Tennessee and, before 1991, practiced business and real estate law in Knoxville, Tennessee.

ROBERT L. REMINE (age 50), a certified public accountant, has been a director of Energy Search since its inception in 1990. Mr. Remine, a founder of Energy Search, has served as its Secretary and Treasurer since 1990. Mr. Remine actively has participated in the syndication, capital formation, investment and management of over $50 million in oil and gas related programs for the Company. Mr. Remine is responsible for overview of all financial, tax and accounting matters. Mr. Remine is a registered securities representative, principal, director and secretary and treasurer of ("EFC").

JOHN M. JOHNSTON (age 38) joined Energy Search as a petroleum geologist in December 1993 and became Vice President-Exploration and Development in January of 1996. Mr. Johnston specializes in subsurface geological analysis, reservoir engineering, wellsite geology, well completion design and supervision and production maintenance. Mr. Johnston also manages the use of advanced geologic (GeoGraphix) and reservoir engineering (GEMS) computer programs. Before joining Energy Search, from 1987 through December of 1993, Mr. Johnston served as manager of geology and reservoir engineering for Halwell Company, Inc. of Marietta, Ohio and senior geologist and project manager for Energy Omega, Inc. of Marietta, Ohio, an affiliate of Halwell Company, Inc. From 1981 through 1986, Mr. Johnston worked as a staff exploration geologist for Chevron U.S.A. and Gulf Oil Corp. Mr. Johnston presently is working on his thesis in connection with a Masters of Science Degree in Geology at the University of Cincinnati. Mr. Johnston was awarded a Chevron Fellowship, was a Marathon Oil Scholar and an Edmund J. James Scholar. Mr. Johnston is currently president of the Ohio Geological Society and a member of the board of directors of the Southeastern Ohio Oil and Gas Association. Mr. Johnston is a member of the American Association of Petroleum Geologists, the Society of Professional Well Log Analysts, the Ohio Geological Society and the Ohio Oil and Gas Association.

     MICHAEL W. MOONEY (age 41) joined Energy Search in November 1997 and is responsible for coordinating all drilling and completion functions as well as coordinating all production activities with respect to the Company's operated wells. Mr. Mooney also is responsible for the general supervision of Energy Search's personnel involved in the drilling, completion and production functions of Energy Search. Mr. Mooney has 20 years of oil and gas industry experience. Before joining Energy Search, Mr. Mooney served as the head drilling and completion engineer for Penn Virginia Oil and Gas Corp., where he was responsible for managing all phases of the drilling programs, drilling an average of 75 wells per year.

KIM A. WALBE (age 52) has been a director of Energy Search since
March 1997. Mr. Walbe is an independent consultant supervising drilling and completion of wells in West Virginia, Virginia and Kentucky. Mr. Walbe prepares oil and gas reserve reports for wells in New York, Pennsylvania, West Virginia, Ohio, Kentucky and Virginia.
He is also involved in supervising acquisition quality control and interpretation of all forms of electric log data, including deviated well data. Mr. Walbe functions as well-site geologist in Kentucky, West Virginia and Virginia; evaluates leases in Ohio, Virginia, Pennsylvania, West Virginia, New York and Kentucky; interprets aerial photography and prepares geological structure maps from interpretations; prepares lineation/fracture/borehole television maps for Devonian Shale well site selection and prepares and delivers testimony in oil and gas litigation as an expert witness. Mr. Walbe is an Adjunct Professor of Geology at the University of Charleston. Mr. Walbe also has been a contract consultant since 1985 to the Gas Research Institute's Devonian Shale Program. Mr. Walbe is a member of the Appalachian Geological Society, American Institute of Professional Geologists, Society of Petroleum Engineers of A.I.M.E., Society of Professional Well Log Analysts and American Society for Photogrammetry and Remote Sensing.

DOUGLAS A. YOAKLEY (age 43), a certified public accountant, has been a director of Energy Search since March 1997. Mr. Yoakley founded Pershing & Yoakley & Associates, a multi-specialty public accounting firm with over 100 employees in three offices, including Knoxville and Chattanooga, Tennessee and Clearwater, Florida. Mr. Yoakley is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants. Mr. Yoakley serves as a director for The Philadelphians, Inc., Healthcare Horizons, Inc., Camel Manufacturing, Inc. and Clinical Laboratories, Inc.

     NUMBER OF DIRECTORS; TERMS. In accordance with Energy Search's Third Amended and Restated Charter and Fourth Amended and Restated Bylaws, there are currently five members of the Board of Directors, each of whom serve annual terms or until their successors are duly elected and qualified. The Board of Directors of Energy Search is divided into three classes, each class to consist as nearly as possible of one-third of the directors. The Class I directors are Messrs. Cooper and Yoakley. The Class II directors are Messrs. Remine and Walbe. The Class III director is Mr. Torrey. The term of office of one class of directors shall expire each year with the initial term of office of the Class I directors expiring at the 1998 annual meeting of shareholders; the initial term of office of the Class II directors expiring at the 1999 annual meeting of the shareholders; and the initial terms of office of the Class III directors expiring at the 2000 annual meeting of shareholders. Commencing with the 1998 annual meeting of shareholders, the directors of the class elected at each annual meeting of shareholders shall hold office for a term of three years.

     DIRECTOR COMPENSATION. As compensation to outside directors, Energy Search pays directors' fees not to exceed $2,500 per quarter, plus expenses. Currently, non-employee directors are paid $3,000 per year plus $500 per board meeting attended. While not presently finalized, Energy Search is considering a program wherein up to half of directors' fees may, upon agreement between the Company and the director, be payable in shares of Energy Search common stock, based on the value of the stock on the last day of each quarter. Inside directors will not receive compensation, but may be reimbursed for expenses.

     OBSERVER DESIGNATED BY IPO UNDERWRITERS. Until January 1999, Energy Search is required to allow an observer designated by the managing underwriters of the IPO, to attend all meetings of the Board of Directors. The observer has no voting rights, is reimbursed for all out-of-pocket expenses incurred in attending meetings and receives compensation equal to that received by outside directors. The observer will be indemnified by the Company against all claims, liabilities, damages, costs and expenses arising out of his or her participation at Board of Directors meetings. The managing underwriters have appointed Anthony B. Petrelli, senior vice president of Neidiger/Tucker/Bruner, Inc. as the observer of meetings of the Board of Directors.

     COMMITTEES. Energy Search has two standing committees of its Board of Directors: the Audit Committee and the Executive Management and Compensation Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Yoakley and Walbe currently serve on the Audit Committee and Mr. Remine serves on the Audit Committee as a non-voting member. Mr. Yoakley is Chairman of the Audit Committee.

     The Executive Management and Compensation Committee, formed on March 31, 1998, is responsible for recommending individuals to serve as officers, reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Executive Management and Compensation Committee also is responsible for administering Energy Search's stock option and other equity-based incentive plans, recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries, reviewing for their adequacy and competitiveness compensation plans and awards as they relate to the Chief Executive Officer and other key employees and reviewing management's recommended annual budget and the Company's strategic plans. Messrs. Walbe and Yoakley currently serve on the Executive Management and Compensation Committee and Mr. Torrey serves on the Executive Management and Compensation Committee as a non-voting member. Mr. Walbe is Chairman of the Executive Management and Compensation Committee.

                       EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows certain information concerning the compensation earned during the fiscal year ended December 31, 1997, by the Chief Executive Officer of Energy Search and each executive officer who earned in excess of $100,000 and who served in positions other than Chief Executive Officer at the end of the last completed fiscal year:


                      SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                              ---------
                                  ANNUAL COMPENSATION    COMPENSATION AWARDS
                                  -------------------    -------------------
                                                        NUMBER
                                                      OF SHARES
    NAME AND                                          UNDERLYING  ALL OTHER
PRINCIPAL POSITION        YEAR      SALARY   BONUS<F1> OPTIONS  COMPENSATION<F2>
------------------        ----      ------   -------- --------- ---------------
Charles P. Torrey, Jr.      1997   $180,000  $   52,500     42,738  $    6,052
Chairman, Chief Executive
Officer and Director

Richard S. Cooper           1997   $180,000  $   52,500     32,738  $    5,166
President and Director

Robert L. Remine            1997   $180,000  $   52,500     32,738  $    7,875
Secretary, Treasurer and
Director

________________
<F1> Includes payments or accruals under the annual bonus program contained in each individual's employment agreement.

<F2> Represents other annual compensation paid or to be paid, including such items as automobile allowance, health, disability and life insurance, contributions to retirement plans, and certain compensation assigned to the executives as stated amount in lieu of their respective







                                     70

     interests in certain Affiliated Drilling Partnership net revenues previously assigned to them by the Company.

     The compensation listed in this column for 1997 consisted of: (i) Company contributions to the accounts of the named executive officers under the Company's simplified employee pension plan (SEP) as follows: $4,050 for Mr. Torrey, $4,050 for Mr. Cooper and $4,050 for Mr. Remine; and (ii) payments made by the Company for the premiums on certain life insurance policies as follows: $2,002 for Mr. Torrey, $1,116 for Mr. Cooper and $3,825 for Mr. Remine.

In 1998, the base salary of Messrs. Torrey, Remine and Cooper is $190,800.

CHIEF EXECUTIVE OFFICER

     Energy Search has an employment contract with Mr. Torrey which provides for his continued service as Chief Executive Officer through December 31, 2002 and thereafter, based on renewal provisions.

     Under his employment agreement, Mr. Torrey will receive a base salary in 1998 of $190,800. This amount is subject to an annual increase of at least 6% per year plus any additional amount that the
Board of Directors may award.   Mr. Torrey is entitled to participate in
the annual bonus program for Energy Search executive officers and to receive fringe benefits similar to those provided to executive officers.

     Mr. Torrey's annual incentive bonus under the annual bonus program is based upon Energy Search increasing its gross working interest revenues by 20% over the level reported for the prior fiscal year. Since the Company achieved this target, Mr. Torrey received a bonus which represented 25% of his earned salary.

     In 1997, Mr. Torrey was awarded options to purchase an additional 42,738 shares of common stock.

STOCK OPTIONS

     Energy Search's stock option plans are administered by the Executive Management and Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option. The Board of Directors makes recommendations of stock incentive grants which the Executive Management and Compensation Committee will then consider.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 31, 1997:


                   OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                         ------------------------------------
                                         PERCENT OF
                             NUMBER OF     TOTAL
                            SECURITIES    OPTIONS
                            UNDERLYING   GRANTED TO    EXERCISE
                             OPTIONS     EMPLOYEES      PRICE
                             GRANTED     IN FISCAL       PER       EXPIRATION
      NAME                   <F1><F2>      YEAR         SHARE         DATE
-------------------         ---------    ---------     --------    ----------
Charles P. Torrey, Jr.       42,738       27.1%     $6.50-$8.00      1/24/02
Richard S. Cooper            32,738       20.2%     $6.50-$8.00      1/24/02
Robert L. Remine             32,738       20.2%     $6.50-$8.00      1/24/02

--------------
<F1> Options granted during 1997 under Energy Search's general private common stock purchase warrant programs were granted for a term of five years.

<F2> Options granted during 1997 under Energy Search's executive officer common stock purchase warrants program are exercisable with respect to 25% of the shares beginning on the first anniversary of the date of grant and become exercisable in cumulative 25% installments on each anniversary date thereafter with full vesting occurring on the fourth anniversary date of the grant. All options were granted for a term of five years.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES<F1>

                                  NUMBER OF                  VALUE OF
                            SECURITIES UNDERLYING           UNEXERCISED
                           UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS
                              FISCAL YEAR-END            AT FISCAL YEAR-END
                         ---------------------------  -------------------------
      NAME               EXERCISABLE   UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-----------------        -----------   -------------  ----------- -------------
Charles P. Torrey, Jr.     42,738           9,000       93,899        1,350
Richard S. Cooper          32,738           3,300       61,389          495
Robert L. Remine           32,738          11,000       93,899        1,650

__________________
<F1>  No named executive officer exercised any stock options in 1997.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     CHARLES P. TORREY, JR., RICHARD S. COOPER AND ROBERT L. REMINE. Energy Search has entered into employment agreements with Charles P. Torrey, Jr., Chairman and Chief Executive Officer, Richard S. Cooper, President, and Robert L. Remine, Secretary and Treasurer. Each of these employment agreements became effective January 1, 1997, continues for an initial term of five years and is subject to automatic annual renewal terms of one year each thereafter. Base salary for each of the employment agreements began at $180,000 per year for 1997, subject to an annual increase of at least 6% per year, plus any additional amount that the Board of Directors may award. In addition, in each year in which the gross working interest revenue of Energy Search increases by at least 20% over its level in the preceding year, each of the employment agreements provide for a yearly performance bonus equal to 25% of the executive officer's base salary. Messrs. Torrey, Remine and Cooper each were awarded a bonus equal to 25% of their base salary in 1997. The base salary for Messrs. Torrey, Remine and Cooper in 1998 is $190,800.
At the option of the employee, Messrs. Torrey, Remine, or Cooper may elect to take their yearly performance bonus in the form of a demand promissory note bearing interest at the rate of 10% per annum payable monthly.

     Under the employment agreements, Messrs. Torrey, Cooper and Remine also are entitled to receive the following benefits: a nonaccountable automobile allowance of $1,000 per month and reimbursement of itemized fuel, cleaning and related expenses; a life insurance policy in the face amount of $500,000 (with the employee to name the beneficiary) provided the employee is insurable at standard rates (and if extra premiums are incurred to insure the life of the employee, the employee will be responsible for payment of such additional premiums or may accept such reduced death benefit as may be purchased for the cost of standard premiums); medical, health and hospitalization insurance as provided to other executive officers; participation in any bonus or profit-sharing plan, qualified salary deferral plan or pension plan now or in the future adopted by the Company; three weeks paid vacation; and participation with the Company in the drilling of Company oil and gas wells by giving the employee the option to purchase a 1% carried working interest in any well drilled by the Company (other than in connection with syndicated existing or future drilling programs with affiliated entities for a price equal to 1% of the completion costs for the well (thereby being carried by the Company through the drilling and casing point). The net present value of each employee's option to purchase a carried working interest has been set at $75,000 as of December 18, 1998. Messrs. Torrey, Cooper, and Remine have each agreed to take a demand promissory note in the amount of $75,000 each, bearing interest at 10% per annum, payable monthly.

     In the event of Messrs. Torrey's, Cooper's or Remine's termination of employment by the Company with or without cause, each is entitled to be paid a severance allowance equal to 24 months' salary (less amounts required to be withheld and deducted) plus any performance bonus, ratably apportioned. In the event any of Messrs. Torrey, Cooper or Remine are terminated without cause, such termination shall be preceded by 120 days advance written notice. No advance written notice is required to be given by the Company for a termination with cause.

     Messrs. Torrey's, Remine's and Cooper's employment agreements each contain confidentiality provisions (generally requiring that all the Company's confidential and proprietary data be kept confidential) and noncompetition provisions (generally providing that the employee will not directly or indirectly compete with the Company during the term of employment or for two years thereafter) for the benefit of the Company.

     JOHN M. JOHNSTON. Energy Search has entered into an employment agreement with John M. Johnston as vice president of exploration and development. This employment agreement is effective January 1, 1997, continues for an initial term of one year and is subject to automatic annual renewal terms of one year each thereafter. Base salary for the employment agreement is $72,000 per year. In addition, in each year in which the gross working interest revenue of Energy Search increases by at least 20% over its level in the preceding year, the employment agreement provides for a yearly performance bonus equal to 25% of Mr. Johnston's base salary. Under the employment agreement, Mr. Johnston will be entitled to receive the following benefits: a nonaccountable
                                     74
automobile allowance including use, maintenance, repair and insurance of an automobile and reimbursement of itemized fuel, cleaning and related expenses; a life insurance policy in the face amount of $200,000 (with the employee to name the beneficiary) provided the employee is insurable at standard rates (and if extra premiums are incurred in order to insure the life of the employee, the employee will be responsible for payment of such additional premiums or may accept such reduced death benefit as may be purchased for the cost of standard premiums); medical, health and hospitalization insurance as provided to other employees; participation in any bonus or profit-sharing plan, qualified salary deferral plan or pension plan now or in the future adopted by the Company; and two weeks paid vacation.

     On December 18, 1998, the Company authorized the issuance of 10,000 shares of stock on December 31, 1999 and December 31, 2000, or such earlier date as the Company may be sold, so long as Mr. Johnston remains employed by the Company. An additional 10,000 shares shall be issued to Mr. Johnston upon the sale of the Company.

     In the event of a termination of Mr. Johnston by the Company with or without cause, he shall be entitled to be paid a severance allowance equal to one year's salary (less amounts required to be withheld and deducted) plus any performance bonus, ratably apportioned. In the event Mr. Johnston is terminated without cause, such termination shall be preceded by 120 days advance written notice. No advance written notice is required to be given by the Company for a termination with cause.

     Mr. Johnston's employment agreement contains confidentiality provisions (generally requiring that all the Company's confidential and proprietary data be kept confidential) and noncompetition provisions (generally providing that the employee will not directly or indirectly compete with Energy Search during the term of employment or for one year thereafter) for the benefit of the Company.

     MICHAEL W. MOONEY. Energy Search has entered into an employment agreement with Michael W. Mooney . This employment agreement is effective November 1, 1997, continues for an initial term of one year and is subject to automatic annual renewal terms of one year each thereafter. Base salary for the employment agreement is $91,584 for 1998. In addition, Mr. Mooney receives (1) 5,000 shares of Energy Search for each year employed until the year 2000, (2) 2,500 shares of Energy Search for each year for the next four years beginning January 5, 1999 but is contingent upon Mr. Mooney's continued employment with Energy Search. Under the employment agreement, Mr. Mooney will be entitled to receive the following benefits: a nonaccountable automobile allowance including use, maintenance, repair and insurance of an automobile and reimbursement of itemized fuel, cleaning and related expenses; a life insurance policy in the face amount of $250,000 (with the employee to name the beneficiary) provided the employee is insurable at standard rates (and if extra premiums are incurred in order to insure the life of the employee, the employee will be responsible for payment of such additional premiums or may accept such reduced death benefit as may be purchased for the cost of standard premiums) medical, health and hospitalization insurance as provided to other employees; participation in any bonus or profit-sharing plan, qualified salary deferral plan or pension plan now or in the future adopted by the Company; and two weeks paid vacation.

     In the event of a termination of Mr. Mooney by the Company with or without cause, he shall be entitled to be paid a severance allowance equal to one year's salary (less amounts required to be withheld and deducted) plus any performance bonus, ratably apportioned. In the event Mr. Mooney is terminated without cause, such termination shall be preceded by 120 days advance written notice. No advance written notice is required to be given by the Company for a termination with cause.

     Mr. Mooney's employment agreement contains confidentiality provisions (generally requiring that all the Company's confidential and proprietary data be kept confidential) and noncompetition provisions (generally providing that the employee will not directly or indirectly compete with Energy Search during the term of employment or for one year thereafter) for the benefit of the Company.

STOCK OPTION AND RESTRICTED STOCK PLANS

     1997 STOCK OPTION PLAN.   Energy Search's 1997 Stock Option Plan
(effective January 1, 1997) was approved by the Board of Directors and stockholders of the Company on September 18, 1996. The 1997 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not constitute incentive options to officers, directors (other than outside directors), employees and advisors of the Company or a subsidiary of the Company. A total of 300,000 shares of common stock have been authorized and reserved for issuance under the 1997 Stock Option Plan, subject to adjustment to reflect changes in Energy Search's capitalization in the case of a stock split, stock dividend or similar event. The 1997 Stock Option Plan is administered by the Executive Management and Compensation Committee. The Executive Management and Compensation Committee has the sole authority to interpret the 1997 Stock Option Plan, to determine the persons to whom options will be granted (the Executive Management and Compensation Committee may receive recommendations on this subject from management), to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the 1997 Stock Option Plan. While still in existence, the 1997 Stock Option Plan has not been utilized by Energy Search since

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
adoption of the Stock Option and Restricted Stock Plan of 1998, discussed below.

     OUTSIDE DIRECTORS STOCK OPTION PLAN.   The Outside Directors Stock
Option Plan (effective January 1, 1997) was approved by the Board of Directors and stockholders of the Company on September 18, 1996. A total of 50,000 shares of common stock were authorized and reserved for issuance under the Outside Directors Stock Option Plan, subject to adjustment to reflect changes in Energy Search's capitalization in the case of a stock split, stock dividend or similar event. The Outside Directors Stock Option Plan is administered by the Board of Directors of the Company. The Board of Directors determines the exercise price, duration and other terms of options to be granted under the Outside Directors Stock Option Plan; provided that, (i) the exercise price of each option granted under the Plan may not be less than the fair market value of the common stock on the day of the grant of the option, (ii) the exercise price must be paid in cash upon exercise of the option,
(iii) no option may be exercisable more than 10 years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. Options under the Outside Directors Stock Option Plan will be granted only to "outside directors" selected by the Board of Directors. Outside directors shall mean only those directors of the Company or a subsidiary of the Company who are "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and who are not currently and have not in the past year been officers or regular salaried employees of the Company. While still in existence, the Outside Directors Stock Option Plan has not been utilized by Energy Search since adoption of the Stock Option and Restricted Stock Plan of 1998, discussed below.

     THE STOCK OPTION AND RESTRICTED STOCK PLAN OF 1998. On June 17, 1998, the shareholders of Energy Search adopted the Company's Stock Option and Restricted Stock Plan of 1998 (the "1998 Plan"), previously adopted by the Board of Directors of the Company on April 13, 1998. The 1998 Plan was effective as of April 13, 1998 and is to continue until April 12, 2008. No award may be made under the 1998 Plan after that date. A maximum of 300,000 shares of common stock (subject to certain antidilution adjustments) are available for stock options and restricted stock awards under the 1998 Plan. Generally under the 1998 Plan, corporate directors, executive officers and other full time employees of the Company are eligible to receive stock options. The 1998 Plan is administered by the Executive Management and Compensation Committee and makes determinations, subject to the terms of the 1998 Plan, as to the persons to receive stock options, the amount of stock options to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the 1998 Plan. The Executive Management and Compensation Committee may interpret and amend the terms of stock options granted under the 1998 Plan from

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
time to time in a manner consistent with the 1998 Plan; provided, that no amendment may be effective relating to a particular stock option without the consent of the relevant participant, except to the extent the amendment operates solely to the benefit of the participant. The Executive Management and Compensation Committee has full authority and discretion to interpret the 1998 Plan.

     In addition to the discretionary grants to executive officers and other key employees, the 1998 Plan provides for automatic grants of stock options to non-employee directors. A stock option to purchase 2,500 shares of stock was granted automatically on June 17, 1998, the date of Energy Search's 1998 annual meeting of shareholders and a stock option for an additional 2,500 shares of stock will be granted automatically on the date of each successive annual meeting to each director of the Company who is, at the close of each such annual meeting, a non-employee director. In addition, each non-employee director would, at the time of his or her initial election or appointment, be granted a stock option to purchase 2,500 shares of stock. These stock options will be granted at an option price equal to the fair market value of the stock at the date of grant. Stock options granted to non-employee directors would be treated as nonqualified options.

     On December 18, 1998, the Board of Directors of the Company authorized the issuance of 1,000 shares of restricted stock to non-employee directors issuable as of January 31 of each year commencing in 1999.

     In addition to the authority to grant stock options under the 1998 Plan, the Executive Management and Compensation Committee also can grant tax benefit rights, which are be subject to such terms and conditions as the Committee determined appropriate. The Company currently has no present intention to grant such rights. A tax benefit right is a cash payment received by a participant upon exercise of a stock option. The amount of the payment would not exceed the amount determined by multiplying the ordinary income realized by the participant (and deductible by the Company) upon exercise of a nonqualified option, or upon a disqualifying disposition of an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations plus the applicable state and local tax imposed on the exercise of the stock option or disqualifying disposition. Unless the Executive Management and Compensation Committee provides otherwise, the net amount of a tax benefit right, subject to withholding, could be used to pay a portion of the exercise price. Tax benefit rights could be issued under the 1998 Plan with respect to stock options granted not only under the 1998 Plan but also with respect to existing or future stock options awarded under any other plan of the Company that has been approved by the shareholders as of the date of the 1998 Plan.

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
     The 1998 Plan also allows the Executive Management and Compensation Committee to award restricted stock, subject to such terms and conditions that the Committee from time to time determined. As with stock option grants, the Committee would set forth the terms of individual awards of restricted stock in restricted stock agreements. Restricted stock granted by the Committee would vest in accordance with restricted stock agreements. Unless the Committee provides otherwise in a restricted stock agreement, if a participant's employment is terminated during the restricted period set by the Committee for any reason other than death, disability, retirement (as defined in the 1998
Plan) or termination for cause, the participant's restricted stock would be entirely forfeited. If the participant's employment terminates during the restricted period by reason of death, disability or retirement, the restrictions on the participant's shares would terminate automatically and the restricted stock would vest as of the date of termination. If the participant's employment is terminated for cause, the participant's restricted stock automatically would be forfeited unless the Committee and the Board determine otherwise.

     Without Executive Management and Compensation Committee authorization, a recipient of restricted stock is not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to the Company or by will or the laws of descent and distribution. In addition, the Committee could impose other restrictions on shares of restricted stock. Holders of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including the right to vote restricted shares at shareholders' meetings and the right to receive all dividends paid with respect to shares of common stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which the shares are received.

REPORT ON REPRICING OF OPTIONS OR STOCK APPRECIATION RIGHTS.

     ISSUANCE OF NEW COMMON STOCK PURCHASE WARRANTS IN EXCHANGE FOR OUTSTANDING COMMON STOCK PURCHASE WARRANTS. Effective April 7, 1997, the Board of Directors authorized the issuance of General Warrants to certain officers and key personnel of the Company (the "Holders").
These individuals were previously the owners of certain unregistered common stock purchase warrants issued before the Company's initial public offering (the "Unregistered Warrants"). According to their terms, the Unregistered Warrants entitled the Holders to one share of Common Stock per Unregistered Warrant. The exercise price was $5.00 per share, and the Unregistered Warrants were exercisable until April 24, 1997.

     The listed "ask" price on the SmallCap Stock Market of the Company's Units (comprised of one share of Common Stock and one Series A common stock purchase warrant) as of the close of the market on April 7, 1997 was $6.125. The Holders agreed not to exercise their Unregistered Warrants at $5.00 per share as of April 24, 1997, if the Company issued the General Warrants in exchange for the Unregistered Warrants. The General Warrants entitle the Holders to purchase the same number of shares of Common Stock as under the Unregistered Warrants, at an exercise price of $6.50 per share. The General Warrants are exercisable until January 30, 2002. The Holders agreed to exchange their Unregistered Warrants for the General Warrants as evidence of their belief in the ability of management to enhance the stock value of the Company. The Board of Directors determined that it was in the best interest of the Company and the shareholders to issue the General Warrants to the Holders in exchange for the Unregistered Warrants.

     Pursuant to the April 7, 1997 Board of Directors authorizing resolution, as of June 1, 1997, the Board of Directors issued the following General Warrants to the Holders in exchange for surrender by the Holders of their Unregistered Warrants. All of the following transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

                                NUMBER OF             NUMBER OF
NAME OF WARRANT HOLDER    UNREGISTERED WARRANTS     NEW WARRANTS
----------------------    ---------------------     ------------
Charles P. Torrey, Jr.         2,978                  2,978
Robert L. Remine               2,978                  2,978
Richard S. Cooper              2,978                  2,978
Derry M. Thompson              6,276                  6,276
James T. McKay                 2,440                  2,440

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Charter of Energy Search contains a provision authorized under Tennessee law that eliminates, with certain exceptions, the personal liability of a director to Energy Search or its shareholders for monetary damages for breach of the director's fiduciary duties as a director. However, monetary damages may not be eliminated for (i) breaches of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or (iii) liability under Section 48-18-304 of the Tennessee Business Corporation Act (which deals with liability for unlawful dividends and other distributions).

     According to the Charter, Bylaws and certain indemnification agreements of Energy Search, directors, officers and certain agents of the Company, or their respective executors or administrators, will be entitled to indemnification from losses and advancement of expenses incurred personally as a result of their status as a director, officer or agent of Energy Search in accordance with the Tennessee Business Corporation Act.

     Pursuant to a placement agent agreement, dated September 10, 1997, as amended, between Energy Search and Neidiger, Tucker, Bruner, Inc., we have agreed to indemnify certain selling shareholders under a Form S-3 Registration Statement declared effective by the SEC on September 22, 1998, against all loss, claim, damage, expense or liability to which each selling shareholder may become subject under the Securities Act, the Exchange Act or otherwise, arising from the S-3 Registration Statement. Similarly, each selling shareholder has agreed to severally, but not jointly, indemnify Energy Search, its officers and directors and each person, if any, who controls Energy Search within the meaning of
Section 15 of the Securities Act, or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished in writing by the selling shareholder or on the selling shareholder's behalf for specific inclusion in the S-3 Registration Statement.

     In connection with Energy Search's initial public offering, Energy Search has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the federal securities laws.
If such indemnification is unavailable or insufficient, Energy Search and the underwriters agreed to damage contribution arrangements based upon the relative benefits received from the initial public offering and the relative fault resulting in damages. In addition, certain representatives of the underwriters who received warrants in the initial public offering are entitled to indemnification from Energy Search against certain civil liabilities, including liabilities under the federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Energy Search pursuant to the foregoing provisions, or otherwise, Energy Search has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Energy Search of expenses incurred or paid by a director, officer or controlling person of Energy Search on the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, Energy Search will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        PRINCIPAL STOCKHOLDERS

The following table sets forth information as to each individual known to Energy Search to have been the beneficial owner of more than 5% of Energy Search's outstanding shares of common stock as of April 24, 1998:

                                                AMOUNT AND NATURE OF BENEFICIAL
                                              OWNERSHIP OF COMMON STOCK<F1><F2>
                                              ---------------------------------
                                        SOLE VOTING      TOTAL
NAME AND ADDRESS                     AND DISPOSITIVE   BENEFICIAL       PERCENT
OF BENEFICIAL OWNER                       POWER        OWNERSHIP <F2>   OF CLASS
-------------------                  ---------------   -------------    --------
Charles P. Torrey, Jr.                   391,888           391,888      10.4%
280 Fort Sanders West Boulevard,
  Suite 200
Knoxville, Tennessee 37922

Richard S. Cooper                        376,188           376,188      10.0%
280 Fort Sanders West Boulevard,
  Suite 200
Knoxville, Tennessee 37922

Robert L. Remine                         382,590           382,590      10.1%
280 Fort Sanders West Boulevard,
  Suite 200
Knoxville, Tennessee 37922

____________________________
<F1>  Based on information provided by each listed individual.
<F2>  Includes warrants to purchase shares which currently are exercisable.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of April 24, 1998 by each of Energy Search's
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
directors and nominees for director, each of the named executive officers and all of the Company's directors and executive officers as a group:

                                 AMOUNT AND NATURE OF BENEFICIAL
                                 OWNERSHIP OF COMMON STOCK <F1><F2>
                                 ----------------------------------
                                     SOLE VOTING   TOTAL
NAME AND ADDRESS                 AND DISPOSITIVE BENEFICIAL         PERCENT
OF BENEFICIAL OWNER                   POWER      OWNERSHIP <F2>     OF CLASS
-------------------              --------------- -------------      --------
Charles P. Torrey, Jr.                391,888        391,888          10.4%
Richard S. Cooper                     376,188        376,188          10.0%
Robert L. Remine                      382,590        382,590          10.1%
John M. Johnston                       60,000         60,000           1.6%
Michael W. Mooney                      10,000         10,000            <F*>
Douglas A. Yoakley                      4,770          4,770            <F*>
Kim A. Walbe                            2,500          2,500            <F*>
All directors and executive
  officers as a group               1,227,936      1,227,936          32.5%

-----------------
<F*> Less than 1%.
<F1> The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.
<F2> These numbers include shares that may be acquired through the exercise of stock options granted under the Stock Option Plan (effective January 1, 1997), the Outside Directors' Stock Option Plan (effective January 1, 1997) and Energy Search's common stock purchase warrants programs. The number of shares subject to stock options exercisable within 60 days after April 24, 1998, for each listed person is shown below:

                    Mr. Torrey                           72,738
                    Mr. Cooper                           62,738
                    Mr. Remine                           62,738
                    Mr. Johnston                           --
                    Mr. Mooney                             --
                    Mr. Yoakley                           2,500
                    Mr. Walbe                             2,500
                    All directors and executive
                     officers as a group                203,214

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 18, 1998, the Company granted Mr. Torrey the option to purchase the Company's airplane for its depreciated book value, but not less than 50% of its original cost, in the event the Company is sold or merged.

     During 1997, the Company received drilling advances from two affiliated oil and gas partnerships for approximately $1.2 million. As of December 31, 1997 approximately $40,000 was due from such affiliated partnerships.

     In its role as operator of the oil and gas wells owned by various related partnerships, the Company charges a monthly wellhead and administrative fee of between $100 and $300 for each producing well. These fees totaled approximately $20,000 in 1997. In its role as general partner of a partnership which owns the gas pipeline and gathering system, the Company charges the partnership a management fee of $5,000 per month. The Company believes that such fees are representative of the fair value of the services provided.

     On May 1, 1997, the Company acquired EFC, a Tennessee corporation previously owned by Mr. Torrey, the Company's President, and Mr. Remine, the Company's Secretary and Treasurer. EFC is an NASD-member broker-dealer. The sale price for the acquisition was approximately $20,000 in cash plus 7% of the gross commission generated by EFC (not to exceed 50%
of the net income of EFC).   The acquisition was not a significant
acquisition for the Company. The Company believes that the purchase price was representative of the fair market value of the assets acquired.

     EFC acts as placement agent for Company affiliated drilling partnerships. The Company paid EFC approximately $10,000 in 1997 for costs associated with program placement. The balance owed EFC was $77,800 as of December 31, 1997. The Company believes that the cost for program placement is representative of the fair market value of the services provided.

     The Company, in its discretion and given the business environment existing at the time, chose not to collect certain amounts due from partnerships affiliated with the Company and also paid certain expenses due to third parties on behalf of such partnerships. In 1997, the Company paid approximately $80,000 on behalf of the partnerships. The Company is under no legal or contractual obligation to continue this activity, and there is no expectation that it will continue in future years.

     The Company has adopted a policy concerning material loans and advances (for amounts in excess of $1,000 outside the ordinary course of business) to Company employees, officers and directors which provides that all such loans or advances must be evidenced by a written loan agreement or promissory note, must be on terms that are fair and advantageous to the Company and must be approved by the Board of Directors. Furthermore, all transactions between the Company and any affiliate of the Company must be on terms no less favorable than could be obtained from an unaffiliated third party and must be approved by a majority of the directors, including a majority of disinterested directors.

     Douglas A. Yoakley, a director of the Company, is a founder of Pershing & Yoakley & Associates. Pershing & Yoakley & Associates, a public accounting firm, provided consulting services to the Company during 1997. The Company paid $75,175 to Pershing & Yoakley & Associates in 1997.

     Kim A. Walbe, a director of the Company, is an independent consultant in the oil and gas industry. Walbe & Associates provided consulting services to the Company during 1997. The Company paid
$44,740 to Walbe & Associates in 1997.

     In the Company's primary fields of operations in southeastern Ohio substantially all the Company's completed wells are connected to the Company's gas gathering system (the "Ohio Gas Gathering System") which collects gas from wells in the field, sends it through compressor stations to enhance transportability and delivers it to pipelines. Much of the Ohio Gas Gathering System is owned by ESI Pipeline Operating L.P., an affiliate of the Company (the "Pipeline Operating Partnership"). The Company, for its own account and on behalf of the affiliated drilling partnerships it manages, has entered into a gas servicing agreement (the "Gas Servicing Agreement") with the Pipeline Operating Partnership pursuant to which all natural gas produced from wells connected to the Ohio Gas Gathering System is purchased by the Pipeline Operating Partnership and subsequently resold. The price received by the Company for its natural gas is a function of what the Pipeline Operating Partnership sells it for on the market (the "Adjusted Gas Price Spread"). The Gas Servicing Agreement provides for natural gas purchased from the Company and Affiliated Drilling Partnerships on a "net back" basis. As of December 31, 1997, the Adjusted Gas Price Spread with respect to the Gas Servicing Agreement ranged from approximately $0.45 per Mcf to $0.48 per Mcf where no compression is used.

     In a transaction completed in approximately June of 1998, we acquired from nine individuals, certain working interest and overriding royalty interest in various oil and natural gas wells previously drilled by Energy Search in joint venture with Affiliated Drilling Partnerships. All the wells involved are operated by Energy Search. As consideration for these purchases, we issued 10,114 shares of our common stock and paid $121,543 in cash. Sellers were given an option to take either stock or cash based upon a predetermined formula.

     In a transaction completed in September of 1998, we acquired from our earliest five Affiliated Drilling Partnerships all their working interests in various oil and natural gas wells jointly owned and operated with Energy Search. Since these purchases, the five Affiliated Drilling Partnerships have been liquidated and dissolved. As consideration for these purchases, we issued 221,453 shares of common stock and paid $507,193 in cash. Individual limited partners in each of the Affiliated Drilling Partnership voted to approve the transaction and were given the option to take either stock or cash as a liquidating distribution.

                       DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

     GENERAL. Energy Search has two classes of authorized capital stock -- common stock and preferred stock.

     COMMON STOCK. Each share of common stock has equal voting dividend and liquidation rights. The common stock has no par value. As of the date of this Prospectus, there were 25,000,000 shares of common stock authorized under Energy Search corporate charter and 4,017,308 shares outstanding.

     PREFERRED STOCK. As of the date of this Prospectus, there were 5,000,000 shares of preferred stock authorized and 175,545 shares issued and outstanding.

     The preferred stock enjoys a liquidation and dividend preference over Energy Search's common stock. The preferred shares will bear an 9% cumulative dividend payable quarterly. At the sole option of Energy Search, to the extent permitted under applicable federal, state and local law, and to the extent consistent with any stock exchange listing requirements applicable to the Company, dividends on the preferred shares may be payable in registered shares Energy Search common stock issuable to the holders of preferred shares based on the closing trading price for Energy Search's common stock as of the date the dividend becomes payable. The preferred shares will have no voting rights (except any which may be mandated under the Tennessee Business Corporation Act) until conversion to common stock at which time such common stock will enjoy the same voting rights as all other shares of common stock of the Company.

     The preferred shares are convertible to common stock at the option of the holder at any time. Preferred shares will convert into shares of common stock at a rate of 1.0 common share for each preferred share converted. To convert preferred shares, a holder must notify Energy Search in writing of intent to convert. The holder must then follow any applicable administrative procedures required by Energy Search and its
transfer agent in connection with the conversion.   Conversion of the
preferred shares into common stock will automatically occur in the event Energy Search is acquired or the subject of a business combination (such as a merger or consolidation) in which substantially all assets of Energy Search are acquired by unaffiliated purchaser(s), or greater than 50% of the outstanding beneficial interest of Energy Search's common stock is acquired by unaffiliated purchaser(s) (an "Acquisition Event.") Upon an Acquisition Event, Energy Search will give holders of preferred shares written notice of the Acquisition Event and instructions relating to procedures applicable to the automatic conversion.

     The holders of preferred shares may require us to redeem the holder's preferred shares if, at any time prior to October 1, 1999, we publicly announce that Energy Search will be the subject of an Acquisition Event, as defined above. Such announcement shall be accompanied by notice to holders of preferred shares that their preferred shares may be redeemed, at the option of the holder, as indicated herein. The notice shall prescribe procedures applicable to the redemption. The redemption price in such event will be 100% of the issue price of the preferred shares plus accrued and unpaid dividends. This redemption feature is effective only to the extent the Acquisition Event announced prior to October 1, 1999 results in a closed transaction.

     The preferred shares are redeemable at the sole option of Energy Search any time after September 30, 1999 providing the average trading closing price for Energy Search's common stock exceeds 130% of the issue price of the preferred shares over any 5 consecutive trading day period commencing after September 30, 1999. The redemption price for the preferred shares will be 100% of the issue price for the preferred shares, plus accrued but unpaid dividends. Energy Search will provide the holders of preferred shares 30 days advance written notice of its intent to redeem the preferred shares during which such time the holders may, at their option, convert their preferred shares to common stock.

SERIES A WARRANTS

     There are currently 1,000,000 Series A Warrants, issued and outstanding, as well as 200,000 Series A Warrants which may be issued pursuant to the Representatives' Warrants issued to the underwriters in connection with the IPO. Energy Search has reserved an adequate number of shares of common stock for issuance upon exercise of all Series A Warrants. The Series A Warrants are governed by the terms of a warrant agreement between Energy Search and American Stock Transfer & Trust Company, the Company's transfer agent and Series A Warrant agent, dated as of January 24, 1997, as amended pursuant to a first amendment dated as of December 24, 1998 (the "Series A Warrant Agreement.") The Series A Warrant Agreement has been filed with the SEC as an exhibit to the S-3 Registration Statement of which this Prospectus is a part. Copies of the Series A Warrant Agreement may be obtained from Energy Search or its transfer agent and Series A Warrant agent, American Stock Transfer & Trust Company.

     Each Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $9.60 per share exercisable at any time commencing on February 28, 1998 until January 30, 2002, unless earlier redeemed by the Company as described below. The exercise price of the Series A Warrant is subject to automatic adjustment from time to time when Energy Search issues additional shares of its common stock. The adjusted exercise price is computed pursuant to a formula set forth in the Series A Warrant Agreement which accounts for additional consideration received by Energy Search for the issuance of additional common stock, as well as the new number of shares of common stock outstanding. Since Energy Search IPO, there have been several additional issuances of common stock which have effected an adjustment
in the exercise price of the Series A Warrants.   The Company maintains
a cumulative record of the exercise price of the Series A Warrant and computations which result in an adjustment to it. As of the date of this Prospectus, the exercise price of the Series A Warrant, as adjusted pursuant to the Series A Warrant Agreement was $8.83 per warrant share.

     As a result of a recent amendment to the Series A Warrant Agreement, Energy Search has provided a limited opportunity (the "Limited Exercise Window") to exercise the Series A Warrants at a price less than the adjusted exercise price generally provided for under the Series A Warrant Agreement. During the Limited Exercise Window, a Series A Warrant holder may exercise his or her Series A Warrants for a reduced exercise price. The Limited Exercise Window will begin three
(3) days after the Post-Effective Amendment No. 1 to the Registration Statement is declared effective by the SEC and will continue for one year from such effective date. For the first 90 days of the Limited Exercise Window, the exercise price shall be $5.00 per warrant share. For the duration of the Limited Exercise Window, the exercise price shall $6.00 per warrant share. At the end of the Limited Exercise Window, the exercise price of the Series A Warrants will return to the applicable adjusted exercise price per warrant share for the remaining term of the Series A Warrants.

     The Series A Warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including, but not limited to stock dividends, stock splits, reclassifications or mergers. A Series A Warrant holder will not possess any rights as a shareholder of Energy Search. Shares of common stock, when issued upon the exercise of the Series A Warrants will be fully paid and non-assessable. No fractional shares will be issued upon the exercise of the Series A Warrants. We will pay cash in lieu of fractional shares.

     The Series A Warrants are subject to redemption by Energy Search at a price of $0.05 per Series A Warrant on thirty (30) days prior written notice, provided that the closing sale price per share for the common stock has equaled or exceeded $16.00 per share for twenty (20) consecutive trading days within the thirty-day period immediately preceding such notice. If the Series A Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of common stock is forfeited.

     At any time when the Series A Warrants are exercisable, Energy Search has agreed to have a current registration statement on file with the SEC and to effect appropriate qualifications under the laws and regulations of the states in which the holders of the Series A Warrants reside in order to comply with applicable laws in connection with the exercise of the Series A Warrants and the resale of the common stock issued upon such exercise. So long as the Series A Warrants are outstanding, Energy Search has agreed to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Series A Warrants were initially offered to permit the issuance and resale of the common stock issuable upon exercise of the Series A Warrants. However, there can be no assurance that Energy Search will be in a position to effect such action under the federal and applicable state securities laws, and the failure of Energy Search to effect such action may cause the exercise of the Series A Warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful.

TRANSFER AGENT AND REGISTRAR; WARRANT AGENT

     The Transfer Agent and Registrar for Energy Search common stock and the Warrant Agent for the Series A Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

REPORTS TO SHAREHOLDERS

     Energy Search intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

     In connection with its IPO in January of 1997, Energy Search registered its common stock and Series A Warrants under the provisions of Section 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has represented that it will use its best efforts to continue to maintain such registration. Such registration requires Energy Search to comply with periodic reporting, proxy solicitation, and certain other requirements of the Exchange Act.

BOSTON STOCK EXCHANGE AND NASDAQ SMALL-CAP MARKET

     Energy Search common stock and the Series A Warrants are listed on the Boston Stock Exchange, under the symbols "EYS," and "EYS.WS.A," respectively, and for quotation on the Nasdaq SmallCap Market under the symbols "EGAS," and "EGASW," respectively.

       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Energy Search common stock is quoted on the Nasdaq SmallCap Market under the ticker symbol "EGAS." The following table sets forth for the periods indicated, the high and low quarterly sales prices for a share of common stock as reported on the Nasdaq SmallCap Market.

          QUARTER ENDED                      HIGH             LOW
          -------------                      ----             ---
     June 30, 1997                      $     9.81       $     6.75
     September 30, 1997                 $     9.25       $     7.58
     December 31, 1997                  $    11.50       $     8.00
     March 31, 1998                     $    10.38       $     9.00
     June 30, 1998                      $    11.50       $     8.25
     September 30, 1998                 $     9.25       $     5.00
     October 1, 1998 through
     December 22, 1998                  $     6.94       $     4.38

     On January 24, 1997, the Company's SB-2 Registration Statement for IPO of common stock was declared effective by the SEC. The IPO was completed by January 30, 1997 at which time all of the securities covered by the Registration Statement were sold. The managing underwriters were Neidiger/Tucker/Bruner, Inc. and National Securities Corporation. The securities offered and sold in the IPO were Units comprised of one share of common stock and one Series A Warrant. The Units have subsequently dissolved into free trading common stock and Series A Warrants.

     Underwriting discounts and commissions for the IPO totaled
$800,000. Expenses paid to or for the underwriters were $232,938. Other expenses of the IPO amounted to $465,571. Total expenses of the IPO were $1,498,509.

     The net IPO offering proceeds to Energy Search after all offering expenses were $6,501,491, which total was applied as follows: $5,267,492 to explore for, acquire and develop natural gas and oil reserves; $912,500 for working capital; $261,750 for repayment of certain indebtedness to officers of the Company; and $59,749 for payment of accrued dividends to former Class A preferred shareholders whose preferred stock converted to common stock upon consummation of the IPO.

                            LEGAL MATTERS

     Certain matters with respect to the validity of the securities offered hereby has been passed upon for Energy Search by Patrick R. Sughroue, P.C., 3777 Sparks Drive, S.E., Suite 130, Grand Rapids,
Michigan, 49546.   Mr. Sughroue is the owner of 10,000 shares of Energy
Search common stock received prior to commencement of the IPO.

                                EXPERTS

     The Consolidated Financial Statements included in this Prospectus for the year ended December 31, 1997 and the year ended December 31, 1996, respectively, were audited by Plante & Moran, LLP, independent public accountants, as stated in their report that is included in this Prospectus based its authority as experts in accounting and auditing.

     The oil and gas reserve information and future net revenues attributable to Energy Search oil and gas properties included in this for the year ended December 31, 1997, has been prepared by Wright & Company, Inc., independent petroleum consultant (with respect to reserves as of December 31, 1997), and by Walbe & Associates, Inc., independent geologist (with respect to reserves as of December 31, 1996), and as stated in their respective reports that also are included in this Prospectus based on their authority as experts with respect to those matters contained in the reports.

                       ADDITIONAL INFORMATION

     Energy Search has filed with the SEC, a Registration Statement on Form SB-2, and amendments thereto, under the Securities Act with respect to the common stock and Series A Warrants of Energy. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits. For further information with respect to Energy Search, its common stock and Series A Warrants, reference is made to the Registration Statement, as amended, and the exhibits filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.

     The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits thereto may be obtained from the

SEC at such offices upon payment of prescribed rates. Energy Search is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http:/www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Energy Search is subject to the informational requirements of
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports with the SEC.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                        FINANCIAL DISCLOSURE.

     After our IPO, pursuant to directive of the Nasdaq SmallCap Stock Market, we determined that it was necessary to replace our previous independent auditor, Ronald D. Cameron, with a regional certified public accounting firm experienced in auditing publicly traded companies. As a result, on February 25, 1997, Energy Search replaced as independent auditor, Ronald D. Cameron, certified public accountant, with Plante & Moran, LLP, certified public accountants of Grand Rapids, Michigan.

     In connection with its audits for years ended December 31, 1994 and 1995, respectively, as well as thereafter, there were no disagreements with Ronald D. Cameron on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure. The financial statements for those years contained no adverse opinion disclaimer of opinion and were not qualified or modified as to uncertainty, audit, scope or accounting principle. During the 1995 and 1996 fiscal years and through February 25, 1997, there were no reportable events concerning Energy Search or its independent auditors.

     Energy Search engaged Plante & Moran, LLP as its new independent accountants as of December 2, 1996, to audit the financial statements for the year ended December 31, 1996 as required by the Nasdaq SmallCap Stock Market and the National Market System for the listing of Energy Search common stock and Series A Warrants. During the most recent fiscal year and through February 25, 1997, the Company engaged Plante & Moran, LLP to assist its former auditor, Ronald D. Cameron, CPA, in applying generally accepted accounting principles and SEC reporting disclosure issues in connection with the Registration Statement, filed with the SEC on January 24, 1997. The Registrant has not consulted with Plante & Moran LLP on items which concerned the subject matter of a disagreement or reportable event with the former auditor.

                               GLOSSARY

AFFILIATE. "Affiliate" shall mean with respect to another person, (i) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity interests in such other person, (ii) any person 10% or more of whose outstanding voting securities or equity interest are directly or indirectly controlling, controlled or held with power to vote by such other person, (iii) any person directly or indirectly controlling, controlled by or under common control with such other person, (iv) any officer or director of such other person, and (v) any company for which any such officer or director acts in any such capacity.

BBL. "Bbl" means barrel. "MBbl" means thousand barrels. "MMBbl" means million barrels.

B/O.  "B/O" means barrels of oil.

BOE. "BOE" means barrel of oil equivalent, which are determined using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas so that 6 Mcf of natural gas is referred to as one barrel of oil equivalent or "BOE". "MBOE" means thousands of barrels of oil equivalent. "MMBOE" means millions of barrels of oil equivalent.

B/C.  "B/C" means barrels of condensate.

BOPD.  "BOPD" means barrels of oil per day.

DEVELOPMENTAL WELL. "Developmental Well" shall mean a well drilled to a known producing oil or natural gas horizon in a previously discovered field or in an area where known producing horizons reasonably believed by the operator, based on experience and known geological, production and other data, to be geologically continuous.

EXPLORATORY WELL. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir, or to extend a known reservoir.

GROSS ACRES. The total acres in which an entity has an interest, either directly or through an affiliate.

JDOA. "JDOA" shall mean a Joint Drilling and Operating Agreement between the Company and an Affiliated Drilling Partnership.

MCF AND MCFPD. "Mcf" means one thousand cubic feet of gas, and "Mcfpd" means one thousand cubic feet of gas per day.

NET ACRES. Calculated by multiplying the number of gross acres in which that party has an interest by the fractional interest of the party in each such acre.

PROVED RESERVES. Those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods. Depending upon their status of development, such Proved Reserves shall be subdivided into the following classifications:

     (A) PROVED DEVELOPED RESERVES. These are Proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification shall include:

          (1) PROVED DEVELOPED PRODUCING RESERVES. These are proved developed reserves which are expected to be produced from existing completion interval(s) now open for production in existing wells; and

          (2) PROVED DEVELOPED NON-PRODUCING RESERVES. These are proved developed reserves which exist behind the casing of existing wells, (but not below the depths of the present bottom of such wells) which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

     Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques of supplementing the natural forces and mechanisms of primary recovery shall be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     (B) PROVED UNDEVELOPED RESERVES. These are Proved Reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells at depths below the present bottom of the wells.

RESERVES. Crude oil and natural gas, condensate and natural gas liquids, are net of leasehold burdens, stated on a net revenue interest basis, and found to be commercially recoverable.

ROYALTY INTEREST OR OVERRIDING ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and gas production (or the proceeds of the sale thereof) free of the costs of production.

SEC METHOD. The SEC method is a method of determining the present value of proved reserves. Under the SEC method, the future net revenues from proved reserves are estimated assuming that oil and gas prices and production costs remain constant. The resulting stream of revenues is then discounted at the rate of 10% per year to obtain a present value.

WORKING INTEREST. The operating interest under an oil and gas lease which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The Company's Charter and Bylaws generally require the Company to indemnify its directors and officers to the fullest extent permissible under Tennessee law against all expenses (including attorneys' fees) incurred in any proceeding (whether or not such proceeding was by or in the right of the Company, a subsidiary or otherwise) in which they were a party because of their position as a director or officer of the Company or because they served at the request of the Company as a director, officer, employee or agent of another corporation or entity. The provision also provides for the advancement of litigation expenses at the request of a director or officer under certain circumstances.

     Tennessee law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided that there is a determination by a majority vote of (a) a quorum of disinterested directors, or (b) if a quorum cannot be obtained, by a majority vote of a committee of the board which consists of at least two disinterested directors, or (c) if there are no such directors or committee or if such directors or committee so directs, by independent special legal counsel in a written opinion or (d) by the shareholders, but shares owned by or voted under the control of directors who are parties to the proceeding may not vote on the determination, that the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in (in the case of action in an official capacity) or not opposed to (in the case of action other than in an official capacity) the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable to the corporation. Tennessee law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     All of the above provisions could affect the liability of the Company's directors and officers in their capacities as such.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES
     Following is information required by Item 701 of Regulation S-B as to all equity securities of the registrant sold by the registrant within the past three years. None of the following securities were registered under the Securities Act of 1933.

     On December 18, 1998, Energy Search closed the private placement sale of 175,545 shares of 9% redeemable convertible preferred stock at an issue price of $5.50 per share. The total proceeds of the sale were

$900,500, which resulted in approximately $888,250 net of sales
commissions.   The shares of preferred stock were sold in reliance on
the exemption under 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 promulgated thereunder. No advertising or general solicitation of offerees was employed. Confidential Private Placement Memoranda were delivered to each purchaser prior to investing. No more than 35 nonaccredited investors purchased securities in any offering. All nonaccredited investors were reasonably believed by Energy Search to be sophisticated and capable of evaluating risks and merits of the relevant investment. A Form D was timely filed with the Securities and Exchange Commission for each offering.

     On September 29, 1998, the Board of Directors of Energy Search authorized the issuance of 221,453 unregistered shares of common stock to various persons, including former limited partners in certain Affiliated Drilling Partnerships, in connection with Energy Search's acquisition of certain working interests in certain natural gas wells operated by Energy Search in southeastern Ohio. In this acquisition transaction, Energy Search paid aggregate purchase consideration amounting to $2,223,941 for the oil and gas interests acquired from the Affiliated Drilling Partnerships. This total amount was comprised of $1,716,748 in Energy Search common stock (221,453 shares) and $507,193 in cash.

     The purchase consideration for the interests acquired by Energy Search was based on a market valuation of the Affiliated Drilling Partnership's oil and gas assets as of January 1, 1998, independently reviewed as to reasonableness by an independent petroleum consultant. The purchase consideration for each Affiliated Drilling Partnership's subject interests was payable in cash, Energy Search common stock, or a combination of both. The cash portion of the total purchase (the "Cash Out Value") was equal to the percentage of the aggregate interest of limited partners in the Affiliated Drilling Partnership who had elected the Cash Out Option. The Common Stock portion of the total purchase consideration of the Affiliated Drilling Partnership's subject interests was equal to the percentage of the aggregate interest of limited partners in the Affiliated Drilling Partnership who elected the Stock Option. The value of Energy Search Common Stock issued in satisfaction of the common stock portion of the purchase consideration, (the "Stock Value"), was equal to 1.75 times what would have been the Cash Out Value had that portion of the purchase consideration been paid for in cash pursuant to the Cash Out Option, rather than in common stock. The number of shares of Energy Search common stock issued to the Affiliated Drilling Partnership was equal to the Stock Value divided by $7.75 per share.

     Each Affiliated Drilling Partnership approved the sale of its subject interests to Energy Search by majority vote of its limited partners. The limited partners in each Affiliated Drilling Partnership voted on a restructuring plan (the "Restructuring Plan") whereby an Affiliated Drilling Partnership's subject interests were sold to Energy Search in consideration for cash and Energy Search Common Stock, and the Affiliated Drilling Partnership was thereafter to be liquidated. Each limited partner of an Affiliated Drilling Partnership had the opportunity to elect to have his or her Affiliated Drilling Partnership interest liquidated for cash (the "Cash Out Option") or Energy Search common stock (the "Stock Option"). Final tabulation of the elections of limited partners in the Affiliated Drilling Partnerships was completed at closing as of September 24, 1998, which was ratified by resolution of the Board of Directors of Energy Search as of September 29, 1998.

     The issuance of Energy Search common stock to limited partners of the Affiliated Drilling Partnerships was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. All offerees were limited partners in the Affiliated Drilling Partnerships. Each received written disclosure documents prior to voting on the Restructuring Plan and receiving Energy Search common stock. No commissions were paid for soliciting limited partners in connection with the transaction.

     In July of 1998, Energy Search closed an acquisition transaction in which it acquired minor working interests and overriding royalty interests in certain oil and natural gas wells located in southeastern Ohio and operated by Energy Search from 9 individuals in consideration for cash and Energy Search common stock. The acquisition transaction had an effective date of April 16, 1998. The total purchase consideration for the oil and natural gas interests acquired was $227,740, comprised of 10,114 shares of Energy Search common stock and $121,543 in cash. The cash value, common stock value and the number of shares of common stock issued in consideration for the interests was determined in a similar manner as was Energy Search's purchase of oil and natural gas well interests from certain Affiliated Drilling Partnerships as described above. The issuance of Energy Search common stock in this transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. All offerees were minor interest owners in the wells operated by Energy Search. Each received written disclosure documents prior to receiving Energy Search common stock. No commissions were paid for soliciting interest owners in connection with the transaction.

     On or about October 27, 1997, Energy Search completed the private placement sale of 749,961 shares of common stock at $7.00 per share.
The Placement Agent (the "Placement Agent") for the sale of such common stock was Neidiger/Tucker/Bruner, Inc., of Denver, Colorado. Certain other NASD-member broker-dealers, including Equity Financial Corporation ("EFC"), participated in the offering as selling agents (the

"Participating Selling Agents"). The shares of common stock were sold primarily to accredited investors, as defined in Rule 501 of Regulation D, and to no more than 35 nonaccredited investors. The offer and sale of common stock by Energy Search in this transaction was exempt from registration under Rule 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

     The total offering proceeds were $5,249,727. Total commissions payable to the Placement Agent were $367,480.89 (7%), and nonaccountable expense allowance payable to the Placement Agent was $157,491.81 (3%) some of which commissions and nonaccountable expense allowance were allowed to Participating Selling Agents.

     As additional compensation for selling the common stock in this transaction, Energy Search issued to the Placement Agent (and its authorized designees) warrants to purchase 75,000 shares of common stock (the "Participating Selling Agent Warrants"). The Participating Selling Agent Warrants provide for an exercise price of $7.00 per share and an exercise date of no later than January 30, 2002.

     In March through September 1996, Energy Search sold 207,700 shares of Class A Preferred Stock (at $10.00 per share) and 242,300 shares of Class B Preferred Stock (at $10.00 per share) to 78 accredited investors and 33 non-accredited investors for total consideration of $4,500,000. The Class A Preferred Stock was offered and issued exclusively to the holders of Energy Search's variable rate subordinated debentures (the "Debentures") in consideration for dollar-for-dollar elimination of principal outstanding on such Debentures. The Class B Preferred Stock was offered and issued for cash. Energy Search paid 4% commissions for Class A Preferred Stock to EFC, totaling $41,540. Energy Search paid 8% commissions for Class B Preferred Stock to EFC, totaling $193,840. EFC was permitted to reallow all or part of such compensation to other participating NASD-member broker dealers.

         In September 1994 through November 1995, Energy Search sold
43.4 Units ($30,000 each) of Debentures to 33 accredited investors and 13 non-accredited investors for total consideration of $2,169,350. Energy Search paid 4% commissions to EFC, totaling $86,774. EFC was permitted to reallow all or part of such compensation to other participating NASD-member broker dealers.

     The Class A and Class B Preferred Stock and the Debentures were sold in reliance on the exemption under 4(2) of the Securities Act of 1933 and Regulation D, Rule 506 promulgated thereunder. No advertising or general solicitation of offerees was employed. Confidential Private Placement Memoranda were delivered to each purchaser prior to investing. No more than 35 nonaccredited investors purchased securities in any offering. All nonaccredited investors were reasonably believed by Energy

Search to be sophisticated and capable of evaluating risks and merits of the relevant investment. A Form D was timely filed with the Securities and Exchange Commission for each offering.

ITEM 27.  EXHIBITS

EXHIBIT NO.      DESCRIPTIONS
-----------      ------------

Exhibit 1.1 Form of Underwriting Agreement, Agreement Among Underwriters, Selected Dealer Agreement<F1>
Exhibit 1.2    Form of Financial Consulting Agreement <F1>
Exhibit 1.3    Form of Underwriters' Warrant Agreement <F1>
Exhibit 1.4 Form of Redeemable Series A Common Stock Purchase Warrant Agreement <F3>
Exhibit 1.5 First Amendment to Redeemable Series A Common Stock Purchase Warrant Agreement
Exhibit 3.1    Third Amended and Restated Charter of the Registrant <F1>
Exhibit 3.2    Third Amended and Restated Bylaws of the Registrant <F1>
Exhibit 3.3    Fourth Amended and Restated Bylaws of the Registrant <F3>
Exhibit 4.1    Specimen of Common Stock Certificate <F3>
Exhibit 4.2 Specimen of Redeemable Series A Common Stock Purchase Warrant Certificate <F4>
Exhibit 4.3    Specimen of Representatives' Warrant Certificate <F3>
Exhibit 4.4    Specimen of Unit Certificate <F4>
Exhibit 5.1    Opinion of Patrick R. Sughroue, P.C.<F3>
Exhibit 9.1    Shareholder Voting Agreement and Irrevocable Proxy <F1>
Exhibit 10.1   Energy Search Natural Gas 1995-A L.P. - Limited
               Partnership Agreement, Dated: December 31, 1995<F1>
Exhibit 10.2 Energy Search Natural Gas 1995-A L.P. - Joint Drilling and Operating Agreement, Dated: December 31, 1995 <F1>
Exhibit 10.3 Energy Search Natural Gas 1996 L.P. - Limited Partnership Agreement, Dated: June 10, 1996 <F1>
Exhibit 10.4 Energy Search Natural Gas 1996 L.P. - Joint Drilling and Operating Agreement, Dated: June 10, 1996 <F1>
Exhibit 10.5 ESI Pipeline Operating Partnership - Limited Partnership Agreement, Dated: January 7, 1993 <F1>
Exhibit 10.6 Energy Search Natural Gas Pipeline Income Partnership - Limited Partnership Agreement, Dated: January 7, 1993 <F1>
Exhibit 10.7 Gas Servicing Agreement between the Registrant and ESI Pipeline Operating L.P., Dated: January 5, 1993 <F1>
Exhibit 10.8 Selling Agreement - Class B Convertible Preferred Shares between the Registrant and Equity Financial Corporation,
               Dated: March 4, 1996 <F1>
Exhibit 10.9 Selling Agreement -- Class A and Class B Preferred Shares between Registrant and Equity Financial Corporation,
               Dated: March 4, 1996 <F1>

Exhibit 10.10 Selling Agreement -- Variable Rate Subordinated Debentures between Registrant and Equity Financial Corporation,
               Dated: September 19, 1994 <F1>
Exhibit 10.11 Aircraft Lease between Charles P. Torrey, Jr. and the Registrant, Dated February 1, 1995 <F1>
Exhibit 10.12 Beaver Coal Company Lease between Beaver Coal Company Limited and the Registrant, Dated September 15, 1996 <F1>
Exhibit 10.13 Employment Agreements with officers and key employees of the Registrant <F1>
               (a)     Robert L. Remine
               (b)     Charles P. Torrey, Jr.
               (c)     Richard S. Cooper
Exhibit 10.14  Promissory Notes of Executive Officers in Favor of
               Registrant <F1>
               (a)     Charles P. Torrey, Jr.
               (b)     Robert L. Remine
               (c)     Richard S. Cooper
Exhibit 10.15  Stock Option Plan <F3>
Exhibit 10.16  Outside Directors Stock Option Plan <F3>
Exhibit 10.17  Form of Lock-up Agreement <F1>
Exhibit 10.18  Employment Agreement of John M. Johnston <F4>
Exhibit 10.19  Employment Agreement of Michael W. Mooney <F5>
Exhibit 10.20  Stock Option and Restricted Stock Plan of 1998 <F8>
Exhibit 10.21 1998 Stock Option and Restricted Stock Plan for Outside Advisors and Consultants <F7>
Exhibit 10.22 Employment Agreement Amendment: Letter from Energy Search to Michael W. Mooney
Exhibit 23.1 Consent of Patrick R. Sughroue, P.C. (included in opinion filed as Exhibit 5.1) <F3>
Exhibit 23.2   Consent of Ronald D. Cameron, CPA <F4>
Exhibit 23.3   Consent of Kim A. Walbe
Exhibit 23.4   Consent of Plante & Moran, L.L.P., CPA
Exhibit 23.5 Consent of Patrick R. Sughroue, P.C. for this Post-Effective Amendment No. 1
Exhibit 23.6   Consent of D. Randall Wright
Exhibit 27.1   Financial Data Schedule <F6>, <F7>
[FN]
------------------------------------------------------------------------
<F1> Previously filed with the Company's Registration Statement on Form
     SB-2 filed with the Securities and Exchange Commission on September
     26, 1996.

<F2> Previously filed with the Company's Amendment No. 1 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on November 14, 1996.

<F3> Previously filed with the Company's Amendment No. 2 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on December 27, 1996.

<F4> Previously filed with the Company's Amendment No. 3 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on January 23, 1997.

<F5> Previously filed with the Company's Annual Report on Form 10-KSB for Year ended December 31, 1997.

<F6> Previously filed with the Company's Annual Report on Form 10-KSB
     (Amendment No. 1) for Year ended December 31, 1997.

<F7> Previously filed with the Company's Quarterly Report on Form 10-QSB for Quarter ended September 30, 1998.

<F8> Previously filed with the Company's Definitive Proxy Statement filed on April 28, 1998 with the Securities and Exchange
     Commission.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Knoxville, State of Tennessee on December 30, 1998.



                    ENERGY SEARCH, INCORPORATED


                    By: /S/ RICHARD S. COOPER
                        Richard S. Cooper
                        President and Director


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



December 30, 1998             /S/ CHARLES P. TORREY, JR.
                              Charles P. Torrey, Jr.
                              Chief Executive Officer (Principal Executive
                              Officer) and Director


December 30, 1998             /S/ RICHARD S. COOPER
                              Richard S. Cooper
                              President and Director


December 30, 1998             /S/ ROBERT L. REMINE
                              Robert L. Remine
                              Secretary, Treasurer (Principal Financial and
                              Accounting Officer), and Director

EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTIONS
-----------      ------------

Exhibit 1.1 Form of Underwriting Agreement, Agreement Among Underwriters, Selected Dealer Agreement<F1>
Exhibit 1.2    Form of Financial Consulting Agreement <F1>
Exhibit 1.3    Form of Underwriters' Warrant Agreement <F1>
Exhibit 1.4 Form of Redeemable Series A Common Stock Purchase Warrant Agreement <F3>
Exhibit 1.5 First Amendment to Redeemable Series A Common Stock Purchase Warrant Agreement
Exhibit 3.1    Third Amended and Restated Charter of the Registrant <F1>
Exhibit 3.2    Third Amended and Restated Bylaws of the Registrant <F1>
Exhibit 3.3    Fourth Amended and Restated Bylaws of the Registrant <F3>
Exhibit 4.1    Specimen of Common Stock Certificate <F3>
Exhibit 4.2 Specimen of Redeemable Series A Common Stock Purchase Warrant Certificate <F4>
Exhibit 4.3    Specimen of Representatives' Warrant Certificate <F3>
Exhibit 4.4    Specimen of Unit Certificate <F4>
Exhibit 5.1    Opinion of Patrick R. Sughroue, P.C.<F3>
Exhibit 9.1    Shareholder Voting Agreement and Irrevocable Proxy <F1>
Exhibit 10.1   Energy Search Natural Gas 1995-A L.P. - Limited
               Partnership Agreement, Dated: December 31, 1995<F1>
Exhibit 10.2 Energy Search Natural Gas 1995-A L.P. - Joint Drilling and Operating Agreement, Dated: December 31, 1995 <F1>
Exhibit 10.3 Energy Search Natural Gas 1996 L.P. - Limited Partnership Agreement, Dated: June 10, 1996 <F1>
Exhibit 10.4 Energy Search Natural Gas 1996 L.P. - Joint Drilling and Operating Agreement, Dated: June 10, 1996 <F1>
Exhibit 10.5 ESI Pipeline Operating Partnership - Limited Partnership Agreement, Dated: January 7, 1993 <F1>
Exhibit 10.6 Energy Search Natural Gas Pipeline Income Partnership - Limited Partnership Agreement, Dated: January 7, 1993 <F1>
Exhibit 10.7 Gas Servicing Agreement between the Registrant and ESI Pipeline Operating L.P., Dated: January 5, 1993 <F1>
Exhibit 10.8 Selling Agreement - Class B Convertible Preferred Shares between the Registrant and Equity Financial Corporation,
               Dated: March 4, 1996 <F1>
Exhibit 10.9 Selling Agreement -- Class A and Class B Preferred Shares between Registrant and Equity Financial Corporation,
               Dated: March 4, 1996 <F1>

Exhibit 10.10 Selling Agreement -- Variable Rate Subordinated Debentures between Registrant and Equity Financial Corporation,
               Dated: September 19, 1994 <F1>
Exhibit 10.11 Aircraft Lease between Charles P. Torrey, Jr. and the Registrant, Dated February 1, 1995 <F1>
Exhibit 10.12 Beaver Coal Company Lease between Beaver Coal Company Limited and the Registrant, Dated September 15, 1996 <F1>
Exhibit 10.13 Employment Agreements with officers and key employees of the Registrant <F1>
               (a)     Robert L. Remine
               (b)     Charles P. Torrey, Jr.
               (c)     Richard S. Cooper
Exhibit 10.14  Promissory Notes of Executive Officers in Favor of
               Registrant <F1>
               (a)     Charles P. Torrey, Jr.
               (b)     Robert L. Remine
               (c)     Richard S. Cooper
Exhibit 10.15  Stock Option Plan <F3>
Exhibit 10.16  Outside Directors Stock Option Plan <F3>
Exhibit 10.17  Form of Lock-up Agreement <F1>
Exhibit 10.18  Employment Agreement of John M. Johnston <F4>
Exhibit 10.19  Employment Agreement of Michael W. Mooney <F5>
Exhibit 10.20  Stock Option and Restricted Stock Plan of 1998 <F8>
Exhibit 10.21 1998 Stock Option and Restricted Stock Plan for Outside Advisors and Consultants <F7>
Exhibit 10.22 Employment Agreement Amendment: Letter from Energy Search to Michael W. Mooney
Exhibit 23.1 Consent of Patrick R. Sughroue, P.C. (included in opinion filed as Exhibit 5.1) <F3>
Exhibit 23.2   Consent of Ronald D. Cameron, CPA <F4>
Exhibit 23.3   Consent of Kim A. Walbe
Exhibit 23.4   Consent of Plante & Moran, L.L.P., CPA
Exhibit 23.5 Consent of Patrick R. Sughroue, P.C. for this Post-Effective Amendment No. 1
Exhibit 23.6   Consent of D. Randall Wright
Exhibit 27.1   Financial Data Schedule <F6>, <F7>
[FN]
------------------------------------------------------------------------
<F1> Previously filed with the Company's Registration Statement on Form
     SB-2 filed with the Securities and Exchange Commission on September
     26, 1996.

<F2> Previously filed with the Company's Amendment No. 1 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on November 14, 1996.

<F3> Previously filed with the Company's Amendment No. 2 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on December 27, 1996.

<F4> Previously filed with the Company's Amendment No. 3 to Registration
     Statement on Form SB-2 filed with the Securities and Exchange Commission on January 23, 1997.

<F5> Previously filed with the Company's Annual Report on Form 10-KSB for Year ended December 31, 1997.

<F6> Previously filed with the Company's Annual Report on Form 10-KSB
     (Amendment No. 1) for Year ended December 31, 1997.

<F7> Previously filed with the Company's Quarterly Report on Form 10-QSB for Quarter ended September 30, 1998.

<F8> Previously filed with the Company's Definitive Proxy Statement filed on April 28, 1998 with the Securities and Exchange
     Commission.

                ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

------------------------------------------------------------------------------


                                 CONTENTS


REPORT LETTER                                                            F-1


AUDITED FINANCIAL STATEMENTS
as of and for the periods ended
December 31, 1997 and 1996

Independent Auditor's Report                                             F-1
Consolidated Balance Sheet                                               F-2
Consolidated Statement of Operations                                     F-3
Consolidated Statement of Stockholders' Equity                           F-4
Consolidated Statement of Cash Flows                                     F-5
Notes to Consolidated Financial Statements                               F-7

ADDITIONAL INFORMATION

Letter from the Author                                                  F-25
  Exploration and Development Activities                                F-26
Estimates of Natural Gas and Oil Reserves                               F-27

FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE PERIODS ENDED
SEPTEMBER 30, 1998 AND 1997

Balance Sheets (Unaudited)                                              F-30
Statements of Operations (Unaudited)                                    F-32
Statements of Cash Flows (Unaudited)                                    F-34
Notes to Unaudited Financial Statements                                 F-36

                       Independent Auditor's Report



To the Stockholders of
Energy Search, Incorporated and Subsidiary

We have audited the accompanying balance sheet of Energy Search, Incorporated and Subsidiary, (the Company) as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy Search, Incorporated and Subsidiary, as December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                     /s/ Plante & Moran, LLP

Grand Rapids, Michigan
February 20, 1998













                                                          PLANTE & MORAN, LLP
                                                          ======   ==========

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                      CONSOLIDATED BALANCE SHEET
                                                                                     DECEMBER 31,
                                                                           ---------------------------------
                                                                                 1997             1996
                                                                            --------------   ---------------
                                                 ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                              $    2,252,316   $        51,067
    Accounts receivable (Note J)                                                  976,065           567,376
    Other current assets                                                           91,670            66,067
    Deferred tax asset (Note D)                                                       --             55,000
                                                                           --------------   ---------------
         Total current assets                                                   3,320,051           739,510
OIL AND GAS PROPERTIES
    Proven properties                                                           4,546,833           420,040
    Unproven properties                                                           193,965           186,159
    Wells and related equipment                                                 8,100,764         5,591,760
    Less accumulated depreciation, depletion
       and amortization                                                        (3,140,678)       (2,751,099)
                                                                           --------------   ---------------
          Net oil and gas properties                                            9,700,884         3,446,860
OTHER ASSETS
    Other property and equipment - net (Note C)                                   363,180           194,668
    Investments in related partnerships (Note B)                                1,649,849         1,363,423
    Deferred tax asset (Note D)                                                   650,400           413,000
    Due from affiliated partnerships, net of $172,431
       allowance for uncollectible accounts in 1997 and
       $160,464 in 1996 (Notes B and L)                                           213,246           165,865
    Prepaid stock offering costs (Note M)                                          75,336           265,948
    Other                                                                         147,754            79,098
                                                                           --------------   ---------------
         Total other assets                                                     3,099,765         2,482,002
                                                                           --------------   ---------------
         Total assets                                                      $   16,120,700   $     6,668,372
                                                                           ==============   ===============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Notes payable (Note E)                                                 $      650,684   $       902,456
    Current portion of long-term debt (Note F)                                     29,184            69,729
    Accounts payable and accrued liabilities                                    1,356,748         1,033,463
    Drilling advances (Note J)                                                       --           1,335,124
                                                                           --------------   ---------------
       Total current liabilities                                                2,036,616         3,340,772
LONG-TERM DEBT - less current portion (Note F)                                    137,595           154,794

                                      F-2

STOCKHOLDERS' EQUITY (Notes G, H, I and K)
    Class A convertible preferred stock (no par value;
       5% cumulative; 216,945 shares authorized;
       207,700 shares issued and outstanding at $10 per
       share stated value)                                                           --           2,049,307
    Class B convertible preferred stock (no par value;
       no dividend preference; 450,000 shares authorized;
       242,300 shares issued and outstanding at $10 per share
       stated value)                                                                 --           2,196,853
    Common stock (no stated value, 10,000,000 shares
       authorized; 3,768,241 and 1,100,000 shares issued
       and outstanding at December 31, 1997, and 1996,
       respectively)                                                           15,448,073             1,200
Accumulated deficit                                                            (1,501,584)       (1,074,554)
                                                                           --------------   ---------------
       Total stockholders' equity                                              13,946,489         3,172,806
                                                                           --------------   ---------------
       Total liabilities and stockholders' equity                          $   16,120,700   $     6,668,372
                                                                           ==============   ===============



See Notes to Financial Statements.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                   CONSOLIDATED STATEMENT OF OPERATIONS
                                                                                     DECEMBER 31,
                                                                           --------------------------------
                                                                                 1997             1996
                                                                           ---------------   --------------
REVENUE
    Net turnkey revenue                                                    $      475,936   $       882,237
    Oil and gas sales                                                             798,956           289,188
    Management fees (Note J)                                                      264,590           213,666
    Other revenue (Note M)                                                        693,188            56,737
                                                                           --------------   ---------------
         Total revenue                                                          2,232,670         1,441,828

OPERATING EXPENSES
    Production costs                                                              274,571           171,336
    Exploration costs                                                              76,810           242,130
    Depreciation, depletion and amortization                                      557,167           374,711
    Interest                                                                      105,735           207,038
    General and administrative                                                  1,816,163         1,279,739
                                                                           --------------   ---------------
          Total operating expenses                                              2,830,446         2,274,954
                                                                           --------------   ---------------

NET (LOSS) FROM OPERATIONS                                                       (597,776)         (833,126)

OTHER INCOME (EXPENSE)
    Program subsidies (Note J)                                                    (80,384)         (197,892)
    Stock issuance expense                                                           --             (83,080)
    Gain on sale of assets                                                          4,785            54,096
    Equity in income of related partnerships (Note B)                             123,794            37,531
                                                                           --------------   ---------------
       Total other income (expense)                                                48,195          (189,345)
                                                                           --------------   ---------------

NET (LOSS) BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                                            (549,581)       (1,022,471)

INCOME TAX BENEFIT (Note D)                                                       182,300           417,000
                                                                           --------------   ---------------
NET (LOSS) BEFORE EXTRAORDINARY ITEM                                             (367,281)         (605,471)

EXTRAORDINARY ITEM - loss on early extinguishment of
   debt, net of income tax benefit of $51,000 (Note G)                                 --           (78,920)
                                                                           --------------   ---------------

                                      F-4

NET (LOSS)                                                                 $     (367,281)  $      (684,391)
                                                                           ==============   ===============

NET LOSS PER SHARE AVAILABLE TO COMMON                                     $        (0.14)  $         (0.60)


EXTRAORDINARY ITEM PER SHARE                                                           --             (0.07)
                                                                           --------------   ---------------
NET LOSS PER SHARE TO COMMON STOCKHOLDERS                                  $        (0.14)  $         (0.67)
                                                                           ==============   ===============

See Notes to Financial Statements.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                  PREFERRED STOCK             COMMON STOCK
                                              -----------------------    ---------------------
                                                                                                      ACCUMULATED
                                               SHARES        AMOUNT        SHARES       AMOUNT          DEFICIT          TOTAL
                                               ------       ---------    ----------     ------        -----------        -----
BALANCE-January 1, 1996                          --      $      --           1,200    $     1,200     $  (366,163)    $  (364,963)

Recapitalization of common stock (Note H)        --             --         548,800          --               --              --

Issuance of preferred stock A (Note G)        207,700      2,049,307          --            --               --         2,049,307

Issuance of preferred stock B (Note G)        242,300      2,196,853          --            --               --         2,196,853

Distribution of shareholders in excess of
  capital                                        --             --            --            --            (24,000)        (24,000)

Two-for-one stock split (Note H)                 --             --         550,000          --               --              --

Net loss for the year ended December 31,
  1996                                           --             --             --           --           (684,391)       (684,391)
                                            ---------    -----------    ----------    -----------     -----------     -----------
BALANCE - December 31, 1996                   450,000      4,246,160     1,100,000          1,200      (1,074,554)      3,172,806

Issuance of common stock (Note H)                --             --       1,755,761     11,178,273             --       11,178,273

Conversion of preferred stock A and B to
  common stock                               (450,000)    (4,246,160)      900,000      4,246,160             --              --

Exercise of pre-IPO warrants                     --             --          12,480         22,440             --           22,440

Dividends on preferred stock A                   --             --             --            --           (59,749)        (59,749)

Net loss for the year ended December 31,
  1997                                           --             --             --            --          (367,281)       (367,281)
                                            ---------    -----------     ---------    -----------     -----------     -----------
BALANCE - December 31, 1997                      --      $        --     3,768,241    $15,448,073     $(1,501,584)    $13,946,489
                                            =========    ===========     =========    ===========     ===========     ===========



See Notes to Financial Statements.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                                 1997               1996
                                                                           ---------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                                  $    (367,281)   $     (684,391)
Adjustments to reconcile net (loss) to net cash from
  operating activities:
     Depreciation, depletion and amortization expense                             557,167           374,711
     Dryholes and abandonments of previously capitalized oil
        and gas properties                                                          2,865           125,854
     Loss on early extinguishment of debt                                            --             129,920
     (Gain) on sale of assets                                                      (4,785)          (54,096)
     Equity in (income) losses of related partnerships                           (123,794)          (37,531)
     (Increase) in deferred taxes                                                (182,300)         (468,000)
     (Increase) decrease in assets:
            Accounts receivable and due from partnerships                        (456,070)          460,026
            Other current assets                                                  (25,603)           (3,902)
            Other assets                                                          (91,787)             --
     Increase (decrease) in liabilities:
            Accounts payable and accrued liabilities                              323,286           340,660
            Drilling advances                                                  (1,335,124)       (1,079,996)
                                                                            -------------    --------------

              Net cash used in operating activities                            (1,703,426)         (896,745)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of proven properties                                                  (4,129,663)         (170,000)
Proceeds from sale of other property and equipment                                 10,054            38,000
Purchase of wells and related equipment                                        (2,513,051)             --
Purchase of other property and equipment                                         (251,244)         (892,165)
Distributions from affiliated partnerships                                         92,426            23,934
Contributions to affiliated partnerships                                         (318,100)         (125,898)
Purchase of oil and gas leases                                                     (7,806)          (46,246)
                                                                           --------------    --------------

               Net cash used in investing activities                           (7,117,384)       (1,172,375)




See Notes to Financial Statements.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                    CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                                                                                 YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                                 1997             1996
                                                                            --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net proceeds from issuance of common stock                            $    11,466,661             --
     Net proceeds from short-term debt                                                --    $       265,683
     Net proceeds from issuance of preferred stock                                    --          2,169,160
     Proceeds from issuance of long-term debt                                      129,874          140,145
     Payment of dividends on preferred stock                                       (59,749)            --
     Net (increase) decrease in prepaid offering costs                             (75,336)        (261,783)
     Payments on long-term debt                                                   (439,391)        (270,695)
     Payments of loan issue costs                                                      --           (28,301)
                                                                           ---------------    -------------

              Net cash provided by financing activities                         11,022,059        2,014,209
                                                                           ---------------    -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             2,201,249          (54,911)

CASH AND CASH EQUIVALENTS--Beginning of year                                        51,067          105,978
                                                                           ---------------   --------------

CASH AND CASH EQUIVALENTS--End of year                                     $     2,252,316  $        51,067
                                                                           ===============  ===============
SUPPLEMENTAL DISCLOSURE
     Cash paid for interest during the year                                $       120,017  $       192,994
                                                                           ===============  ===============
     Cash paid for income taxes during the year                            $         6,500  $          --
                                                                           ===============  ===============
NONCASH ACTIVITIES
     Assets distributed to shareholders                                    $         --     $        24,000
                                                                           ===============  ===============
     Debt converted to preferred stock (Note G)                            $         --     $     2,077,000
                                                                           ===============  ===============
     Conversion of preferred to common stock (Note G)                      $     4,246,160             --
                                                                           ===============  ===============




See Notes to Financial Statements.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS - Energy Search, Incorporated and Subsidiary (the Company) consists of Energy Search, Inc. (ESI), and Equity Financial Corporation (EFC), a wholly owned subsidiary acquired May 1, 1997.

     ESI is engaged in the exploration, development, production and marketing of oil and natural gas in the Appalachian Basin area including southeastern Ohio and southern West Virginia. ESI's revenue is primarily derived from the drilling of oil and gas wells on a contract basis, the sale of natural gas and crude oil from wells in which it has working interest, the transmission of natural gas through a pipeline and gathering system owned by an affiliated partnership in which ESI has an ownership interest, the management and operation of oil and gas wells, and the formation and management of oil and gas partnerships (Affiliated Drilling Partnerships).

     In 1997, ESI transitioned from being primarily a driller-operator for syndicated Affiliated Drilling Partnerships to an energy company developing reserves for its own account. The shift of its primary operational focus was financed from public funds raised through an initial public offering (Note L) and funds raised through a private placement. While the Company anticipates the continued sponsoring of Affiliated Drilling Partnerships on a limited basis, management's primary focus will be the development of its own reserves and acquisition of primarily proved undeveloped properties for exploitation.

     EFC is engaged in the operations of providing investment advice and brokering and dealing in stocks, bonds, and other securities in the east Tennessee region. EFC uses a clearing broker on a fully disclosed basis to execute trades.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of ESI and its wholly owned subsidiary, EFC, since the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

     ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OIL AND GAS PROPERTIES - ESI uses the successful efforts method of accounting for oil and gas producing activities. Acquisition costs for proved and unproved properties are capitalized when incurred. Costs of unproved properties are transferred to proved properties when proved reserves are discovered. Exploration costs, including geological and geophysical costs and costs of carrying and retaining unproved properties, are charged to expense as incurred.

     Exploratory drilling costs are capitalized initially; however, if it is determined that an exploratory well does not contain proved reserves, such capitalized costs are charged to expense, as dry hole costs, at that time.

     Prior to 1997, wells were drilled with capital raised primarily through limited partnerships. Under the terms of the partnership and drilling contracts, ESI does not capitalize intangible drilling costs since these costs are the responsibility of the contracting parties. ESI does capitalize all tangible drilling costs when incurred, since they retain ownership of the well equipment. For 1997 and future years, all intangible and tangible drilling costs for successful development wells drilled with the Company's capital will be capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface are generally expensed.

     Oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at time of impairment. Proved properties represent purchased working interests in producing oil and gas wells, costs to acquire oil and gas leases and intangible well development costs. Oil and gas properties are depreciated and depleted by the units-of-production method using estimates of proven reserves. Because of inherent uncertainties in estimating proven reserves, estimates of depletion and depreciation could change significantly.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     OTHER PROPERTY AND EQUIPMENT - Other property and equipment are recorded at cost. Major additions and improvements are capitalized, while repairs, replacements and maintenance that do not improve or extend the life of the respective assets are expensed. Depreciation is computed under the double-declining balance method over the estimated useful lives.

     INVESTMENTS IN RELATED PARTNERSHIPS - Investments in related partnerships are accounted for by the equity method. ESI, as the managing general partner of the oil and gas partnerships, makes initial capital contributions to the partnerships in accordance with provisions in the respective placement memorandum governing the activities of the particular partnership. Income or losses are allocated to the investments according to ESI's ownership interest in the partnerships, and distributions or withdrawals are deducted from the investments (see Note B for additional partnership information).

     TURNKEY DRILLING REVENUE - ESI enters into contracts with the affiliated oil and gas partnerships to drill oil and gas wells under turnkey agreements. Under the terms of the contracts, ESI provides all tangible well equipment and receives working interests in the completed wells. The partnerships pay all intangible drilling costs and receive working interests in the wells. The partnerships advance funds to ESI in order to finance the drilling activity. ESI initially defers the full amount of the drilling advances and recognizes drilling revenue as the wells are completed. Drilling expenses are netted against turnkey drilling revenue and were $2,209,872 and $2,046,458 in 1997 and 1996, respectively.

     INCOME TAXES - The Company accounts for income taxes following the liability method. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns. Deferred tax liabilities or assets are recognized for the estimated future tax effect of temporary differences between book and tax accounting and operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - A summary of the methods and significant assumptions used to estimate the fair value of financial instruments is as follows:

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     - SHORT-TERM FINANCIAL INSTRUMENTS - The fair value of short-term financial instruments, including cash, trade accounts receivable and trade accounts payable, approximate their carrying amounts in the financial statements due to the short maturity of such instruments.

     - NOTES PAYABLE AND LONG-TERM DEBT - Based on interest rates currently available to the Company for debt instruments with similar terms and remaining maturities, the fair values of notes payable and long-term debt approximate their carrying amounts in the financial statements.

     STOCK OPTIONS AND WARRANTS - The Company has stock option and stock warrant plans (Note K). Options and warrants granted to employees are accounted for using the intrinsic value method, under which compensation expense is recorded at the amount by which the market price of the underlying stock at the grant date exceeds the exercise price of an option.

     EARNINGS PER SHARE - Earnings (loss) per share of common and common equivalent stock are computed by dividing net income
     (loss) less any preferred stock dividend by the weighted average common shares outstanding and are retroactively adjusted for stock splits. The convertible preferred stock is considered to be the equivalent of common stock from the time of its issuance in 1996; however, conversion was not assumed due to the net losses for 1997 and 1996. Stock options and warrants more fully described in Notes I and K that could potentially dilute basic EPS in the future were not included in the computation of EPS, since doing so would have been antidilutive.

     CASH EQUIVALENTS - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     NEW ACCOUNTING STANDARDS - In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," each of which will require expanded disclosures effective for 1998. The Company does not expect the application of these statements to have a material effect on its financial position, liquidity or the results of operations.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECLASSIFICATIONS - Certain reclassifications have been made to 1996 amounts to conform to 1997 presentations.

NOTE B - AFFILIATED OIL AND GAS PARTNERSHIP

     Since 1989, ESI has sponsored the formation of partnerships for the purpose of conducting oil and gas exploration, development, and production activities on certain oil and gas properties.
     Such partnerships include the Natural Gas/Tax Credit 1989 L.P., the Natural Gas/Tax Credit 1990 L.P., the Natural Gas/Tax Credit 1991 L.P., the Natural Gas/Tax Credit 1992 L.P., the Natural Gas/Tax Credit 1992-A L.P., the Natural Gas 1993 L.P., the Energy Search Natural Gas 1993-A L.P., the Energy Search Natural Gas
     1994 L.P., the Energy Search Natural Gas 1994-A L.P., the Energy Search Natural Gas 1995 L.P., the Energy Search Natural Gas 1995-A L.P., the Energy Search Natural Gas 1996 L.P., the Energy
     Search Natural Gas 1996-A L.P., the Energy Search Natural Gas
     1997 L.P. and the Energy Search Natural Gas 1997-A L.P. ESI serves as managing general partner of these partnerships and, as such, has full and exclusive discretion in the management and control of the partnerships. The turnkey drilling and operating agreements that ESI enters into with the partnerships provide that the partnerships pay for the intangible drilling costs of the wells at an agreed-upon price per well. ESI provides all tangible equipment required in the drilling, equipping, completing and operating of the properties. Revenue from the partnership oil and gas properties is allocated based on the working interest ownership percentage of the properties. ESI's interests in the limited partnerships range from .5 percent to 9 percent.

     In 1993, ESI sponsored the formation of the ESI Pipeline Operating L.P. (the Operating Partnership), which purchased a portion of ESI's gas pipeline and gathering system. ESI contributed its remaining interest in the pipeline system to the new partnership in exchange for an ownership interest in the Operating Partnership. ESI has advanced funds to the Operating Partnership for each extension of the pipeline. ESI has no legal obligation to continue to advance funds in the future. ESI provided a guaranteed 10 percent return to pipeline investors through 1997. Operations of the pipeline have been sufficient to fund the preferential return through 1997. After preferential returns, all cash is used to repay advances used to fund pipeline extensions.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE B - AFFILIATED OIL AND GAS PARTNERSHIP (CONTINUED)

     Also, in 1993, ESI sponsored the formation of the ESI Natural Gas Pipeline Income L.P. (the Pipeline Partnership). The Pipeline Partnership made a capital contribution to the Operating Partnership to finance the initial purchase of ESI's pipeline system. In turn, the Pipeline Partnership received an ownership interest in the Operating Partnership. ESI serves as managing general partner for both of these partnerships and, as such, has full and exclusive discretion in the management of and control of the partnerships. The Operating Partnership earns revenue by charging gas wells a transportation fee based on the volume of gas moved through the pipeline system. Substantially all of these gas wells are operated by ESI. As of December 31, 1997 and 1996, the Pipeline Partnership owned approximately 57 percent of the Operating Partnership, with ESI owning the remaining 43 percent.

     Total assets and equity of the related partnerships in the aggregate were approximately $5,813,197 and $5,772,464, respectively, at December 31, 1997, and $6,382,000 and $5,808,000, respectively, at December 31, 1996.

     Revenue and net income for ESI's share of such items of the following equity investees for the years ended December 31, 1997, and 1996, are given below. In the case of each equity investee, the net income (loss) from continuing operations equals the net income (loss).

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996

NOTE B - AFFILIATED OIL AND GAS PARTNERSHIP (CONTINUED)
                                                     REVENUE                     NET INCOME (LOSS) FROM
                                         -------------------------------         CONTINUING OPERATIONS
                                                                             -----------------------------
           EQUITY INVESTEE                    1997              1996              1997            1996
------------------------------------     -------------      ------------     --------------  -------------
Energy Search Natural Gas
   Pipeline Income, L.P.                  $       75         $        5       $        (79)  $     (3,169)

ESI Pipeline Operating L.P.                  117,357            178,282             86,290         37,460

Energy Search Natural Gas
   1993 L.P.                                   4,572              8,452              4,375            821

Energy Search Natural Gas
   1993-A L.P.                                 8,931             14,315              8,541          5,506

Energy Search Natural Gas
   1994 L.P.                                  10,684             11,607             10,387          4,604

Energy Search Natural Gas
   1994-A L.P.                                   656                567                617         (2,056)

Energy Search Natural Gas
   1995 L.P.                                   6,921              6,914              6,642         (1,408)

Energy Search Natural Gas
   1995-A L.P.                                 6,454              2,879              6,287         (4,684)

Energy Search Natural Gas
   1996 L.P.                                     536               --                  510        (32,193)

Energy Search Natural Gas
   1996-A L.P.                                   123               --                  105         (6,400)

Energy Search Natural Gas
   1997 L.P.                                     118               --                  117            --

Energy Search Natural Gas
   1997-A L.P.                                  --                 --                 --              --

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996


NOTE C - PROPERTY AND EQUIPMENT


     The principal categories of property and equipment are as follows:

                                                                                              DEPRECIABLE
                                                                 1997            1996          LIFE-YEARS
                                                           ---------------  --------------  ---------------
Machinery and equipment                                     $  108,851       $   39,942               5
Office furniture, equipment and software                       212,860          143,785               5
Airplane                                                       165,932          146,932            7-31
Vehicles                                                       218,645          112,784               5
                                                            ----------       ----------
         Total cost                                            706,288          443,443

Less accumulated depreciation                                  343,108          248,775
                                                            ----------       ----------
         Net carrying amount                                $  363,180       $  194,668
                                                            ==========       ==========



     Depreciation expense totaled $74,750 and $66,445 for the years ended December 31, 1997, and 1996, respectively.

NOTE D - INCOME TAXES

     ESI and its subsidiary file a consolidated federal income tax return. The following is a summary of the provisions for income taxes for years ended December 31:

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996

NOTE D - INCOME TAXES (CONTINUED)
                                                                                1997             1996
                                                                           --------------   --------------

Deferred benefit                                                           $      182,300   $      468,000
Amount allocated to extraordinary item                                                --           (51,000)
                                                                           --------------   --------------
         Income tax benefit                                                $      182,300   $      417,000
                                                                           ==============   ==============

     The following is a reconciliation of the statutory federal income tax rate to the Company's effective tax rate:

Company's effective tax rate:
                                                                                 1997            1996
                                                                            --------------   ------------
Income tax at federal statutory rate                                              34.0%          34.0%
State income tax, net of federal benefit                                           6.0%           6.0%
Other                                                                             (6.8)%         (0.5)%
                                                                                 -----           ----
         Actual effective tax rate                                                33.2%          39.5%
                                                                                 =====           ====




     The significant components of ESI's deferred tax assets and liabilities are as follows:

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996

NOTE D - INCOME TAXES (CONTINUED)
                                                                                 1997             1996
                                                                            --------------   --------------
Deferred tax assets:
    Allowance for uncollectible accounts                                   $       59,000   $      55,000
    Accounting for equity investments                                             177,000         198,000
    Federal net operating loss                                                  2,213,800         657,000
    State net operating loss                                                      125,800         102,000
    Other                                                                             --            6,000
                                                                           --------------   -------------
       Total deferred tax asset                                                 2,575,600       1,018,000

Valuation allowance for deferred tax assets                                          --              --

Deferred tax liabilities:
    Depreciation and pooling of capital                                           784,200         550,000
    Intangible drilling costs                                                   1,126,000            --
    Other                                                                          15,000            --
                                                                           --------------   -------------
       Total deferred tax liabilities                                           1,925,200         550,000
                                                                           --------------   -------------
       Net deferred tax asset                                              $      650,400   $     468,000
                                                                           ==============   =============

     At December 31, 1997, the Company had federal and state operating loss carryforwards of approximately $6,500,000 and $2,100,000 respectively, that expire in the years 2005 to 2017. These carryforwards are available to offset future taxable income.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996

NOTE E - NOTES PAYABLE

                                                                                 1997              1996
                                                                            --------------  ---------------
Notes payable to shareholders, unsecured, due on
    demand, annual interest-only payments at 10%                           $         --      $     251,773

Line-of-credit at bank, collateralized by lien on oil
    and gas property, interest payable at prime plus
    1.75%                                                                         650,684          650,683
                                                                           --------------    -------------
       Total                                                               $      650,684    $     902,456
                                                                           ==============    =============




     The Company has a $920,000 line-of-credit. The initial borrowing base is reduced by $20,000 per month. It has various loan covenants including requirements on its tangible net worth, debt to tangible net worth, limits on partnership subsidies, restrictions on payment of dividends and general and administrative costs.

     The following is a summary of certain information regarding ESI's short-term borrowings for years ended December 31:

                                                                                 1997              1996
                                                                            --------------  --------------

Balance at end of year                                                     $      650,684   $     902,456

Weighted average interest rate at end of year                                       10.00%           9.80%

Average amount outstanding during the year                                 $      776,570   $     769,614

Maximum amount outstanding at any month end
    during the year                                                        $      902,456   $     902,456

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                 DECEMBER 31, 1997 AND 1996


NOTE F - LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                                 1997              1996
                                                                            --------------   --------------
Note payable to bank, collateralized by equipment,
    interest only payable at a rate of 8.5% through
    March 17, 1997, monthly installments of $2,863,
    including interest of 8.5% commencing April 17,
    1997, paid in 1997                                                     $         --     $     140,145

Note payable to bank, collateralized by equipment,
    payable in monthly installments of $3,600, including
    interest at prime plus .50%, which was 9% at
    December 31, 1997, through October 15, 2002                                   166,779          84,378
                                                                           --------------   -------------
    Total                                                                         166,779         224,523

       Less current portion                                                        29,184          69,729
                                                                           --------------   -------------
       Total long-term debt                                                $      137,595   $     154,794
                                                                           ==============   =============


     Principal maturities of long-term debt at December 31, 1997 are as follows:

                                 1998                                   $    29,184
                                 1999                                        31,962
                                 2000                                        34,976
                                 2001                                        38,332
                                 2002                                        32,325
                                                                        -----------
                                     Total                              $   166,779
                                                                        ===========

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996


NOTE G - PREFERRED STOCK

     During 1996, ESI issued 207,700 shares of Class A convertible preferred stock with a $10 stated value in exchange for and to retire the outstanding principal on its variable rate subordinated debentures. Of the $2,169,500 debentures payable outstanding at December 31, 1995, a total of $2,077,000 was converted to Class A convertible preferred stock, with the remaining $92,500 in debentures being retired with cash. The write-off of the deferred loan costs of $129,920 related to the debentures has been reflected as a loss on early extinguishment of the debt. In addition, ESI issued 242,300 shares of Class B convertible preferred stock with a $10 stated value during this period. Issue costs of $27,693 and $226,147 related to the Class A and Class B preferred stock, respectively, were netted against the respective preferred stock accounts.

     Both the Class A and B preferred stock was redeemable by the Company, at the option of the holder, at $10 per share or, if not redeemed, was automatically convertible on a share-by-share basis into common stock upon the occurrence of certain events. Such events included the undertaking of a registration and initial public offering of any of ESI's common stock. The preferred stock was converted to common stock in 1997 in conjunction with the successful initial public offering of ESI's common stock.
     The number of shares issued at conversion was doubled as a result of the two-for-one stock split (Note H).

NOTE H - COMMON STOCK

     RECAPITALIZATION OF COMMON STOCK - On July 1, 1996, ESI's shareholders' surrendered 1,200 shares of common stock outstanding in exchange for 550,000 shares of no par common stock for no additional consideration. In January 1997, immediately prior to completion of the initial public offering, a two-for-one stock split was completed which doubled the number of outstanding shares of common stock to 1,100,000. These changes were retroactively reported in the 1996 financial statements.

     INITIAL PUBLIC OFFERING - In January 1997, the Company registered its stock in a public offering of 1,000,000 common shares and raised $6,551,765 net of underwriter fees, professional fees, and various other costs associated with this stock offering of $1,498,509.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE H - COMMON STOCK (CONTINUED)

     REGULATION D OFFERING - On October 27, 1997, the Company completed a private offering of 749,961 shares of common stock and raised $4,671,582, net of underwriter fees, professional fees, and various other costs associated with this stock offering of $578,145.

     OTHER - In addition to the plans described in Notes I and K, the Company issued 2,500 warrants to each of the two outside directors during 1997. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.50 and the warrants expire January 30, 2002.

NOTE I -  STOCK OPTION AND WARRANT PLANS

     The Company has established a stock option plan effective January 1, 1997, for officers, directors other than outside directors, employees, and advisors of the Company. A total of 300,000 shares of common stock have been authorized and reserved for issuance under this plan. The Company has also established an outside directors stock option plan, effective January 1, 1997.
     A total of 50,000 shares of common stock have been authorized and reserved for issuance under this plan. The exercise price of each option granted under both stock option plans may not be less than the fair market value of the common stock on the day of the grant of the option, and no option may be exercisable more than 10 years after the date of the grant. No options have been issued under either of these plans as of December 31, 1997.

     SERIES A WARRANTS - As part of ESI's public offering, the Board of Directors issued 1,000,000 Series A warrants included in units that consist of one share of common stock and one Series A warrant. The Board issued additional Series A warrants consisting of 100,000 units pursuant to the Underwriters' over-allotment option, and 100,000 "representative's" warrants pursuant to Underwriters' compensation. An equivalent number of shares of common stock has been authorized and reserved for issuance upon exercise of such Series A warrants.

     Each Series A warrant entitles the holder to purchase one share of common stock at an exercise price of $9.60 per unit exercisable at any time after February 28, 1998, until January 30, 2002. The Series A warrants could not be traded separately

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE I -  STOCK OPTION AND WARRANT PLANS (CONTINUED)

     until July 24, 1997. The warrants are subject to redemption by the Company at a price of $.05 per Series A warrant on 30 days written notice at any time after July 24, 1998, provided that the closing sale price per share for the common stock has equaled or exceeded 200 percent of the offering price per unit for 20 consecutive trading days within the 30-day period immediately preceding such notice.

     REGULATION D WARRANTS - As part of ESI's private offering of common stock that took place in October 1997, 74,996 warrants were issued to unaffiliated parties pursuant to the Placement Agent Agreement. The warrants entitle each holder to purchase one share of common stock and are exercisable at $7 per share at any time up to October 27, 2002. The number, type of security and the exercise price is subject to adjustment upon occurrence of certain events including consolidation, merger, subdivision or combination of shares and issuance of stock dividends. None of these warrants have been exercised at December 31, 1997.

NOTE J  -  RELATED PARTY TRANSACTIONS

     Because of the nature of ESI's business, a significant number of transactions are with related parties.

     During 1997 and 1996, ESI received drilling advances from two affiliated oil and gas partnerships in the amount of $1,156,800 and $2,037,750, respectively. Included in accounts receivable at December 31, 1997 and 1996 is $426,800 and $456,000, respectively, due from affiliated partnerships.

     In its role as operator of the oil and gas wells owned by various related partnerships, ESI charges a monthly wellhead and administrative fee of between $100 and $300 for each producing well. These fees totaled $239,433 and $158,666 for 1997 and 1996, respectively. In its role as general partner of the partnership, which owns the gas pipeline and gathering system, ESI charges the partnership a management fee of $5,000 per month. These fees totaled $60,000 and $55,000 for 1997 and 1996, respectively.

     Equity Financial Corporation (EFC), a wholly owned subsidiary acquired in 1997, acts as placement agent for ESI programs. ESI

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE J - RELATED PARTY TRANSACTIONS (CONTINUED)

     paid EFC $136,950 and $183,150 in 1997 and 1996, respectively, for costs associated with program placement. The balance owed EFC was $77,800 and $84,900 as of December 31, 1997 and 1996,
     respectively. In 1996, ESI paid EFC $83,080 in sales commissions for conversion of subordinated debentures to preferred stock.
     ESI paid EFC $0 and $28,000 in 1997 and 1996, respectively, for rent and management fees under a monthly shared service arrangement. Intercompany balances between ESI and EFC relating to 1997 have been eliminated through consolidation.

     The Company, in its discretion and given the business environment existing at the time, chose not to collect certain amounts due from partnerships and also paid certain expenses due to others on behalf of partnerships. ESI is under no legal or contractual obligation to continue this activity, and there is no expectation that it will continue in future years.

     The following is a summary for the years ended December 31, 1997 and 1996 of expenses paid on behalf of the partnerships and advances forgiven:

                                                                                 1997            1996
                                                                           ---------------  -------------

Expenses paid on behalf of partnership                                     $       80,834   $     197,852
                                                                           ==============   =============
Advances forgiven                                                          $       11,728   $      57,996
                                                                           ==============   =============


     ESI has the contractual right to charge partnership administrative fees and production operating fees in excess of the aggregate amounts charged to the partnerships during 1997 and 1996.

NOTE  K - EMPLOYEE BENEFIT AND STOCK-BASED COMPENSATION PLANS

     The Company sponsors a simplified employee pension plan (SEP) for qualifying employees. Employee contributions to individual

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE K - EMPLOYEE BENEFIT AND STOCK-BASED COMPENSATION PLANS
(CONTINUED)

     retirement plans may not exceed the greater of 15 percent of employee earnings or $22,500 per year per employee. The Company contributed $25,370 and $15,726 to the SEP during 1997 and 1996, respectively.

     The Company has a fixed employee stock-based compensation plan under which the Company has granted warrants for 55,650 shares of restricted common stock. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The warrants expire January 30, 2002 and vest immediately upon grant.

     The Company also has a fixed executive officer stock-based compensation plan under which executive officers have been granted warrants for the purchase of up to 450,000 shares of restricted common stock. The exercise price of each option is $8.00 per share, which equaled the market price of the Company's stock on the date of grant. The term of the warrants is five years starting in 1997 and the warrants vest at 30,000 shares per officer per year.

     The Company applies intrinsic value accounting to its fixed stock-based compensation plans. Accordingly, no compensation cost has been recognized for the fixed plans in 1997 or 1996.
     Had compensation cost been determined using the fair value method, net loss would have been $(476,563) and $(705,511) for 1997 and 1996, respectively, and earnings per share would have been $(.18) and $(.63) for 1997 and 1996, respectively. The fair value of the warrants was determined using the Black-Scholes model with application of an additional 30% discount due to the fact that the shares are restricted. The following assumptions were made in estimating the fair value: risk-free interest rate-6%, expected expiration of the warrants-January 30, 2002, expected price volatility-20% and dividend yield-0%.

     The following is a summary of the status of the fixed stock-based compensation plans during 1997.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996
NOTE  K - EMPLOYEE BENEFIT AND STOCK-BASED COMPENSATION PLANS
(CONTINUED)

                                                                              NUMBER OF
                                                                            SHARES (AFTER      WEIGHTED
                                                                             TWO FOR ONE        AVERAGE
                                                                              STOCK SPLIT)  EXERCISE PRICE
                                                                             -------------- --------------
Outstanding at January 1, 1996                                                       --     $        --

Granted                                                                            27,950            3.57
                                                                           --------------   -------------
Outstanding - December 31, 1996                                                    27,950            3.57

Granted                                                                           505,650            7.84

Expired                                                                           (15,470)          10.00

Exercised                                                                         (12,480)           3.59
                                                                           --------------   -------------
Outstanding - December 31, 1997                                                   505,650   $        7.84
                                                                           ==============   =============
Exercisable at December 31, 1997                                                  145,650   $        7.43
                                                                           ==============   =============
Weighted average per share fair value of
    options granted during 1997                                            $         1.29
                                                                           ==============

     The following is a summary of the status of the fixed options outstanding at December 31, 1997.

             OUTSTANDING OPTIONS                                           EXERCISABLE OPTIONS
------------------------------------------------             ---------------------------------------------
                                      WEIGHTED                                                   WEIGHTED
                                      AVERAGE                                                    AVERAGE
                                     REMAINING                                                  REMAINING
    EXERCISE                         CONTRACTUAL               EXERCISE                        CONTRACTUAL
     PRICE            NUMBER           LIFE                      PRICE           NUMBER            LIFE
     -----            ------           ----                     -----           ------            ----
    $6.50             55,650             5                      $6.50            55,650             5
    $8.00            450,000             5                      $8.00            90,000             5

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                            DECEMBER 31, 1997 AND 1996

NOTE L - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

     As general partner in various affiliated oil and gas partnerships, the Company is subject to contingencies that may arise in the normal course of business of these partnerships. Management is of the opinion that liabilities, if any, related to such contingencies that may arise would not be material to the financial statements.

     CONCENTRATIONS OF CREDIT RISK - The Company extends credit to affiliated partnerships in the normal course of business. Within this industry, certain concentrations of credit risk exist. ESI, in its role as operator of co-owned properties, assumes responsibility for payment to vendors for goods and services related to joint operations and extends credit to these partnerships as co-owners of these properties.

     This concentration of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. However, management believes that its accounts receivable are well diversified, thereby reducing potential risk to the Company.

     GEOGRAPHIC CONCENTRATION - The Company plans to increase its oil and gas reserves by continued developmental drilling in southeastern Ohio in the area serviced by its gas gathering system, its Dupont Field and its Beaver Coal Company Lease in Wood and Raleigh Counties, West Virginia, respectively. The Company may also undertake activities elsewhere in the Appalachian Basin and the mid-continent region of the United States. It plans to drill an increasing number of wells for its own account, while at the same time continuing to drill wells with future affiliated drilling partnerships to be syndicated on a private placement basis.

NOTE M - BUSINESS SEGMENTS

     The Company's operations are classified into two principal industry segments. Oil and gas operations and brokerage services. The oil and gas operations are conducted entirely through ESI which is the primary industry segment. The brokerage services are conducted exclusively through EFC.
     See Note A for a description of the operations and accounting

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                     DECEMBER 31, 1997 AND 1996

NOTE M - BUSINESS SEGMENTS (CONTINUED)

     policies of each Company. ESI acquired EFC during 1997 and, therefore, prior to 1997 the Company operated only in the oil and gas industry. The following is a summary of segment information for 1997.

                                    OIL & GAS         BROKERAGE     CONSOLIDATIONS
             1997                   OPERATIONS        SERVICES      & ELIMINATIONS      CONSOLIDATED
--------------------------------    ----------        --------      --------------      ------------
Net revenues to
   unaffiliated customers         $   1,736,539     $   500,131    $          --       $     2,236,670
Intersegment revenues                      --            92,400            (92,400)               --
                                  -------------     -----------    ---------------     ---------------
       Total net revenue              1,736,539         592,531            (92,400)          2,236,670
                                  -------------     -----------    ---------------     ---------------
Operating income (loss)                (678,044)        185,390           (105,122)           (597,776)
Other income                            175,285            --             (127,090)             48,195
                                  -------------     -----------    ---------------     ---------------
Net income (loss) before
     income taxes                 $    (502,759)    $   185,390    $      (232,212)    $      (549,581)
                                  =============     ===========    ===============     ===============
Identifiable assets               $  16,181,777     $   276,984    $      (338,061)    $    16,120,700
                                  =============     ===========    ===============     ===============
Capital expenditures              $   6,901,159     $       605    $          --       $     6,901,764
                                  =============     ===========    ===============      ==============
Depreciation, depletion
     and amortization             $     543,749     $     4,696    $         8,722     $       557,167
                                  =============     ===========    ===============     ===============

To the Stockholders of
Energy Search, Incorporated and Subsidiary


We have audited the financial statements of Energy Search, Incorporated and Subsidiary for the years ended December 31, 1997 and 1996. The accompanying schedules of Costs Incurred in Oil and Gas Producing Activities and Estimates of Natural Gas and Oil Reserves on pages 26 through 29 are not a required part of the basic financial statements of Energy Search, Incorporated, but constitute additional supplementary information required by the Financial Accounting Standards Board. We have applied certain limited procedures, which consisted principally of inquiries of management regarding the methods of measurement and presentation of the supplementary information. However, we did not audit the information and express no opinion on it.



/s/ Plante & Moran, LLP

Grand Rapids, Michigan
February, 20, 1998

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                              SUPPLEMENTARY INFORMATION (UNAUDITED)


COST INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

The following costs are comprised of both capitalized and expensed costs included in the balance sheet and income statement:

                                                                           YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------
                                                                        1997                     1996
                                                                  ---------------          ----------------
Property acquisition costs                                        $      1,535,173         $        72,640
                                                                  ================         ===============
Exploration costs                                                 $         84,616         $       288,376
                                                                  ================         ===============
Developments costs                                                $      5,683,356         $     1,066,814
                                                                  ================         ===============


ESTIMATES OF NATURAL GAS AND OIL RESERVES

The following estimates of proven developed natural gas and oil reserve quantities and related standardized measure of discounted net cash flow are estimates prepared by an independent petroleum engineer on behalf of the Company's engineer as of December 31, 1997 and 1996. They do not purport to reflect realizable values or fair market values of ESI's reserves. ESI emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties.
Accordingly, these estimates are expected to change as future information becomes available.

Proven reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proven developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                              SUPPLEMENTARY INFORMATION (UNAUDITED)


ESTIMATES OF NATURAL GAS AND OIL RESERVES (CONTINUED)

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas to the estimated future production of proven oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proven reserves, less estimated future severance tax expenses and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

                                                                        OIL (BBL)               GAS (MCF)
                                                                    ---------------         -----------------
Proven, developed and undeveloped reserves:

    January 1, 1996                                                         22,340               3,564,527
       Revisions and other changes                                          (2,568)               (431,499)
       Extensions and discoveries                                             --                13,471,501
       Purchases of reserves                                                (2,079)               (829,969)
       Production                                                             (957)                (82,260)
                                                                   ---------------         ---------------
    December 31, 1996                                                       16,736              15,692,300
       Revisions and other changes                                         (12,583)             (1,608,121)
       Extensions and discoveries                                            --                  4,649,023
       Purchases and sales of reserves                                      20,600              12,099,800
       Production                                                           (1,129)               (223,025)
                                                                   ---------------         ---------------
    December 31, 1997                                                       23,624              30,609,977
                                                                   ===============         ===============
Proven developed reserves:
    December 31, 1996                                                       16,725               1,148,764
    December 31, 1997                                                       23,624              11,192,017

Equity interest in proven reserves:
    December 31, 1996                                                        1,612                 145,585
    December 31, 1997                                                          268                 138,228

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                                      SUPPLEMENTARY INFORMATION (UNAUDITED)


ESTIMATES OF NATURAL GAS AND OIL RESERVES (CONTINUED)

                                                                                    DECEMBER 31,
                                                                        -----------------------------------
                                                                             1997                 1996
                                                                        --------------      ---------------
STANDARDIZED MEASURE OF DISCOUNTED FUTURE PRETAX
     NET CASH FLOWS
            Future cash inflows                                         $     105,929,500  $     53,269,424
            Future production costs                                           (18,076,980)       (6,876,455)
            Future development costs                                          (16,710,350)      (10,069,585)
                                                                        -----------------  ----------------
            Future pretax net cash flows                                       71,142,170        36,323,384
            10% annual discount for estimated timing
               of cash flows                                                  (38,780,970)      (14,996,587)
                                                                        -----------------  ----------------
            Standardized measure of discounted future
               pretax net cash flows relating to proven
               oil and gas reserves                                     $      32,361,200  $     21,326,797
                                                                        =================  ================
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
     CASH FLOWS
            Future cash inflows                                         $     105,929,500  $     53,269,424
            Future production costs                                           (18,076,980)       (6,876,455)
            Future development costs                                          (16,710,350)      (10,069,585)
            Future income taxes                                               (22,149,426)      (10,747,719)
                                                                        -----------------  ----------------
            Future net cash flows                                              48,992,744        25,575,665
            10% annual discount for estimated timing
               of cash flows                                                  (24,897,377)      (10,402,907)
                                                                        -----------------  ----------------
            Standardized measure of discounted future
               net cash flows relating to proven oil
               and gas reserves                                         $      24,095,367  $     15,172,758
                                                                        =================  ================
ESI's share of equity method investors' standardized
     measure of discounted future cash flows                            $         181,570  $        215,995
                                                                        =================  ================

ENERGY SEARCH, INCORPORATED AND SUBSIDIARY

                       SUPPLEMENTARY INFORMATION (UNAUDITED)


ESTIMATES OF NATURAL GAS AND OIL RESERVES (CONTINUED)

The following reconciles the change in the standardized measure of discounted future net cash flows for the year ended December 31,

                                                                                 1997             1996
                                                                            -------------  -----------------
Beginning of year                                                         $    15,172,758    $    2,720,651
Sales of oil and gas produced, net of
     production costs                                                            (524,385)         (117,852)
Extensions, discoveries, and improved recovery -
     Less related costs                                                         4,853,796        23,352,526
Revisions of previous quantity estimates                                         (394,343)         (271,797)
Changes in prices                                                               1,231,832         1,372,168
Net change from purchases and sales of
     minerals in place                                                         10,716,000          (632,667)
Net change in income taxes                                                    (11,258,007)      (10,279,719)
Accretion of discount                                                          (1,517,276)         (272,065)
Other                                                                           5,814,992          (698,487)
                                                                          ---------------    --------------
End of year                                                               $    24,095,367    $   15,172,758
                                                                          ===============    ==============

                                         ENERGY SEARCH, INCORPORATED
                                               BALANCE SHEETS
                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                       1998              1997<F*>
                                                                    -----------        -----------
                                                                    (Unaudited)        (Unaudited)
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                       $   171,767        $ 2,252,316
    Accounts receivable                                                 897,052            976,065
    Other current assets                                                 88,816             91,670
                                                                    -----------        -----------

    Total current assets                                              1,157,635          3,320,051

OIL AND GAS PROPERTIES
    Proven properties                                                12,549,502          4,546,833
    Unproven properties                                                 203,701            193,965
    Wells and related equipment                                      10,821,782          8,100,764
    Less accumulated depreciation, depletion and
      amortization                                                   (3,740,081)        (3,140,678)
                                                                    -----------        -----------

    Net oil and gas properties                                       19,834,904          9,700,884

OTHER ASSETS
    Other property and equipment, net                                   304,892            363,180
    Investments in and advances to related partnerships               1,736,378          1,863,095
    Deferred tax asset                                                  660,100            650,400
    Other assets                                                        224,878            223,090
                                                                    -----------        -----------

    Total other assets                                                2,926,248          3,099,765

    Total assets                                                    $23,918,787        $16,120,700
                                                                    ===========        ===========

<F*>Condensed from audited financial statements

                                        ENERGY SEARCH, INCORPORATED
                                        BALANCE SHEETS (CONTINUED)
                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                       1998              1997<F*>
                                                                    -----------        -----------
                                                                    (Unaudited)        (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

    Current portion of long-term debt                                    31,245             29,184
    Accounts payable and accrued expenses                             1,122,624          1,356,748
                                                                    -----------        -----------

    Total current liabilities                                         1,153,869          1,385,932

LONG-TERM DEBT, less current portion                                  6,856,674            788,279

SHAREHOLDERS' EQUITY

Common stock (no par value, 25,000,000 shares
authorized; 4,005,308 and 3,768,241 shares issued
and outstanding as of September 30, 1998 and
December 31, 1997, respectively)                                     17,231,343         15,448,073

Preferred stock (no par value, 5,000,000 shares
authorized; 36,000 shares of 9% Redeemable
Convertible issued and outstanding at $7.50 per
share initial issue price)                                              201,255                 --

Retained earnings (deficit)                                          (1,524,354)        (1,501,584)
                                                                    -----------        -----------

    Total shareholders' equity                                       15,908,244         13,946,489
                                                                    -----------        -----------

        Total liabilities and shareholders' equity                  $23,918,787        $16,120,700
                                                                    ===========        ===========

<F*>Condensed from audited financial statements

See notes to financial statements

                                         ENERGY SEARCH INCORPORATED
                                     STATEMENTS OF OPERATION (UNAUDITED)
                                                                   FOR THE NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                     1998               1997
                                                                  ----------         ----------
                                                                 (Unaudited)        (Unaudited)
REVENUE
    Net turnkey revenue                                           $   77,241         $  670,892
    Oil & gas revenue                                              1,969,650            335,454
    Management fees                                                  118,366            210,708
    Other revenue                                                    528,918            264,110
                                                                  ----------         ----------

    Total revenue                                                  2,694,175          1,481,164

OPERATING EXPENSES
    Production expenses                                              514,756            175,064
    Exploration expenses                                             147,107             74,535
    Depreciation, depletion and amortization                         769,077            400,187
    Interest                                                         221,175             63,045
    General and administrative                                     1,013,610          1,234,597
                                                                  ----------         ----------

    Total operating expenses                                       2,665,725          1,947,428

NET INCOME (LOSS) FROM OPERATIONS                                     28,450           (466,264)

OTHER INCOME (EXPENSE)
    Program reimbursement                                           (146,034)           (35,395)
    Equity in income of related partnerships                          85,114             92,844
    Gain on sale of assets                                                --              4,177
                                                                  ----------         ----------

    Total other income (expense)                                     (60,920)            61,626

NET INCOME (LOSS) BEFORE INCOME TAX                                  (32,470)          (404,638)

INCOME TAX BENEFIT                                                     9,700            121,000
                                                                  ----------         ----------
NET (LOSS)                                                        $  (22,770)        $ (283,638)

    Earnings (loss) per common and common
    equivalent share                                                   (0.01)             (0.12)


                                     F-36

    Earnings (loss) per common share - assuming full
    dilution                                                           (0.01)             (0.12)

See notes to financial statements

                                         ENERGY SEARCH, INCORPORATED
                               STATEMENTS OF OPERATION (UNAUDITED) (CONTINUED)
                                                                    FOR THE THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     1998                1997
                                                                  ----------          ----------
                                                                 (Unaudited)         (Unaudited)
REVENUE
    Net turnkey revenue                                           $   35,762          $ (14,386)
    Oil & gas revenue                                                749,029            195,890
    Management fees                                                   13,963             53,532
    Other revenue                                                    154,757            124,220
                                                                  ----------          ----------

    Total net revenue                                                953,511            359,256

OPERATING EXPENSES
    Production expenses                                              195,455             53,923
    Exploration expenses                                              53,468             30,781
    Depreciation, depletion and amortization                         314,992            142,754
    Interest                                                         147,583             20,519
    General and administrative                                       161,949            296,486
                                                                  ----------          ----------

    Total operating expenses                                         873,447            544,463

NET INCOME (LOSS) FROM OPERATIONS                                     80,064           (185,207)
OTHER INCOME (EXPENSE)
    Program reimbursement                                            (51,508)           (11,722)
    Equity in income of related partnerships                          38,124             30,948
    Gain on sale of assets                                                --              1,214
                                                                  ----------          ----------

    Total other income (expense)                                     (13,384)            20,440

NET INCOME (LOSS) BEFORE INCOME TAX                                   66,680           (164,767)

INCOME TAX BENEFIT (EXPENSE)                                         (18,700)            49,100
                                                                  ----------          ----------

NET INCOME (LOSS)                                                 $   47,980          $(115,667)

    Earnings (loss) per common and common
    equivalent share                                                    0.01              (0.06)


                                     F-38

    Earnings (loss) per common share - assuming
    full dilution                                                       0.01              (0.06)

See notes to financial statements

                                         ENERGY SEARCH, INCORPORATED
                                     STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                          1998              1997
                                                                       -----------       -----------
                                                                       (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                      $   (22,770)      $  (283,638)
Adjustments to reconcile net income (loss) to net
  cash used in operating activities:
Depreciation, depletion and amortization expense                           769,077           400,187
Dry holes and abandonments of previously capitalized oil                                       2,865
          and gas properties:
(Gain) on sale of assets                                                        --            (4,177)
Equity in (income) losses of related partnerships                          (85,114)          (92,844)
(Increase) decrease in deferred tax asset                                   (9,700)         (121,000)
(Increase) decrease in assets
        Accounts receivable and due from partnerships                      212,963           319,794
        Other current assets                                                 2,854           (17,235)
        Other assets                                                       (29,726)          250,786
Increase (decrease) in liabilities
        Accounts payable and accrued liabilities                          (234,124)         (264,923)
        Drilling advances                                                       --        (1,335,124)
                                                                       -----------       -----------

              Net cash provided (used) in operating
                activities                                                 603,460        (1,145,309)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of proven properties                                           (6,189,460)       (2,392,152)
Proceeds from sale of other property and equipment                              --            10,048
Purchase of wells and other related equipment                           (2,721,018)       (1,153,815)
Purchase of other property and equipment                                   (30,951)         (114,073)
Distributions from affiliated partnerships                                  58,894            72,521
Contributions to affiliated partnerships                                   (33,510)         (237,215)
                                                                       -----------       -----------
              Net cash used in investing activities                     (8,916,045)       (3,814,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross proceeds from issuance of common stock                                    --         8,000,000
Gross proceeds from issuance of preferred stock                            270,000
Proceeds from long-term debt                                             6,092,093                --

                                         ENERGY SEARCH, INCORPORATED
                               STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)
                                                                             NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                          1998              1997
                                                                       -----------       -----------
                                                                       (Unaudited)       (Unaudited)
Payments of stock issuance costs-common stock                              (39,675)       (1,448,235)
Payments of stock issuance costs-preferred stock                           (68,745)
Payment of dividends on preferred stock                                         --           (59,749)
Payments on long-term debt                                                 (21,637)         (300,995)
                                                                       -----------       -----------
        Net cash provided in financing activities                        6,232,036         6,191,021

NET (DECREASE) INCREASE IN CASH AND CASH
         EQUIVALENTS                                                    (2,080,549)        1,231,026

CASH AND CASH EQUIVALENTS - Beginning of period                          2,252,316            51,067
                                                                       -----------       -----------

CASH AND CASH EQUIVALENTS - End of period                              $   171,767       $ 1,282,093
                                                                       ===========       ===========

Supplemental Schedule of Non-cash Investing
And Financing Activities

Purchase of proven properties from issuance                            $ 1,822,945       $        --
of common stock                                                        ===========       ===========


See notes to financial statements

                        ENERGY SEARCH, INCORPORATED
                 NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

BASIS OF PRESENTATION

     The condensed Balance Sheets as of September 30, 1998 and December 31, 1997, the Statements of Operations for the three and nine-month period ended September 30, 1998 and September 30, 1997, and the Statements of Condensed Cash Flows for the nine month periods ended September 30, 1998 and September 30, 1997 have been prepared by the Company.

     In the opinion of management all adjustments (which include reclassifications and normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 1998 and for all periods presented, have been made. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year.

     Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the 1997 audited financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 1997.

EARNINGS PER SHARE

     Earnings (loss) per share of common and common equivalent stock are based on the weighted average common shares outstanding and are retroactively adjusted for stock splits.